Filed Pursuant to Rule 424(b)(5)
Registration No. 333-234779

PROSPECTUS SUPPLEMENT

(To Prospectus Dated November 25, 2019)

5,920,492 American Depositary Shares

Qutoutiao Inc.

Representing 1,480,123 Class A Ordinary Shares

This prospectus supplement relates to the resale from time to time by the shareholder identified in the “Selling Shareholder” section in this prospectus supplement, or the selling shareholder, of up to 5,920,492 American depositary shares, or the ADSs, representing 1,480,123 Class A ordinary shares of Qutoutiao Inc., US$0.0001 par value per share. Every four ADSs represent one Class A ordinary share, US$0.0001 par value per share. We will not receive any of the proceeds from the sale of securities by the selling shareholder.

ADSs representing our Class A ordinary shares are listed on the NASDAQ Global Select Market under the symbol “QTT.” On January 21, 2020, the last reported sale price of the ADSs on the NASDAQ Global Select Market was US$4.27 per ADS.

Investing in the ADSs involves risks. See “Risk Factors” beginning on page S-18 of this prospectus supplement and those included in the accompanying prospectus and the documents incorporated by reference herein and therein to read about factors you should consider before buying the ADSs.

The selling shareholder may sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. See “Plan of Distribution” for a more complete description of the ways in which the securities may be sold.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated January 22, 2020

PROSPECTUS SUPPLEMENT

PROSPECTUS

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, included in the registration statement on Form F-3 (No. 333-234779) which gives more general information, some of which may not be applicable to this offering.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus provided in connection with this offering. We have not, and the selling shareholder has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or any other offering materials, or any sale of the ADSs. Our business, financial condition, results of operations and prospects may have changed since those dates. We are not, and the selling shareholder is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on behalf of us or the selling shareholder to subscribe for and purchase, any of the ADSs and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

It is important for you to read and consider all the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus in making your investment decision.

In this prospectus supplement and the accompanying prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“installed users” refers to the aggregate number of unique mobile devices that have downloaded and launched our relevant mobile application at least once;

•	“ADSs” refers to American depositary shares, with every four ADSs representing one Class A ordinary share, and “ADRs” refers to American depositary receipts that evidence ADSs;

•	“CAGR” refers to compound annual growth rate;

•	“CPC” refers to cost-per-click as basis for charging our advertising services;

•	“CPM” refers to cost-per-thousand-impressions as basis for charging our advertising services;

•

“China” or “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus and any prospectus supplement, Taiwan and the special administrative regions of Hong Kong and Macau;

•	“Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.0001 per share;

•	“Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.0001 per share;

•

“DAUs” refers to the number of unique mobile devices that accessed our relevant mobile application on a given day. “Combined average DAUs” for a particular period is the average of the DAUs for all of our mobile applications on each day during that period;

•

“MAUs” refers to the number of unique mobile devices that accessed our relevant mobile application in a given month. “Combined average MAUs” for a particular period is the average of the MAUs for all of our mobile applications in each month during that period;

•	“ordinary shares” refers to our Class A ordinary shares and Class B ordinary shares;

•	“registered users” refers to users that have registered accounts on our relevant mobile application;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“lower-tier cities” refers to cities in China that are not tier-1 and tier-2 cities;

•

“tier-1 and tier-2 cities” refers to (1) tier-1 cities in China, which are Beijing, Shanghai, Guangzhou and Shenzhen and (2) tier-2 cities in China, which are Hangzhou, Nanjing, Jinan, Chongqing, Qingdao, Dalian, Ningbo, Xiamen, Tianjin, Chengdu, Wuhan, Harbin, Shenyang, Xi’an, Changchun, Changsha, Fuzhou, Zhengzhou, Shijiazhuang, Suzhou, Foshan, Dongguan, Wuxi, Yantai, Taiyuan, Hefei, Kunming, Nanchang, Nanning, Tangshan, Wenzhou and Zibo;

•	“US$,” “U.S. dollars,” “$” and “dollars” refer to the legal currency of the United States; and

•	“we,” “us,” “our company,” “our” or “Qutoutiao” refers to Qutoutiao Inc., its consolidated variable interest entities and their respective subsidiaries, as the context requires.

All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Unless specifically indicated otherwise or unless the context otherwise requires, all references to our ordinary shares exclude (1) ordinary shares issuable upon the exercise of outstanding options with respect to our ordinary shares under our share incentive plan and (2) assumes, to the extent applicable, that the underwriters will not exercise their over-allotment option to purchase additional ADSs. Immediately after the offering, the number of issued and outstanding Class A ordinary shares will remain the same, and the number of outstanding ADSs will increase as the selling shareholder will offer ADSs representing Class A ordinary shares for resale in the offering.

This prospectus supplement contains translations between Renminbi and U.S. dollars solely for the convenience of the reader. The translations from Renminbi to U.S. dollars and from U.S. dollars to Renminbi in this prospectus supplement were made at a rate of RMB6.865 to US$1.00, the noon buying rate on June 28, 2019, except for (1) the financial data related to the year of 2018 for which the exchange rate is RMB6.8755 to US$1.00, the noon buying rate on December 31, 2018 and (2) the financial data related to the third quarter of 2019 for which the exchange rate is RMB7.1477 to US$1.00, the noon buying rate on September 30, 2019, all of which are set forth in the H.10 statistical release of the Federal Reserve Board. We make no representation that the Renminbi or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Renminbi, as the case may be, at any particular rate or at all.

Unless the context indicates otherwise, all share and per share data in this prospectus have given effect to a share split in September 2017 in which each one of the previously issued ordinary shares was split into 10,000 ordinary shares.

PROSPECTUS SUPPLEMENT SUMMARY

This prospectus supplement summary highlights selected information included elsewhere in or incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all the information that you should consider before making an investment decision. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section included elsewhere in this prospectus supplement and the financial statements and related notes and other information incorporated by reference, before making an investment decision.

Our Business

We operate innovative and fast-growing mobile content platforms in China with a mission to bring fun and value to our users. Our eponymous flagship mobile application, Qutoutiao, meaning “fun headlines” in Chinese, applies artificial intelligence-based algorithms to deliver customized feeds of articles and short videos to users based on their unique profiles, interests and behaviors. Qutoutiao has attracted a large group of loyal users, many of whom are from lower-tier cities in China. They enjoy Qutoutiao’s fun and entertainment-oriented content as well as its social-based user loyalty program. Launched in May 2018, Midu Novels is a pioneer in offering free literature supported by advertising and has grown rapidly to become a leading player in the online literature industry. Our mobile applications have rapidly gained popularity since launch, reaching combined average MAUs of approximately 133.9 million, combined average DAUs of approximately 42.1 million and average daily time spent per DAU of approximately 61.3 minutes in the three months ended September 30, 2019.

We believe we represent a new generation of technology-driven content platforms. Historically, users were accustomed to consuming content passively as the media dictate content curation with little or no personalization. However, as the volume and the diversity of content available on the Internet grow exponentially, users demand content personalization which is only achievable through technology. We believe our technology brings relevant information and entertainment to users, stimulates their desire to read, and ultimately improves the knowledge exchange in society.

Since our inception, we have strategically targeted users from lower-tier cities in China because of the enormous opportunities in this underserved market. We believe that mobile users in lower-tier cities tend to have a slower pace of life and spend more time on the Internet given limited offline entertainment venues. Moreover, they often enjoy rapidly growing disposable income and lower financial pressures due to lower housing prices. These factors have given rise to a significant need for mobile entertainment content while also creating high monetization potential. Users from lower-tier cities tend to have different interests and preferences in comparison to users from tier-1 and tier-2 cities. Qutoutiao’s light entertainment-oriented and easily digestible content is designed to resonate with such users and provides us with a significant advantage to capture this underserved market.

Our rapid growth since the launch of Qutoutiao is in large part due to our innovative user account system and gamified user loyalty program. We believe we are a pioneer in the mobile content industry in operating such a loyalty program. Registered users can earn loyalty points by referring new users to register on Qutoutiao, by consuming content or by engaging in activities on Qutoutiao. Although loyalty points only translate into trivial monetary amounts, we believe they foster users’ loyalty and emotional connection to Qutoutiao as compared to other platforms. The loyalty program creates a strong viral effect, which we believe enables us to enjoy lower user acquisition cost compared to acquiring users through other means. The gamified loyalty point system not only helps us keep users more engaged and enhance user stickiness, but also enables us to track users’ long-term behaviors and optimize content recommendation, as almost all of our DAUs are logged-on users.

Covering a broad range of topics, Qutoutiao is focused on humor, stories and other light entertainment content that delight and inspire. Our content is generally sourced from professional media under licensing arrangements or uploaded by approximately 1,000,000 freelancers registered on our platform. We also introduced a separate mobile application, Midu Novels, in May 2018 which offers users free literature. In addition, we plan to diversify our content offerings into casual games, live streaming, animations and comics, creating a comprehensive light entertainment content ecosystem.

Our Midu Novels mobile application features an innovative free-to-read model that targets a much wider user base who are keen to read literature online but have a low willingness to pay, and therefore have been pushed away by the paid-only model of the traditional online literature industry. We are able to offer our users a comprehensive selection of literature covering a wide range of genres for free as we primarily monetize through advertising. Our artificial intelligence-powered content recommendation engine, coupled with our strong data analytics capabilities, also enables us to make personalized literature recommendation to our users.

We currently generate revenues primarily by providing advertising and marketing services. We launched our new integrated and customized marketing solution services to our customers in 2019 to enhance our monetization ability. We plan to explore additional monetization opportunities as we grow our user base and introduce additional content formats, such as casual games and live streaming.

Our net revenues have increased rapidly from RMB58.0 million in 2016 to RMB517.1 million in 2017, and further to RMB3,022.1 million (US$439.6 million) in 2018. Our net revenues also increased significantly from RMB717.8 million in the six months ended June 30, 2018 to RMB2,504.8 million (US$364.9 million) in the six months ended June 30, 2019. As we focused on growing our user base and enhancing our services, we have incurred net losses attributable to Qutoutiao Inc. of RMB10.9 million in 2016, RMB94.8 million in 2017, RMB1,942.6 million (US$282.5 million) in 2018, and RMB514.4 million and RMB1,249.3 million (US$182.0 million) in the six months ended June 30, 2018 and 2019, respectively. Non-GAAP net losses attributable to Qutoutiao Inc., which represented net losses attributable to Qutoutiao Inc. before share-based compensation expenses, were RMB10.5 million in 2016, RMB91.4 million in 2017, RMB990.9 million (US$144.1 million) in 2018, and RMB329.1 million and RMB1,113.7 million (US$162.2 million) in the six months ended June 30, 2018 and 2019, respectively. We recognized share-based compensation expenses of RMB0.4 million, RMB3.4 million and RMB951.6 million (US$138.4 million) in 2016, 2017 and 2018, and of RMB185.4 million and RMB135.6 million (US$19.7 million) in the six months ended June 30, 2018 and 2019, respectively. See “Item 3—Key Information” and “Item 5—Operating and Financial Review and Prospects” included in our annual report for the year ended December 31, 2018 on Form 20-F, or the 2018 Annual Report, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the current report on Form 6-K furnished with the U.S. Securities and Exchange Commission, or the SEC on November 19, 2019, as amended on January 22, 2020, or the 2019 Unaudited Interim Report, both of which are incorporated by reference herein and therein for discussion on Non-GAAP measures and its reconciliation of the non-GAAP financial measure for such periods.

Our Strengths

We believe our success to date is largely attributable to the following key competitive strengths.

Innovative and Fast-growing Mobile Content Platforms

We operate innovative and fast-growing mobile content platforms that intelligently deliver personalized light entertainment content to users in China. As of September 30, 2019, our mobile applications had approximately 670.7 million total installed users. Combined average MAUs for our mobile applications reached approximately 133.9 million in the three months ended September 30, 2019. Combined average DAUs for our mobile applications reached approximately 42.1 million in the three months ended September 30, 2019.

Since our inception, we have strategically targeted users from lower-tier cities in China. We believe that the number of mobile Internet users in lower-tier cities has grown and is expected to continue to grow at a faster rate than those in tier-1 and tier-2 cities in China. By leveraging our market leadership and our platforms’ light entertainment-oriented and easily digestible content, we believe that we are uniquely positioned to capture such opportunity in this enormous yet underserved market.

Social-based User Loyalty Programs Promoting Effective User Acquisition

We believe we are a pioneer in the mobile content industry in applying gamified user loyalty programs. Similar programs have proved to be very successful in other industries in enhancing user loyalties, such as in the airline, hospitality and credit card industries in China and around the world. We incentivize our users to voluntarily invite their families and friends to become our registered users by providing both existing and new registered users with loyalty points. Such word-of-mouth referral approach creates a strong viral effect, which we believe enables us to enjoy lower user acquisition cost compared to acquiring users through other means.

We believe as a first mover, we have established highly sophisticated programs refined through extensive experience that are difficult to successfully replicate. Our programs strike a careful balance between effective user acquisition and deterring users who are registering and making referrals solely for the purpose of earning loyalty points. Such programs also serve to encourage users to better engage with our mobile applications after they have registered. We believe our user acquisition approach has enabled, and will continue to enable, us to effectively and efficiently strengthen our market presence and attract users.

Powerful Account System Driving High User Engagement

We enjoy high user engagement, as demonstrated by average daily time spent per DAU of approximately 61.3 minutes for our mobile applications in the three months ended September 30, 2019, in part due to our user account system and gamified user experience. Users can earn loyalty points for viewing and sharing content, posting comments, as well as by engaging in various other activities, such as encouraging inactive users in their social circle to re-engage with Qutoutiao. We also create fun tasks such as daily missions to further enhance user engagement. Since loyalty points can only be earned while logged on, we enjoy high logged-on rate among our users as almost all of our DAUs are logged-on users as compared to other mobile content feed platforms where many users are not registered or not logged on. This gives us the ability to track users’ long-term behaviors overtime and across different devices, as well as users’ profiles and social data, based on which we can improve content recommendation and introduce new features and services effectively.

Our user account system also results in users becoming accustomed to spending cash credits in their accounts to purchase merchandise on our online marketplace, as well as linking their mobile payment accounts with Qutoutiao account. We believe such users are more inclined to supplement their spending on our platform with additional funds, creating enhanced monetization opportunities for content and other products and services we aim to provide in the future.

Differentiated and Extensive Content Offerings

We primarily focus on providing light entertainment content that best resonates with our target users, who live in lower-tier cities in China. We provide content that covers topics such as entertainment, humor, anecdotes, relationships, family, health, food and pets to capture the interests of our users. Such approach contrasts with many other content platforms in China that design their content for users from tier-1 and tier-2 cities and focus on current affairs such as politics and economics.

Our content is generally sourced from professional media under licensing arrangements or uploaded by approximately 1,000,000 freelancers registered on our platform. This enables us to provide an extensive and comprehensive range of content, including long-tail content appealing to various niche interests of users, further spurring user engagement. Increased user engagement serves to further drive content providers to become even more active in uploading content, as well as to attract more content providers, creating a virtuous cycle.

Intelligent Content Delivery Supported by Artificial Intelligence and Data Capabilities

Our strong data analytics capabilities underpinned by a robust technology infrastructure have enabled us to effectively and efficiently discover and deliver content to users. Through the collection of extensive user data on their profiles, behaviors and social relationships, we can draw a highly pertinent interest and social graph for each user. Based on our deep understanding of users’ interests, we are able to continuously refine content feeds in real time to deliver content that is most likely of interest to each user, thereby increasing user stickiness. In the three months ended September 30, 2019, the average daily time spent per DAU for our mobile applications was approximately 61.3 minutes. Our content recommendation engine is designed to understand users’ interests and recommend content to advance such interests or for users to discover latent interests rather than to have recommendations converging into a repetitive and static set of content with the same topics similar users have already viewed. As our user base grows, increasingly larger volume of data will further augment the accuracy and capability of our content recommendation engine.

Innovative Free-to-Read Model of Midu Novels

We launched our mobile literature application, Midu Novels, in May 2018, which features an innovative free-to-read model that seeks to challenge the paid-only model in the traditional online literature industry. The traditional paid-only model has limited addressable market as it only captures hardcore literature fans who are more particular about author and title selection. In contrast, our free-to-read model targets a much wider user base who have strong demand for mobile literature but are less willing to pay. Utilizing our programmatic advertising system, we are able to offer our users free literature as we primarily monetize through advertising without compromising the overall enjoyment of our users. Our artificial intelligence-powered content recommendation engine, coupled with our strong data analytics capabilities, also enables us to make personalized literature recommendation to our users.

Visionary and Experienced Management Team with Track Record of Success

Our visionary and experienced management team has been essential in driving the growth of our business. Our chairman and chief executive officer, Mr. Eric Siliang Tan, is the foundational pillar of our company and has delivered strong business results leveraging his over 20 years of Internet industry experience. Other members of our senior management team are also instrumental in growing our business with their proven track record in their areas of expertise. The majority of the senior management team have worked together previously, further securing the stability of our organization and the consistency of our vision.

Our Strategies

Our long-term vision is to create a leading global online content ecosystem. To achieve this vision, we plan to pursue the following growth strategies.

Expand Our User Base

We believe that the entertainment needs of users from lower-tier cities in China represent enormous yet underserved opportunities. These users represent the largest yet underpenetrated mobile Internet user base in China with rapidly growing disposable income and a high propensity to spend on entertainment. As such, we will continue to enhance our gamified referral-based viral user acquisition strategy focusing on users from lower-tier cities to grow our user base. Furthermore, we will adopt additional channels to acquire users and promote brand awareness, including through offline channels, and develop other measures to complement existing user acquisition efforts to penetrate additional market segments.

Enrich Our Content Offerings

We plan to build a comprehensive light entertainment ecosystem in China to fulfill users’ diversified entertainment needs. We aim to increase our content provider base, refine our content provider incentive system and optimize our content distribution algorithm. We will continue to improve the breadth and quality of short videos on our platform given their increasing popularity among our users. We will also enrich our content offerings by diversifying into literature, casual games, live streaming, animations and comics to further enhance user experience and engagement.

Strengthen Social Features and Promote User Generated Content

Social relationships of users have underpinned the rapid growth of our business and will continue to be critical going forward. Through our user loyalty programs that encourage registered users to refer their friends and families to use our mobile applications, we can access extensive information on the social relationships of our registered users. We believe this will serve as an invaluable foundation as to the additional social features and functions that we intent to introduce on our platforms. For example, we plan to enhance content recommendation based on pages viewed by friends on the platforms. We also plan to enhance the commenting and discussion features on our platforms. Such efforts will enable us to further engage our users and create stronger social bonding and communications among them. Furthermore, we believe increased social feature will make it easier to drive user generated content. At the same time, we aim to encourage our users to generate more short videos. This will serve not only as a supplementary content source to further increase content richness, but will also serve to enhance user interactions and stickiness.

Invest in Technology and Innovation

Based on big data analysis of our extensive user information, including users’ social relationships, we will further enhance our content recommendation engine. We will also optimize our advertising and marketing solutions by improving our real-time predictive click-through rate model and offering superior user targeting. In addition, we will focus on enhancing our content management and delivery capabilities through increased adoption of artificial intelligence-based technology and greater level of automation to achieve higher operational efficiency and scalability.

Enhance Monetization Capabilities

We currently generate most of our revenues from advertising and marketing. We intend to enhance our advertising and marketing solutions by strengthening the performance of our proprietary programmatic advertising system. We believe our strategic move to reduce the utilization of third-party advertising platforms and focus on expanding our advertising customer base and advertising agents directly will further boost our advertising and marketing revenues.

We plan to capture additional monetization opportunities by introducing new content formats. These opportunities include paid content such as literature, casual games, animation and comics, as well as content-driven e-commerce and live streaming products. In addition, we intend to increase the number of our paying users by raising their awareness of our paid content and other products and services.

Selectively Pursue Acquisition and Investment Opportunities

We plan to strengthen our platform around our light entertainment theme through selective strategic acquisitions and investments in the future. Such potential opportunities include those involving content, technology and other strategic resources to complement our platform that will provide users with an even greater entertainment experience. Moreover, we will leverage our large user base and the ecosystem surrounding our platform to develop other complementary initiatives and mobile applications to foster our business expansion and enhance our competitiveness.

Our Challenges

Our business and successful execution of our strategies are subject to certain challenges, risks and uncertainties including:

•	our limited operating history;

•	our ability to acquire users, retain existing users and maintain high user engagement;

•	our incurrence of net losses and negative cash flows from operating activities in the past, and our ability to achieve or sustain profitability;

•	our ability to increase the strength of our brand;

•	attractiveness of our mobile applications to users, including any new content formats and other products and services that we may introduce in the future;

•	our ability to compete effectively in the industry we operate;

•	our ability to continue to monetize, including through our advertising and marketing solutions and other products and services that we will introduce in the future; and

•	our ability to retain content providers to contribute content to our platforms.

In addition, we face risks and uncertainties related to our corporate structure and regulatory environment in China, including:

•	regulatory risks related to the mobile content industry in China;

•	Chinese government’s restrictions on the distribution of content that it believes is noncompliant;

•	risks associated with our control over our consolidated variable interest entities, or consolidated VIEs, in China, which is based on contractual arrangements rather than equity ownership; and

•	changes in the political and economic policies of the PRC government.

We also face other risks and uncertainties that may materially affect our business, financial condition, results of operations and prospects. You should consider the risks discussed in “Risk Factors” included elsewhere in this prospectus summary and the accompanying prospectus and documents incorporated by reference herein and therein before investing in the ADSs.

Recent Developments

Selected Unaudited Financial Data for the Three Months Ended September 30, 2019

The financial data sets forth below is our selected unaudited financial data for the three months ended September 30, 2019 and 2018. The unaudited financial data for the three months ended September 30, 2019 and 2018 included in this prospectus supplement has been prepared by, and is the sole responsibility of our management. We cannot assure you that our results for the three months ended September 30, 2019 will be indicative of our financial results for the full year ended December 31, 2019 or for future periods. See “Item 5—Operating and Financial Review and Prospects” included in the 2018 Annual Report and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included as exhibit 99.1 to the 2019

Unaudited Interim Report and the current report on Form 6-K furnished with the SEC on December 4, 2019, or the 2019 Third Quarter Results Report, all of which are incorporated by reference herein and therein, and “Risk Factors” included elsewhere in this prospectus supplement for information regarding trends and other factors that may affect our results of operations.

Our net revenues were RMB1,406.9 million (US$196.8 million) in the three months ended September 30, 2019, compared to net revenues of RMB977.3 million in the three months ended September 30, 2018. Our net loss was RMB888.4 million (US$124.3 million) in the three months ended September 30, 2019, compared to net loss of RMB1,033.4 million in the three months ended September 30, 2018. Our non-GAAP net loss was RMB833.1 million (US$116.6 million) in the three months ended September 30, 2019, compared to non-GAAP net loss of RMB298.4 million in the three months ended September 30, 2018.

The table below sets forth a reconciliation of the GAAP and non-GAAP financial measures for the periods indicated:

	For the three months ended
	September 30, 2018	September 30, 2019
	RMB	RMB	US$
	(unaudited, in million)
Net loss attributable to Qutoutiao Inc.	(1,031)	(888)	(124)
Add: Share-based compensation expenses
Cost of revenue	2	1	0
General and administrative	718	7	1
Sales and marketing	3	12	2
Research and development	12	36	5
Non-GAAP net loss attributable to Qutoutiao Inc.	(296)	(833)	(117)

See the 2019 Third Quarter Results Report, which is incorporated by reference in this prospectus supplement for details of the unaudited financial data for the three months ended September 30, 2019 and 2018, the non-GAAP financial measures and the relevant reconciliation.

Business and Other Developments

On July 16, 2019, we began to undergo product upgrades and temporarily suspended content updates and certain commercial activities on Midu Novels in compliance with regulatory requirements, and have subsequently resumed its regular content updates and commercial activities since October 16, 2019.

On August 22, 2019, Shanghai Jifen Culture Communications Co., Ltd., or Shanghai Jifen, one of our consolidated entities, obtained an Internet News License from the Cyberspace Administration of China.

On September 24, 2019, our subsidiary, Fun Literature Limited, completed a series B financing of US$100 million, which was led by CMC Capital and followed by our company. CMC Capital subscribed 8,794,703 series B preferred shares at a price of US$5.69 per share for a total cash consideration of US$50 million.

On September 27, 2019, we issued an aggregate of 1,480,123 Class A ordinary shares to Haitong International Investment Solutions Limited pursuant to various agreements entered into between us, Shanghai Dongfang Newspaper Co., Ltd. and its subsidiaries, or collectively, The Paper, and certain other parties. Upon the completion of this issuance, The Paper is deemed to beneficially own approximately 2.0% of our total enlarged issued and outstanding share capital and has the right to designate one director to our board of directors.

The Paper will also carry out the performance for a fee of certain strategic cooperation agreements with Shanghai Jifen, one of our consolidated entities, for an agreed-upon period of time. In addition, Shanghai Jifen has issued equity interests representing 1% of its enlarged share capital to The Paper. We believe Shanghai Quyun, our wholly-owned PRC subsidiary, still controls and is the primary beneficiary of Shanghai Jifen as it continues to have a controlling financial interest in Shanghai Jifen pursuant to ASC 810-10-25-38A after the issuance of such 1% equity interests.

Effective May 28, 2019, our board of directors approved a share repurchase program to repurchase in the open market up to US$50 million worth of our outstanding ADSs from time to time over the next 12 months, subject to certain conditions. As of December 31, 2019, 4,665,700 ADSs, representing 1,166,425 ordinary shares, were repurchased for a total consideration of US$20.7 million.

Corporate Information

Our principal executive offices are located at 11/F, Block 3, XingChuang Technology Center, Shen Jiang Road 5005, Pudong New Area, Shanghai, 200120, People’s Republic of China. Our telephone number at this address is +86-21-6858-3790. Our registered office in the Cayman Islands is located at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, N.Y. 10016, United States.

Investors should contact us for any inquiries through the address and telephone number of our principal executive offices. Our website is www.qutoutiao.net. The information contained on our website is not a part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

ADSs offered by the selling shareholder	Up to 5,920,492 ADSs.

ADSs outstanding immediately after the offering	105,350,004 ADSs assuming all the ADSs offered hereby will be sold.

Ordinary shares outstanding immediately after the offering	39,645,820 Class A ordinary shares and 32,937,193 Class B ordinary shares, assuming all the Class A ordinary shares represented by ADSs offered hereby will be sold.

The ADSs

Every four ADSs represent one Class A ordinary share, par value US$0.0001 per share.

The depositary will be the holder of the Class A ordinary shares underlying the ADSs and you will have the rights of an ADS holder as provided in the deposit agreement among us, the depositary and registered holders and indirect holders and beneficial owners of ADSs from time to time.

You may surrender your ADSs to the depositary to withdraw the Class A ordinary shares underlying your ADSs. The depositary will charge you a fee for any such exchange.

We may amend or terminate the deposit agreement for any reason without your consent. Any amendment that imposes or increases fees or charges or which materially prejudices any substantial existing right you have as an ADS holder will not become effective as to outstanding ADSs until 30 days after notice of the amendment is given to ADS holders. If you continue to hold your ADSs, you will be bound by the deposit agreement as amended.

To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus. You should also read the deposit agreement, which is an exhibit to the registration statement that includes the accompanying prospectus.

Use of Proceeds	We will not receive any proceeds from the sale of ADSs by the selling shareholder.

Risk Factors	See “Risk Factors” and other information included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein for a discussion of the risks relating to investing in the ADSs. You should carefully consider these risks before deciding to invest in the ADSs.

Listing	The ADSs representing our Class A ordinary shares are listed on the NASDAQ Global Select Market. Our Class A ordinary shares will not be listed on any exchange or quoted for trading on any over-the-counter trading system.

NASDAQ Global Select Market Trading Symbol	QTT.

Payment and Settlement	The selling shareholder may sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods. See “Plan of Distribution” for a more complete description of the ways in which the securities may be sold.

Depositary	The Bank of New York Mellon.

The total number of ordinary shares that will be outstanding immediately after the offering is based upon 39,645,820 Class A ordinary shares (which includes 7,468,996 Class A ordinary shares held by a nominee of our equity incentive trust, of which 7,064,327 are underlying shares of vested options as of this prospectus supplement) and 32,937,193 Class B ordinary shares issued and outstanding as of the date of this prospectus supplement, but excludes:

•	2,850,849 Class A ordinary shares issuable to Alibaba Investment Limited upon full conversion of the US$171.1 million convertible loan advanced by Alibaba Investment Limited to us; and

•	5,520,618 Class A ordinary shares issuable upon the exercise of outstanding share options and 1,389,677 Class A ordinary shares reserved for future issuance under our equity incentive plan.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of comprehensive loss data for the three years ended December 31, 2016, 2017 and 2018, summary consolidated balance sheet data as of December 31, 2017 and 2018, and summary consolidated cash flow data for the years ended December 31, 2016, 2017 and 2018 have been derived from our audited consolidated financial statements included in the 2018 Annual Report, which is incorporated by reference in this prospectus supplement.

The following summary consolidated statements of comprehensive loss data and summary consolidated statements of cash flows data for the six months ended June 30, 2018 and 2019, and summary consolidated balance sheets data as of June 30, 2019 have been derived from our unaudited interim condensed consolidated financial statements included in exhibit 99.1 to the 2019 Unaudited Interim Report, which is incorporated by reference in this prospectus supplement.

Our consolidated financial statements are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. Our historical results are not necessarily indicative of results to be expected for any future period. The summary consolidated financial data should be read in conjunction with, and is qualified in its entirety by reference to, our audited consolidated financial statements and related notes and “Item 5. Operating and Financial Review and Prospects” in our 2018 Annual Report and our unaudited consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included as exhibits to the 2019 Unaudited Interim Report, both of which are incorporated by reference in this prospectus supplement.

Summary Consolidated Statements of Comprehensive Loss Data

	Year ended December 31,				For the six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Revenues(1)
Advertising and marketing revenues	57,880	512,883	2,814,258	409,317	669,871	2,445,180	356,181
Other revenue	74	4,170	207,888	30,236	47,964	59,616	8,684

Net revenues	57,954	517,053	3,022,146	439,553	717,835	2,504,797	364,865

Cost of revenues(2)	(7,178)	(76,481)	(503,613)	(73,247)	(145,993)	(640,639)	(93,320)
Gross profit	50,776	440,572	2,518,533	366,305	571,842	1,864,157	271,545
Operating expenses(2):
Research and development expenses	(2,627)	(15,317)	(270,108)	(39,286)	(62,912)	(376,702)	(54,873)
Sales and marketing expenses	(54,633)	(494,724)	(3,250,038)	(472,698)	(836,940)	(2,618,720)	(381,460)
General and administrative expenses	(4,427)	(25,947)	(980,725)	(142,641)	(193,886)	(147,549)	(21,493)

Total operating expenses	(61,687)	(535,988)	(4,500,871)	(654,625)	(1,093,738)	(3,142,971)	(457,825)

	Year ended December 31,				For the six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(in thousands, except for share and per share data)
Other operating income	—	—	725	105	—	10,790	1,572

Loss from operations(3)	(10,911)	(95,416)	(1,981,613)	(288,214)	(521,897)	(1,268,023)	(184,708)

Interest income	51	673	31,302	4,553	5,389	30,355	4,422
Interest expense	—	—	—	—	—	(8,486)	(1,236)
Foreign exchange related gains/(losses), net	—	—	4,134	601	2,098	(2,535)	(369)
Other expenses	(2)	(17)	(69)	(10)	(26)	(2,008)	(293)

Loss before income taxes	(10,862)	(94,760)	(1,946,247)	(283,070)	(514,436)	(1,250,698)	(182,185)

Income tax benefits	—	—	401	58	—	1,202	175

Net loss	(10,862)	(94,760)	(1,945,846)	(283,012)	(514,436)	(1,249,496)	(182,010)
Net loss attributable to non-controlling interests	—	—	3,275	476	—	211	31

Net loss attributable to Qutoutiao Inc.	(10,862)	(94,760)	(1,942,572)	(282,535)	(514,436)	(1,249,286)	(181,979)

Accretion to convertible redeemable preferred shares redemption value	—	(6,012)	(101,807)	(14,807)	(58,964)	(5,294)	(771)

Accretion to redemption value of Series A convertible redeemable preferred shares interests of a subsidiary	—	—	(978)	(142)	—	—	—
Gains on repurchase of convertible redeemable preferred shares	—	—	18,332	2,666	—	—	—
Deemed dividend to preferred shareholders	—	—	(1,917)	(279)	(1,917)	—	—

Net loss attributable to Qutoutiao Inc.’s ordinary shareholders	(10,862)	(100,772)	(2,028,941)	(295,097)	(575,316)	(1,254,579)	(182,750)

Net loss	(10,862)	(94,760)	(1,945,846)	(283,012)	(514,436)	(1,249,496)	(182,010)
Other comprehensive loss/(income):

Foreign currency translation adjustment, net of nil tax	—	25	(16,454)	(2,393)	(12,562)	(15,208)	(2,215)

Total comprehensive loss	(10,862)	(94,735)	(1,962,300)	(285,405)	(526,998)	(1,264,704)	(184,225)

Comprehensive loss attributable to non-controlling interests	—	—	3,275	476	—	211	31

Comprehensive loss attributable to Qutoutiao Inc.	(10,862)	(94,735)	(1,959,025)	284,928	(526,998)	(1,264,494)	(184,194)

Net loss per ADS (one Class A ordinary share equals four ADSs):
— Basic and diluted	(0.11)	(1.05)	(14.49)	(2.11)	(5.93)	(5.00)	(0.73)

	Year ended December 31,				For the six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
				(in thousands, except for share and per share data)
Weighted average number of ADS used in computing basic and diluted earnings per ADS:
— Basic	96,250,000	96,250,000	140,001,888	140,001,888	96,953,296	250,737,044	250,737,044

— Diluted	96,250,000	96,250,000	140,001,888	140,001,888	96,953,296	250,737,044	250,737,044

(1)	Revenues from transactions with related parties are set forth below for the periods indicated:

	Year ended December 31,				For the six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
				(in thousands)
Advertising and marketing revenues	—	—	17,447	2,538	1,183	144,462	21,043
Other revenue	—	—	29,597	4,305	5,293	—	—

(2)	Cost of revenues and operating expenses from transactions with related parties are set forth below for the periods indicated:

	Year ended December 31,							For the six months ended June 30,
	2016		2017		2018			2018		2019
	RMB	%	RMB	%	RMB	US$	%	RMB	%	RMB	US$	%
	(in thousands, except for percentages)
Cost of revenues	120	0.2	484	0.1	6,020	876	0.2	3,368	0.5	14,758	2,150	0.6
Research and development expenses	166	0.3	220	0.04	—	—	—	—	—	—	—	—
Sales and marketing expenses	74	0.1	950	0.2	23,671	3,443	0.8	4,918	0.7	669	97	0.03
General and administrative expenses	2,664	4.6	15,134	2.9	—	—	—	—	—	—	—	—

(3)

We recognized share-based compensation expenses of RMB0.4 million, RMB3.4 million and RMB951.6 million for the years ended December 31, 2016, 2017 and 2018, and of RMB185.4 million and RMB135.6 million (US$19.7 million) in the six months ended June 30, 2018 and 2019, respectively.

(4)

Advertising and marketing services costs refer to commissions retained by third-party advertising agents, and costs paid to suppliers or vendors for our new integrated and customized marketing solutions services.

Summary Consolidated Balance Sheets Data

	As of December 31,			As of June 30,
	2017	2018		2019
	RMB	RMB	US$	RMB	US$
	(in thousands)
Summary Consolidated Balance Sheets:
Cash and cash equivalents	278,458	2,186,288	317,982	2,103,480	306,406
Short-term investments	129,770	115,436	16,789	184,089	26,816
Total current assets	466,208	2,626,074	381,947	2,944,505	428,915
Total assets	476,581	2,752,472	400,330	3,187,191	464,267
Registered users’ loyalty payable	20,977	256,662	37,330	178,912	26,062
Accrued liabilities related to user loyalty programs	187,003	44,134	6,419	46,255	6,738
Total liabilities	311,246	1,144,302	166,432	2,570,390	374,419
Mezzanine equity	273,895	96,937	14,099	130,481	19,007
Total Qutoutiao Inc. shareholders’ equity (deficit)	(108,560)	1,514,507	220,276	489,806	71,348
Non-controlling interests	—	(3,274)	(476)	(3,485)	(508)
Total shareholders’ equity (deficit)	(108,560)	1,511,233	219,800	486,321	70,841

Summary Consolidated Statements of Cash Flows Data

	Year ended December 31,				For the six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
		(in thousands)
Selected Consolidated Cash Flows Data:
Net cash provided by/(used in) operating activities	12,719	132,226	(434,765)	(63,234)	(141,738)	(1,265,118)	(184,285)
Net cash provided by/(used in) investing activities	(12,523)	(121,919)	(72,493)	(10,544)	70,043	(116,420)	(16,959)
Net cash provided by financing activities	—	272,121	2,298,044	334,237	1,501,333	1,313,464	191,328
Net increase in cash and cash equivalents	196	282,428	1,790,787	260,459	1,429,638	(68,075)	(9,916)
Effect of exchange rate changes on cash and cash equivalents	—	(4,239)	117,043	17,023	58,202	(14,734)	(2,146)
Cash and cash equivalents at beginning of the period	73	269	278,458	40,500	278,458	2,186,288	318,469
Cash and cash equivalents at the end of the period	269	278,458	2,186,288	317,982	1,766,299	2,103,480	306,406

Non-GAAP Financial Measure

We use non-GAAP net loss attributable to Qutoutiao Inc., which is a non-GAAP financial measure, in evaluating our results of operations and for financial and operational decision-making purposes. Non-GAAP net loss attributable to Qutoutiao Inc. represents net loss attributable to Qutoutiao Inc. before share-based compensation expenses. We believe that such non-GAAP financial measure help identify underlying trends in our business that could otherwise be distorted by the effect of such share-based compensation expenses that we include in cost of revenues, total operating expenses and net loss attributable to Qutoutiao Inc. We believe that such non-GAAP financial measure also provides useful information about our operating results, enhance the overall understanding of our past performance and future prospects and allow for greater visibility with respect to key metrics used by our management in its financial and operational decision-making.

The non-GAAP financial measure is not defined under U.S. GAAP and is not presented in accordance with U.S. GAAP. It should not be considered in isolation or construed as alternatives to net loss or any other measure of performance or as an indicator of our operating performance. Investors are encouraged to review the historical non-GAAP financial measure in light of the most directly comparable GAAP measures, as shown below. The non-GAAP financial measure presented here may not be comparable to similarly titled measures presented by other companies. Other companies may calculate similarly titled measure differently, limiting its usefulness as comparative measures to our data. We encourage investors and others to review our financial information in its entirety and not rely on a single financial measure.

The table below sets forth a reconciliation of the non-GAAP financial measure for the periods indicated:

	Year ended December 31,				For the six months ended June 30,
	2016	2017	2018		2018	2019
	RMB	RMB	RMB	US$	RMB	RMB	US$
	(unaudited) (in thousands)
Net loss attributable to Qutoutiao Inc.	(10,862)	(94,760)	(1,942,572)	(282,535)	(514,436)	(1,249,286)	(181,979)
Add: Share-based compensation expenses
Cost of revenue	1	942	5,711	831	1,430	3,286	479
General and administrative	209	181	906,754	131,882	173,841	59,639	8,687
Sales and marketing	35	939	9,538	1,387	3,393	18,867	2,748
Research and development	149	1,317	29,623	4,308	6,720	53,780	7,834

Non-GAAP net loss attributable to Qutoutiao Inc.	(10,468)	(91,381)	(990,945)	(144,127)	(329,052)	(1,113,714)	(162,231)

Key Operating Metrics

We regularly review several key operating metrics to evaluate our business and measure our performance. The following table sets forth key operating metrics relating to our mobile applications:

	For the three months ended
	December 31,	March 31,	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,
	2017	2018				2019
	(in millions, except for daily time spent data)
Installed users as of the end of the period	73.7	99.4	139.1	227.7	334.8	437.1	550.8	670.7
Combined average MAUs during the period	24.3	28.0	34.1	65.2	93.8	111.4	119.3	133.9
Combined average DAUs during the period	9.5	11.3	12.6	21.3	30.9	37.5	38.7	42.1
Average daily time spent per DAU during the period (minutes)	32.1	32.5	47.0	55.9	63.1	62.1	60.0	61.3

RISK FACTORS

An investment in the ADSs involves significant risks. You should carefully consider all the information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein, including the risks and uncertainties described below, before making an investment in the ADSs. Any of the following risks could materially and adversely affect our business, financial conditions and results of operations. In any such case, the market price of the ADSs could decline, and you may lose all or part of your investment.

Risks Relating to Our Industry and Business

We have a limited operating history, which makes it difficult to evaluate our business.

We launched Qutoutiao in June 2016. We have experienced rapid growth since the launch of Qutoutiao in terms of installed users, MAUs, DAUs and revenues. However, our historical growth may not be indicative of our future performance, and we cannot assure you that this level of significant growth will be sustainable or achievable at all in the future. Our growth prospects should be considered in light of the risks and uncertainties that fast-growing companies with a limited operating history in our industry may encounter, including, among others, risks and uncertainties regarding our ability to:

•	retain existing users on, and attract new users to, our platform;

•	present real-time customized feeds to users based on their profiles, behaviors and social relationships;

•	maintain the effectiveness of our user loyalty programs;

•	maintain stable relationships with our content providers;

•	develop and implement successful monetization measures;

•	convince advertising customers of the benefits of our advertising and marketing services compared to alternative forms of marketing;

•	increase brand awareness through marketing and promotional activities;

•	upgrade existing technology and infrastructure and develop new technologies to support increasing user traffic, improve user experience, expand functionality and ensure system stability;

•	successfully compete with other companies that are currently in, or may in the future enter, our industry;

•	attract, retain and motivate talented employees;

•	adapt to the evolving regulatory environment; and

•	defend ourselves against litigation, regulatory, intellectual property, privacy or other claims.

All of these endeavors involve risks and will require significant capital expenditures and allocation of valuable management and employee resources. We cannot assure you that we will be able to effectively manage our growth or implement our business strategies effectively. If the market for our platform does not develop as we expect or if we fail to address the needs of this dynamic market, our business, results of operations and financial condition will be materially and adversely affected.

If we fail to acquire new users or retain existing users, or if user engagement on our platform declines, our business, results of operations and financial condition may be materially and adversely affected.

The growth of our user base and the level of user engagement are critical to our success. Our mobile applications had approximately 133.9 million combined average MAUs, approximately 42.1 million combined average DAUs and average daily time spent per DAU of approximately 61.3 minutes in the three months ended September 30, 2019. Our business has been and will continue to be significantly affected by our success in growing the number of active users and increasing their overall level of engagement on our platform. We anticipate that our user growth rate will slow over time as the size of our user base increases. To the extent our user growth rate slows, our success will become increasingly dependent on our ability to increase user engagement with our platform. We have implemented user account systems and loyalty programs to, among other things, help us cost-effectively acquire new users and develop an engaged and loyal user base. However, although such user account systems and loyalty programs have contributed significantly to the growth in our installed users and high user engagement in the past, there can be no assurance that such systems and programs will continue to function effectively. Additionally, our acquisition cost per user may increase as we implement new marketing initiatives, such as placing advertisements in app stores. Our user engagement efforts, including by increasing the number of content providers, expanding the breadth and quality of content, including video and user generated content, on our platform, diversifying into new content formats and strengthening our content recommendation capabilities, may also not achieve expected results. Users may no longer perceive content and other products and services on our platform to be entertaining and relevant, and we may not be able to attract users or increase their usage frequency of our platform. If we fail to execute any such new initiatives successfully or in a cost-effective manner, our business, results of operations and financial condition would be materially and adversely affected. If we are unable to grow our user base or the level of user engagement, or if the number of users or their level of engagement declines, this could result in our platform being less attractive to potential new users and thus advertising customers, which would have a material and adverse impact on our business, results of operations and financial condition.

The Chinese government may prevent us from distributing content that it believes is noncompliant and we may be subject to penalties for such content or we may have to interrupt or suspend the operation of our platform to comply with these regulatory requirements from time to time, which may materially and adversely affect our results of operation.

China has enacted regulations governing Internet access and the distribution of news and other information. In the past, the Chinese government has stopped the distribution of information over the Internet or through mobile Internet devices that it believes violates Chinese law, including content that it believes is obscene, defamatory, misleading or inappropriately satirical, incites violence, endangers the national security, concerns politically sensitive topics, or contravenes the national interest. In the past, new downloads of certain mobile content aggregator applications and mobile news applications were temporarily blocked and suspended for different lengths of time, ranging from a few days to weeks, following the publication of content considered to be noncompliant. In July 2018, PRC governmental and regulatory authorities responsible for “eradicating pornography and illegal publications” announced new coordinated efforts to regulate and control the nascent online short video sector, including citations against 19 online short video platforms which allegedly had disregarded repeated warnings not to distribute content deemed by the authorities as obscene, misleading, pornographic, violent, infringing, sensationalist, deviant from socialist core values, harmful to younger viewers, or otherwise unlawful or detrimental. Of these 19 platforms, 15 had their applications removed from app stores and new downloads blocked; among these 15 platforms, three also had their operations suspended by relevant authorities. Any such future suspension in operations or downloads of our mobile applications for this or other reasons may negatively affect our relationships with users and advertisers, and adversely affect our business and results of operations.

While we strive to comply with applicable regulatory requirements and other obligations we may have with respect to our operation, the failure or perceived failure to comply may result, and in some cases has resulted, in inquiries and other proceedings or actions against us by government agencies or others, as well as negative publicity and damage to our reputation and brand, any of which could cause us to lose users and customers and may materially and adversely affect our business, results of operations and financial condition. For example, in order to comply with recent regulatory requirements, we undertook product upgrades and temporarily suspended content updates and certain commercial activities on Midu Novels from July 16 to October 15, 2019. Midu Novels has resumed regular content updates and commercial activities since October 16, 2019. We have endeavored to use our technologies, employees and other resources in a manner that complies with applicable regulatory requirements, and as such, we believe that the likelihood of our receiving material administrative penalties is relatively remote. However, there can be no assurance that similar suspensions relating to our mobile applications will not recur in the future, or that such incidents will not result in loss of users, advertisers and revenue, reputational damage to us, or have an adverse effect on our business and results of operations.

The Chinese government may continue to implement stricter standards for compliant content and increase enforcement against content considered to be noncompliant. In addition, certain news items, such as news relating to national security, may not be published without permission from the Chinese government. If the Chinese government were to take any action to limit or prohibit the distribution of information through our mobile applications, or to limit or regulate any current or future content or services available to users on our platform, our business could be significantly harmed. Although we have adopted internal procedures to monitor the content displayed on our platform, due to the significant amount of content, including user generated content, we may not be able to identify all the content that may violate relevant laws and regulations, whether or not due to our fault or oversight in content monitoring. Failure to identify and prevent inappropriate or illegal content from being displayed on our platform may subject us to penalties, including suspension of operations.

Moreover, as the interpretation of noncompliant content is vague and subjective in many cases, and the definition of noncompliant content may be subject to constant changes, it is not always possible to determine or predict what content might be considered noncompliant under existing restrictions, or what restrictions might be imposed in the future. Chinese government authorities may also prohibit the marketing of other types of wireless value-added services and contents through mobile applications, which could materially and adversely affect our business, results of operations and financial condition.

We have incurred net losses and negative cash flows from operating activities in the past, and we may not achieve or sustain profitability.

We have grown rapidly over the past several years. Our net revenues have increased rapidly from RMB58.0 million in 2016 to RMB517.1 million in 2017, and further to RMB3,022.1 million (US$439.6 million) in 2018, and from RMB717.8 million for the six-months ended June 30, 2018 to RMB2,504.8 million (US$364.9 million) for the same period in 2019. Our gross profit has increased significantly from RMB50.8 million in 2016 to RMB440.6 million in 2017, and further to RMB2,518.5 million (US$366.3 million) in 2018, and from RMB571.8 million for the six-months ended June 30, 2018 to RMB1,864.2 million (US$271.5 million) for the same period in 2019. However, you should not rely on our revenue and gross profit from any previous period as an indication of our revenue or revenue growth or our gross profit or gross profit growth in future periods. Our revenue or gross profit growth rate may slow down for a number of reasons, including declined demand for our products and services, increasing competition, emergence of alternative business models, changes in regulations and government policies, changes in general economic conditions, as well as other risks described in this prospectus supplement.

We incurred loss from operations of RMB10.9 million, RMB95.4 million and RMB1,981.6 million (US$288.2 million) for the years ended December 31, 2016, 2017 and 2018, respectively, and RMB521.9 million and RMB1,268.0 million (US$184.7 million) for the six months ended June 30, 2018 and 2019, respectively. We had negative cash flows from operating activities of RMB434.8 million (US$63.2 million) and RMB1,265.1 million (US$184.3 million) for 2018 and the six months ended June 30, 2019, respectively. We cannot assure you that we will be able to generate net profit or positive cash flow from operating activities in the future. Our ability to achieve profitability will depend in large part on our ability to control expenses and manage our growth effectively. We expect to continue to make investments in the development and expansion of our business, which will place significant demands on our management and our operational and financial resources. Continuous expansion may increase the complexity of our business, and we may encounter various difficulties. We may fail to develop and improve our operational, financial and management controls, enhance our financial reporting systems and procedures, recruit, train and retain highly skilled personnel, or maintain customer satisfaction to effectively support and manage our growth. If we invest substantial time and resources to expand our operations but fail to manage the growth of our business and capitalize on our growth opportunities effectively, we may not be able to achieve profitability, and our business, financial condition, results of operations and prospects would be materially and adversely affected.

Our inability to fully comply with Audio-visual Program Provisions may expose us to administrative sanctions, which would materially and adversely affect our business, results of operations and financial condition.

Pursuant to the Administrative Provisions on Internet Audio-visual Program Service, or the Audio-visual Program Provisions, which was issued by the State Administration of Radio, Film and Television (the predecessor of GAPPRFT), or SARFT, and MIIT on December 20, 2007 and came into effect on January 31, 2008 and was amended on August 28, 2015, online transmission of audio and video programs requires an Internet audio-visual program transmission license and online audio-visual service providers must be either wholly state-owned or state-controlled. In a press conference jointly held by SARFT and MIIT to answer questions with respect to the Audio-visual Program Provisions in February 2008, SARFT and MIIT clarified that online audio-visual service providers that had already been operating lawfully prior to the issuance of the Audio- visual Program Provisions may re-register and continue to operate without becoming state-owned or controlled, provided that such providers have not engaged in any unlawful activities. This exemption will not be granted to online audio/video service providers established after the Audio-visual Program Provisions was issued.

Although we have been taking measures to ensure compliance, we may not be able to fully comply with Audio-visual Program Provisions. As a result, we may face, according to Audio-visual Program Provisions, administrative sanctions including receiving a warning and be ordered to pay a fine of not more than RMB30,000. In the case of severe contravention, we may be ordered to cease transmission of audio and video programs, be subject to a penalty equal to one to two times our total investment in the affected business and the devices we used for such operation may be confiscated. Furthermore, according to the Audio-visual Program Provisions, the telecommunications administrative authorities may, based on written opinions of GAPPRFT, and in accordance with the relevant laws and regulations on supervision of telecommunications and Internet, close our platform, revoke the license for the provision of Internet information services, or the ICP license, and order the relevant network operation entity which provides us signal access services to stop such provision of services. Such penalties would materially and adversely affect our business, results of operations and financial condition.

If we fail to maintain our Internet news license, we may expose to administrative sanctions, including an order to cease our Internet information services that provide news or to cease the Internet access services provided by third parties to us.

The PRC government regulates the Internet industry extensively, including foreign ownership of, and the licensing requirements pertaining to, companies in the Internet industry. A number of regulatory agencies, including the Ministry of Culture, or the MOC, the Ministry of Industry and Information Technology, or MIIT, the Cyberspace Administration of China, or CAOC, the State Administration of Radio and Television, or the SART (previously known as GAPPRFT and SARFT), the State Council Information Office, or the SCIO, and other governmental authorities, jointly regulate all major aspects of the Internet industry. Operators are required to obtain various government approvals and licenses prior to providing the relevant Internet information services.

Our platform primarily focuses on light entertainment content. Nonetheless, certain content related to current affairs, finance, society and economy provided on our Qutoutiao mobile application may be deemed to be news content. According to the Provisions for the Administration of Internet News Information Services issued by the CAOC on May 2, 2017 that became effective on June 1, 2017, an Internet news license shall be obtained for a provider of Internet news information services to the public in a variety of ways, including through the offering of platforms for the dissemination of Internet news.

Shanghai Jifen, one of our consolidated entities, obtained an Internet news license from the CAOC in August 2019. However, if we fail to maintain such license, we may be ordered to cease disseminating news and impose a fine on us of not less than RMB10,000 but not more than RMB30,000. In the event we were ordered to cease disseminating news, our business, results of operations and financial condition could be materially and adversely affected.

If we do not continue to increase the strength of our brand, we may not be able to maintain current or attract new users and customers for our products and services.

Our operational and financial performance is highly dependent on the strength of our brand. We believe we enjoy lower user acquisition cost compared to acquiring users through other means. Our platforms’ innovative user account systems and gamified loyalty programs enable us to focus our resources on directly connecting with new users. In order to further expand our user base, we may need to substantially increase our marketing expenditures to enhance brand awareness.

In addition, negative coverage in the media of our company could threaten the perception of our brand, and we cannot assure you that we will be able to defuse negative press coverage about our company to the satisfaction of our investors, users, advertising customers and content providers. If we are unable to defuse negative press coverage about our company, our brand may suffer in the marketplace, our operational and financial performance may be negatively impacted and the price of the ADSs may decline.

Negative publicity about us, our services, operations and our management has adversely affected and may in the future continue to adversely affect our reputation and business.

We have from time to time received negative publicity, including negative Internet and blog postings about us, our services, operations and our management. For example, a short seller recently published a report on December 10, 2019 with certain negative opinions regarding us, such as, our related party transactions, our products, our financial condition and our acquisition decision, which negatively affected our reputation, and we responded publicly stating all the allegations are unfounded. Certain of such negative publicity may be the result of malicious harassment, unfair competition acts or short selling practice by third parties. We may even be subject to government or regulatory investigation as a result of such third-party conduct and may be required to spend significant time and incur substantial costs to defend ourselves against such third-party conduct, and we may not be able to conclusively refute each of the allegations within a reasonable period of time, or at all. Our brand and reputation may be materially and adversely affected as a result of any negative publicity, which in turn may cause us to lose market share, users, advertising customers and other third parties we conduct business with. As a result, our financial position or operating results may be adversely affected and the price of the ADSs may drop.

We have implemented user loyalty programs to gamify user experience and tap into the competitive reward psyche of users. However, some users have misunderstood the purpose of the system and expect it to function as a source of significant monetary compensation. This system and aspect of our referral-based viral user acquisition approach has been criticized and negatively evaluated in certain user generated content uploaded by users. Such users have also complained about the inadequacy of loyalty points through Internet blog postings. Though we believe such criticisms are without merit, such postings could have a material and adverse effect on our ability to acquire new customers.

Techniques employed by short sellers may drive down the market price of the ADSs.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, many of these companies are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

A short seller recently published a report with certain negative opinions regarding us, which negatively affect our reputation. However, it is not clear what effect such negative publicity could continue to have on us. If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would strongly defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in the ADSs could be greatly reduced or even rendered worthless.

New content formats and other products and services and changes to existing content formats and products and services could fail to attract users or generate revenues.

Our ability to increase the size and engagement level of our user base, attract advertising customers and generate revenues will depend in part on our ability to create and offer successful new content formats and other products and services. Such new content formats and other products and services may involve new distribution capabilities or technologies with which we have little or no prior development or operating experience, such as literature, casual games and live streaming. We may also continuously refine our existing content formats and other products and services as part of our efforts to further enhance user engagement. However, if such efforts or our efforts in launching new content formats and other products and services fail to engage users, we may fail to attract or retain users or to generate sufficient revenues to justify our investments, and our business, results of operations and financial condition could be adversely affected.

If we are unable to compete effectively in the industry we operate, our business, results of operations and financial condition may be materially and adversely affected.

Competition for user traffic and user engagement, as well as advertising and marketing spending, is intense and we face strong competition in our business. Our primary competitors include content aggregators such as Jinritoutiao, Kuaibao (operated by Tencent) and Yidianzixun (an affiliate of Phoenix News). To a lesser extent, we also compete with mobile news portals such as Tencent News, SINA News, Sohu News, NetEase News and Phoenix News. We also compete with other mobile literature applications, such as iReader, QQ Reading, Qimao Free Novels and Fanqie Novels, as well as other mobile literature applications that have a business model similar to ours. To a lesser extent, we compete with traditional PC-based online literature platforms. Many of our competitors have more resources and longer operating history than us. New players may emerge and seek to imitate our business strategies, thereby directly competing with us for users. Furthermore, we may face potential competition from global online content delivery platforms that seek to enter the China market, whether independently or through the formation of strategic alliances with, or acquisition of, PRC Internet companies. If we are not able to effectively compete with our competitors, our overall user base and level of user engagement may decrease. We may be required to spend additional resources to further enhance our brand recognition and promote our products and services, and such additional spending could adversely affect our profitability. Furthermore, if we are involved in disputes with any of our competitors that result in negative publicity to us, such disputes, regardless of their veracity or outcome, may harm our reputation or brand image and in turn lead to reduced number of users and advertising customers. Our competitors may unilaterally decide to adopt a wide range of measures targeted at us, including possibly designing their products to negatively impact our operations. Any legal proceedings or measures we take in response to competition and disputes with our competitors may be expensive, time-consuming and disruptive to our operations and divert our management’s attention.

In addition, our users face a vast array of entertainment choices. Other forms of entertainment, including other Internet-based activities such as social networking, online video or games, live streaming, as well as offline games and activities such as television, movies and sports, are much larger and more well-established markets and may be perceived by our users to offer greater variety, affordability, interactivity and enjoyment. Our platform competes against these other forms of entertainment for the discretionary time and spending of our users. If we are unable to sustain sufficient interest in our platform in comparison to other forms of entertainment, including new forms of entertainment that may emerge in the future, our business model may no longer be viable.

We generate a substantial majority of our revenues from advertising and marketing. A decline in our advertising and marketing revenues could harm our business.

We generated a substantial majority of our revenues from advertising and marketing services in 2016, 2017, 2018 and the six months ended June 30, 2018 and 2019. When we first commenced our business, we collaborated with various third-party advertising platforms to place advertisements on our mobile applications. To enhance our platforms’ monetization capabilities, we acquired an advertising agent in February 2018 that operates a programmatic advertising system. This system will serve to power our advertising and marketing solutions while reducing the use of third-party advertising platforms. We have limited experience in operating the programmatic advertising system and in acquiring our own advertising agents and advertising customers. We may not be able to establish our own sales personnel to effectively and efficiently acquire and retain advertising agents and advertising customers. The effectiveness of our programmatic advertising system may not perform as expected and achieve widespread acceptance by advertising customers.

Our advertising customers for our programmatic advertising system are comprised of advertising agents and end advertisers. There can be no assurance that these advertising agents will continue to attract advertising customers to our platform. Furthermore, as is common in the industry, we do not enter into long-term agreements with advertising agents or advertising customers. Advertising agents and advertising customers are not obligated to use our advertising and marketing solutions on an exclusive basis and they generally use multiple channels to manage their advertising and marketing need. Accordingly, we or advertising agents must convince advertising customers to use our programmatic advertising system, increase their usage and spend a larger share of their online advertising and marketing budgets with us, and to do so on an on-going basis. Advertising customers may not continue to utilize our platform or may only be willing to advertise with us at reduced prices if we do not deliver advertising and marketing services in an effective manner, including persuading our advertising customers as to the relevancy of our user base for their products or services, or if they do not believe that their investment in advertising and marketing with us will generate a competitive return relative to alternative advertising platforms. If we fail to retain existing advertising customers or ensure that their advertising spend with us remains at similar or increased levels or attract new advertising customers to advertise on our platform, our business, results of operations and financial condition may be materially and adversely affected.

Our efforts to expand the monetization of our products and services in addition to advertising may not be successful.

In order to sustain our revenue growth, we must effectively monetize our user base and expand the monetization of our products and services in addition to advertising. We plan to leverage our user account systems and loyalty programs to induce users not only to spend the cash credits in their accounts from using our platform but also to supplement their spending on our platform with additional funds. These measures include introducing paid content such as literature, casual games, animation and comics, as well as content-driven e-commerce and live streaming products. There can be no assurance that we can successfully capture such monetization opportunities. For example, users may prefer to purchase merchandise from “pure play” e-commerce platforms, which tend to offer wider selections and may provide better services due to their deeper industry experience. In addition, we have primarily offered free content to users, and our paid content may not gain significant user acceptance. If we were unable to successfully execute our monetization strategies, our business, results of operations and financial condition would be materially and adversely affected.

If we fail to continue to anticipate user preferences and interests, we may not be able to generate sufficient user traffic to remain competitive.

Our success depends on our ability to intelligently deliver personalized light entertainment content to users. Through an automated process, we develop interest and social graphs for each user based on such person’s profile, behavior and social relationships. The user’s behavior also provides us with a granular view of the topics and content characteristics that likely are of interest to the user. In addition, the interest and social graphs take into account the user’s social relationships with other users and such other users’ interests, including their behaviors. Our content recommendation engine analyzes content and the interest and social graphs of each user to identify content that is most likely to interest such person. Such recommendation is based on analysis we have made as to user preferences and interests, and any errors in such analysis may lead our system to recommend content that fails to attract users. Furthermore, our future success will depend on our ability to anticipate and adapt new technologies. If we fail to continuously improve user experience through better recommendation results, we may not be able to compete effectively with our competitors, and our business, results of operations and financial condition may be materially and adversely affected.

If content providers on our platform do not continue to contribute content, decrease the amount of content contributed or the quality of their contributions declines, we may experience a decrease in the number of users and level of user engagement.

Our success depends on our ability to generate sufficient user traffic through the intelligent delivery of personalized light entertainment content, which in turn depends on the content contributed by our content providers. We believe that access to light entertainment-oriented and easily digestible content is one of the main reasons users visit Qutoutiao. We encourage our content providers to actively contribute quality content that will resonate with our users by implementing a system in which fees paid to them are related to the amount of views associated with content they contribute. We also seek to foster a broader and more engaged user base by encouraging social interactions and production of user generated content. If our content providers do not continue to contribute content, including user generated content, to our mobile applications due to their dissatisfaction with our fee arrangements with them, their entry into exclusive arrangements with other platforms or any other reasons, or the attractiveness of their content declines, and we are unable to provide users with entertaining and relevant content, our user base and user engagement may decline. If we were required to share a higher proportion of advertising and marketing revenues with content providers in order to enhance the quality of content delivered by us or increase the amount of content provided to us, our profitability could be materially and adversely affected. If we experience a decline in the number of users or the level of user engagement, advertising customers may not view our platform as attractive for their advertising expenditures and may reduce their spending with us, which would harm our business, results of operations and financial condition.

Our historical dependence on a limited number of customers may cause significant fluctuations or declines in our revenues.

We historically generated a significant portion of our net revenues from a limited number of third-party advertising platforms. Baidu, which used to be our largest customer and operates a third-party advertising platform, contributed 69.9%, 43.7% and 4.2% of our net revenues in 2016, 2017 and 2018, respectively. Baidu also accounted for 59.8% and 8.8% of our accounts receivable as of December 31, 2017 and 2018, respectively. We supply traffic to the customer’s platform through advertisements placed on our mobile applications. Baidu has the right to terminate its agreement with us at any time. Such historical concentration of customers was primarily the result of our limited operating history and the fact that when we first commenced our business, we only collaborated with a limited number of third-party advertising platforms to place advertisements on our platform. Although we have been reducing our collaboration with third-party advertising platforms, certain of these platforms may contribute a large portion of our net revenues in the future. Any adverse change in our relationship with these advertising platforms, including our arrangements with them, or a decrease in the amount or quality of the advertisement placed by these platforms on our mobile applications may materially and adversely affect our results of operations.

Our user metrics and other estimates are subject to inherent challenges in measuring our operating performance, which may harm our reputation.

We regularly review MAUs, DAUs, average time spent per DAU and other operating metrics to evaluate growth trends, measure our performance, and make strategic decisions. These metrics are calculated using internal company data, have not been validated by an independent third party, and may not be indicative of our future financial results. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring how our platform is used across a large population in China. For example, we may not be able to distinguish individual users who have multiple registered accounts.

Errors or inaccuracies in our metrics or data could result in incorrect business decisions and inefficiencies. For instance, if a significant understatement or overstatement of active users were to occur, we might expend resources to implement unnecessary business measures or fail to take required actions to remedy an unfavorable trend. If advertising customers or investors do not perceive our user or other operating metrics to accurately represent our user base, or if we discover inaccuracies in our user or other operating metrics, our reputation may be harmed.

If we fail to effectively manage our growth, our business, results of operations and financial condition could be harmed.

We expect we will continue to experience rapid growth in our business and operations, which will place significant demands on our management, operational and financial resources. We may encounter difficulties as we establish and expand our operations, product development, sales and marketing, and general and administrative capabilities. We face significant competition for talented employees from other high-growth companies, which include both publicly traded and privately held companies, and we may not be able to hire new employees quickly enough to meet our needs. To attract highly skilled personnel, we have had to offer, and believe we will need to continue to offer, competitive compensation packages. As we continue to grow, we are subject to the risks of over-hiring, over-compensating our employees and over-expanding our operating infrastructure, and to the challenges of integrating, developing and motivating a growing employee base. In addition, we may not be able to innovate or execute as quickly as a smaller and more efficient organization. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business, results of operations and financial condition could be adversely affected.

Providing products and services to users may be costly and we expect our expenses to continue to increase in the future as we broaden our user base and increase user engagement, and develop and implement new content formats, features, products and services that require more infrastructure, such as literature, casual games and live streaming. In addition, our costs and expenses, such as our labor-related expenses, product development expenses and sales and marketing expenses have grown rapidly as we have expanded our business. In particular, we have focused considerable resources on user acquisition through our loyalty programs. Historically, our costs have increased due to these factors and we expect to continue to incur increasing costs to support our anticipated future growth. We expect to continue to invest in our infrastructure to enable us to provide our products and services rapidly and reliably to users. Continued growth could also strain our ability to maintain reliable service levels for our users, content providers and advertising customers, develop and improve our operational, financial, legal and management controls, and enhance our reporting systems and procedures. Our expenses may grow faster than our revenues, and our expenses may be greater than we anticipate. Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, results of operations and financial condition could be harmed.

Advertisements on our mobile applications may subject us to penalties and other administrative actions.

Under PRC advertising laws and regulations, we are obligated to monitor the advertising content shown on our mobile applications to ensure that such content is true, accurate and in full compliance with applicable laws and regulations. On April 24, 2015, the Standing Committee of the National People’s Congress, or the SCNPC, issued the Advertisement Law, which was amended and took effect on October 26, 2018, to further strengthen the supervision and management of advertisement services. On July 4, 2016, SAIC issued the Interim Measures for the Administration of Internet Advertising, or the New Interim Measures, to further regulate Internet advertising activities. Pursuant to these laws and regulations, any advertisement that contains false or misleading information to deceive or mislead consumers shall be deemed false advertising. Furthermore, the Advertisement Law explicitly stipulates detailed requirements for the content of several different kinds of advertisement, including advertisements for medical treatment, pharmaceuticals, medical instruments, health food, alcoholic drinks, education or training, products or services having an expected return on investment, real estate, pesticides, feed and feed additives, and some other agriculture-related advertisement. Also, according to the New Interim Measures, no advertisement of such special products or services which are subject to examination by an advertising examination authority shall be published unless it has passed such examination. In addition, an Internet advertisement shall be identifiable and clearly identified as an “advertisement” so that consumers will know that it is an advertisement. The New Interim Measures also provide that Internet advertisement publishers shall verify related supporting documents, check the content of the advertisement and be prohibited from publishing any advertisement with nonconforming content or without all the necessary certification documents. However, for the determination of the truth and accuracy of the advertisements, there are no implementing rules or official interpretations, and such a determination is at the sole discretion of the relevant local branch of the State Administration for Market Regulation, or the SAMR (successor of SAIC and the State Food and Drug Administration), which results in uncertainty in the application of these laws and regulations. In addition, advertising content deemed as obscene, defamatory, inappropriately satirical or otherwise inappropriate by a relevant government authority may also subject us to penalties. For instance, the Chinese government has temporarily suspended advertising services on a short video platform in China because advertising content shown on the platform was deemed to be offensive and disrespectful to a revolutionary figure.

We cannot assure you that all the advertisements shown on our mobile applications are true, accurate, appropriate and in full compliance with applicable laws and regulations. For example, advertisers on our mobile applications, or their agents, may use measures that are designed to evade our monitoring, such as providing inauthentic material that does not match the actual advertisement, or supplying advertising which is superficially compliant but nevertheless is linked to one or more webpages that feature noncompliant advertising content. In addition, our employees responsible for reviewing advertisements may not fully understand the relevant laws and regulations or may be inappropriately influenced by the advertisers. In each case, we may still be held responsible for noncompliant advertising content. We include clauses in most of our advertising contracts requiring that all advertising content provided by advertising customers must comply with relevant laws and regulations. Pursuant to the contracts between us and the relevant advertising agents or advertising customers, they are liable for all damages to us caused by their breach of such representations. However, there can be no assurance that we will be able to successfully enforce our contractual rights.

Violation of these laws and regulations may subject us to penalties, including fines, confiscation of our advertising income, orders to cease dissemination of the advertisements and orders to eliminate the effect of illegal advertisement. If an illegal advertisement featured on our mobile applications were to have excessive negative effects, our brand and reputation may be harmed, and PRC governmental authorities may pursue more severe penalties and administrative actions against us. PRC governmental authorities may even force us to terminate our advertising operation or revoke our licenses in circumstances involving serious violations. Such penalties may have a material and adverse effect on our business, results of operations and financial condition.

Increased government regulation of content platforms may subject us to penalties and other administrative actions.

Recently, PRC government authorities have strengthened their oversight of content platforms similar to our mobile applications. Other than the content that are considered to be violating PRC laws and regulations, such oversight has tend to pay more attention to content that is or may be deemed misleading, obscene, pornographic, detrimental, and/or contrary to social values and morals prevailing in China, which content may subject the platform’s operator to penalties and other administrative actions. For example, in April 2018, a platform that provides entertainment-oriented contents was ordered by the SART to permanently cease its operation for delivering content that were considered to be vulgar and “deviating from mainstream values.” In addition, in July 2018 PRC governmental and regulatory authorities responsible for “eradicating pornography and illegal publications” announced new coordinated efforts to regulate and control the nascent online short video sector, including citations against 19 online short video platforms which allegedly had disregarded previous and repeated warnings not to distribute content deemed by the authorities as obscene, misleading, pornographic, violent, infringing, sensationalist, deviant from socialist core values, harmful to younger viewers, or otherwise unlawful or detrimental. Of these 19 platforms, 15 had their applications removed from app stores and new downloads blocked; among these 15 platforms, three also had their operations suspended by relevant authorities.

Government regulation of content and of content platforms generally may broaden in scope and oversee additional aspects of content platforms’ operation, such as information security, user suitability management, anti-addiction, and sales and marketing, in addition to being strengthened and becoming stricter as to content and advertising. Any such new or broadened regulatory measures or oversight may cause us to incur higher compliance costs, revise or amend our operational strategies, target user groups, or promotional models, and thereby adversely affect our business and results of operations.

If we fail to detect click-through fraud of our platform, we could lose the confidence of advertising customers and our revenues could decline.

We are exposed to the risk of click-through fraud on our advertising services. Click-through fraud occurs when a person, automated script or computer program imitates a legitimate user clicking on an advertisement, for the purpose of generating a charge per click without having an actual interest in the target of the advertisement’s link. If we fail to detect fraudulent clicks or otherwise are unable to prevent such fraudulent activity, the affected advertising customers may experience a reduced return on their investment in our mobile advertising services and lose confidence in the integrity of our services. If this happens, our reputation may be damaged and we may be unable to retain existing advertising customers and attract new advertising customers for our advertising services and our advertising revenue could decline.

If we fail to detect user misconduct on our platform, our business, results of operations and financial condition may be materially and adversely affected.

Our platform enables users to upload content, post comments, interact with others and engage in various other online activities. As the gatekeeper for our platform, our content management system is designed to ensure both the quality and appropriateness of information presented to users, which include content and comment postings. We undertake an efficient and thorough screening process that involves both algorithm-based screening and manual review. We have also implemented a complaint procedure that enables us to identify bad content with our users’ help. However, such procedures may not prevent all illegal or inappropriate content or comments from being posted, and our staff may fail to review and screen such content or comments effectively. In response to allegations of illegal or inappropriate activities conducted through our platform or any negative media coverage about us, PRC government authorities may intervene and hold us liable and subject us to administrative penalties or other sanctions, such as requiring us to restrict or discontinue some of the features and services provided on our mobile application. As a result, our business may suffer and our user base, revenues and profitability may be materially and adversely affected, and the price of the ADSs may decline.

Additionally, we may be subject to fines or other disciplinary actions, including suspension or revocation of the licenses necessary to operate our platform, if we are deemed to have facilitated the appearance of inappropriate content placed by third parties on our platform, including user generated content. Although we require content providers on our platform to promise that they will not infringe upon the intellectual property rights of third parties, such content may nevertheless be unauthorized and infringe upon others’ intellectual property, including copyrights, and we may not be able to detect and identify every instance of intellectual property infringement. See “— Non-compliance with law on the part of third parties with which we conduct business could disrupt our business and adversely affect results of our operation and financial condition” and “We may be subject to intellectual property infringement claims or other allegations by third parties for information or content displayed on, retrieved from or linked to our platform, or delivered to our users, which may materially and adversely affect our business, financial condition and prospects.” As a result, we may face claims for defamation, libel, negligence, copyright, patent or trademark infringement, other unlawful activities or other claims based on the nature and content of the information delivered on or otherwise accessed through our platform. Defending such actions could be costly and involve significant time and attention of our management and other resources, which would materially and adversely affect our business, results of operations and financial conditions.

Our ability to prevent the misuse of our user loyalty programs while ensuring their efficacy in user acquisition and engagement will have a material effect as to our business, results of operations and financial condition.

To incentivize word-of-mouth viral referrals and improve user engagement and loyalty, we have gamified our platform by giving users loyalty points and cash credits in certain cases for taking specific actions. Such actions primarily include making referrals of our Qutoutiao mobile application to new users or for user engagement such as through the viewing or sharing of content, providing valuable comments and encourage inactive users to continue to use Qutoutiao. Loyalty points are automatically exchanged into cash credits at the end of each day based on an exchange rate determined by us. A user can then withdraw cash credits, which reflects the same amount of cash value, from the user’s account after the balance exceed a minimum amount as determined by us from time to time. A user can also currently redeem cash credits by purchasing merchandise through the marketplace on our Qutoutiao mobile application. Our user loyalty programs have contributed significantly to the growth in our installed users and high user engagement. Although we believe consuming content, rather than earning loyalty points, is the main purpose for our registered users to use Qutoutiao, we have nonetheless designed our loyalty programs to balance between their efficacy in user acquisition and engagement while preventing users from using our mobile applications merely for the loyalty points. Our inability to achieve such balance may make our user loyalty programs no longer becoming enticing to users, which may materially and adversely affect user growth and user engagement. Moreover, we cannot assure you that there will still be users who are only attracted to our mobile applications because of our user loyalty programs. We have mechanisms in place to prevent potential abuse of our user loyalty programs. For example, our system takes into account how fast the user scrolls down the page to determine whether the viewer has actually viewed the article and loyalty points are now provided on a per minute spent on viewing content basis. However, our system may not be able to detect all instances of abuse. Furthermore, although our loyalty programs are designed so that only a small amount of loyalty points is provided for taking any specific action with the aim to entice user referral and engagement, we cannot ensure you that there will not be users who will be able to hack our user loyalty programs to make earning loyalty points a highly lucrative endeavor. We have also focused on developing fraud detection technologies to combat fraudulent users and activities targeting our user loyalty programs and we cannot assure you that such system will be effective in identifying fraud. If we allow users to improperly earn loyalty points, our business, results of operations and financial condition may be materially and adversely affected. As clearly stated in our user agreement, we have the sole discretion in determining user misuse of our user loyalty programs, and we may freeze a user’s account if we find such user misused our user loyalty programs. Certain users that have their accounts frozen have complained online. Such complaints could undermine the public perception and credibility of our platform, and our business, results of operations and financial condition could be materially and adversely affected.

Our results of operations may fluctuate from quarter to quarter, which makes them difficult to predict.

Our quarterly results of operations have fluctuated in the past and will continue to fluctuate in the future. As a result, our past quarterly results of operations are not necessarily indicators of future performance. Our results of operations in any given quarter can be influenced by numerous factors, many of which we are unable to predict or are outside of our control, including:

•	our ability to grow our user base and user engagement;

•	fluctuations in spending by our advertising customers, including as a result of seasonality or other factors;

•	our ability to attract and retain advertising customers;

•	the occurrence of planned or unplanned significant events, including events that may cause substantial share-based compensation or other charges;

•	the development and introduction of new content formats, products or services or changes in features of existing content formats, products or services;

•	the impact of competitors or competitive products and services;

•	increases in our costs and expenses that we may incur to grow and expand our operations and to remain competitive;

•	increases in our costs and expenses that we may incur to grow and expand our operations and to remain competitive;

Given our limited operating history and the rapidly evolving market in which we compete, our historical results of operations may not be useful to you in predicting our future results of operations. Our short operating history and our rapid growth make it difficult for us to identify recurring seasonal trends in our business. The advertising industry in China experiences seasonality. Historically, advertising spending and user activities on our platform tend to be the lowest in the first quarter of each calendar year due to long holidays around the Lunar New Year, during which users tend to spend more time with family and celebrations offline and less time online, including on our mobile applications. In addition, advertising customers, such as those in the e-commerce industry, may also reduce its advertising spending during the holidays around the Lunar New Year due to reduced consumer spending or reduced or suspended production and logistics activities by manufacturers or other service providers. We believe this seasonality affects our quarterly results especially our results of operations in the first quarter of each year.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of Internet businesses and companies, including limitations on our ability to own key assets such as our mobile applications.

The Chinese government heavily regulates the Internet industry, including foreign investment in the Chinese Internet industry, content on the Internet and license and permit requirements for service providers in the Internet industry. Since some of the laws, regulations and legal requirements with respect to the Internet are relatively new and evolving, their interpretation and enforcement involve significant uncertainties. In addition, the Chinese legal system is based on written statutes, such that prior court decisions can only be cited for reference and have little precedential value. As a result, in many cases it is difficult to determine what actions or omissions may result in liabilities. Issues, risks and uncertainties relating to China’s government regulation of the Chinese Internet sector include the following:

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We operate our mobile applications in China through businesses controlled via contractual arrangements versus direct ownership due to restrictions on foreign investment in businesses providing value-added telecommunication services, including substantially all of our paid services and advertising services.

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Uncertainties relating to the regulation of the Internet business in China, including evolving licensing practices, give rise to the risk that some of our permits, licenses or operations may be subject to challenge, which may be disruptive to our business, subject us to sanctions or require us to increase capital, compromise the enforceability of relevant contractual arrangements, or have other adverse effects on us. The numerous and often vague restrictions on acceptable content in China subject us to potential civil and criminal liability, temporary blockage of our mobile applications or complete shut- down of our mobile applications. For example, the State Secrecy Bureau, which is directly responsible for the protection of state secrets of all Chinese government and Chinese Communist Party organizations, is authorized to block any website or mobile applications it deems to be leaking state secrets or failing to meet the relevant regulations relating to the protection of state secrets in the distribution of online information. In addition, the Law on Preservation of State Secrets which became effective on October 1, 2010 provides that whenever an Internet service provider detects any leakage of state secrets in the distribution of online information, it should stop the distribution of such information and report to the authorities of state security and public security. As per request of the authorities of state security, public security or state secrecy, the Internet service provider should delete any content on its website that may lead to disclosure of state secrets. Failure to do so on a timely and adequate basis may subject the service provider to liability and certain penalties imposed by the State Security Bureau, Ministry of Public Security and/or MIIT or their respective local counterparts.

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On September 28, 2009, the General Administration of Press and Publication (the predecessor of GAPPRFT), or the GAPP, and the National Office of Combating Pornography and Illegal Publications jointly published a circular expressly prohibiting foreign investors from participating in Internet game operating business via wholly owned, equity joint venture or cooperative joint venture investments in China, and from controlling and participating in such businesses directly or indirectly through contractual or technical support arrangements. On February 4, 2016, the GAPPRFT and the MIIT jointly issued the Rules for the Administration for Internet Publishing Services, or the Internet Publishing Rules, which took effect in March 10, 2016 and prohibit wholly foreign-owned enterprises, Sino-foreign equity joint ventures and Sino-foreign cooperative enterprises from engaging in the provision of web publishing services. Under such rules, an Internet publishing license is required for a provider of online publications. Uncertainty remains regarding the interpretation of relevant concepts, including “online publications.” Although we have not been required by the SART or other relevant authorities to obtain an Internet publishing license so far, we may face further scrutiny by such authorities, which may require us to apply for such license and/or subject us to penalties. In addition, project cooperation between an Internet publishing service provider and a wholly foreign-owned enterprise, Sino-foreign equity joint venture, or Sino-foreign cooperative enterprise within China or an overseas organization or individual involving Internet publishing services shall be subject to examination and approval by the SART in advance.

Due to the increasing popularity and use of the Internet and other online services, it is possible that a number of laws and regulations may be adopted with respect to the Internet or other online services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. The adoption of additional laws or regulations may impede the growth of the Internet or other online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could significantly disrupt our operations or subject us to penalties.

The interpretation and application of existing PRC laws, regulations and policies, the stated positions of relevant PRC government authorities and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, Internet businesses in China, including our business.

Non-compliance with law on the part of third parties with which we conduct business could disrupt our business and adversely affect results of our operation and financial condition.

Third parties with which we conduct business, such as content providers, advertising agents, advertising customers and merchandise suppliers, may be subject to regulatory penalties or punishments because of their regulatory compliance failures or may be infringing upon other parties’ legal rights, which may, directly or indirectly, disrupt our business. Although we conduct review of legal formalities and certifications before entering into contractual relationships with third parties, and take measures to reduce the risks that we may be exposed to in case of any non-compliance by third parties, we cannot be certain whether such third party has violated any regulatory requirements or infringed or will infringe any other parties’ legal rights. For example, content providers may submit copyrighted content that they have no right to distribute. While our content management system screens content for potential copyright infringements, we may not be able to identify all instances of copyright infringement. In the event we deliver content that violates the copyrights of a third party, we may be required to pay damages to compensate such third party. Even though we have the contractual right to seek indemnification from the relevant content provider for such payment, there can be no assurance that we will be able to enforce such right. As a result, our business, results of operations and financial condition could be materially and adversely affected. Similarly, advertising content of advertising customers may also not be in full compliance with applicable laws and regulations that may have an adverse effect as to our business, results of operations and financial condition. See “— Advertisements on our mobile applications may subject us to penalties and other administrative actions.”

We cannot rule out the possibility of incurring liabilities or suffering losses due to any non-compliance by third parties. We cannot assure you that we will be able to identify irregularities or non-compliance in the business practices of third parties we conduct business with, or that such irregularities or non-compliance will be corrected in a prompt and proper manner. Any legal liabilities and regulatory actions affecting third parties involved in our business may affect our business activities and reputation, and may in turn affect our business, results of operations and financial condition.

Privacy concerns relating to our products and services and the use of user information could damage our reputation, deter current and potential users and customers from using our mobile applications and negatively impact our business.

We collect personal data from our users in order to better understand our users and their needs and to help advertising customers target specific demographic groups. Through an automated process, we develop a social graph for each user based on such person’s profile, behavior and social relationships. Concerns about the collection, use, disclosure or security of personal information or other privacy-related matters, even if unfounded, could damage our reputation, cause us to lose users and customers and adversely affect our business, results of operations and financial condition. While we strive to comply with applicable data protection laws and regulations, as well as our own posted privacy policies and other obligations we may have with respect to privacy and data protection, the failure or perceived failure to comply may result, and in some cases has resulted, in inquiries and other proceedings or actions against us by government agencies or others, as well as negative publicity and damage to our reputation and brand, each of which could cause us to lose users and customers, which could have an adverse effect on our business.

Any systems failure or compromise of our security that results in the unauthorized access to or release of our users’ or customers’ data could significantly limit the adoption of our products and services, as well as harm our reputation and brand and, therefore, our business. We expect to continue to expend significant resources to protect against security breaches. The risk that these types of events could seriously harm our business is likely to increase as we expand the number of products and services we offer and expand our user base.

New laws or regulations concerning data protection, or the interpretation and application of existing consumer and data protection laws or regulations, which is often uncertain and in flux, may be inconsistent with our practices. Complying with new laws and regulations could cause us to incur substantial costs or require us to change our business practices in a manner materially adverse to our business. For example, if privacy concerns or regulatory restrictions prevent us from selling demographically targeted advertising, we may become less attractive to advertising customers.

If we are unable to keep pace with rapid technological changes in the mobile Internet industries, our business may suffer.

The mobile content industry, and the Internet industry in general, are characterized by constant changes, including rapid technological evolution, continual shifts in customer demands, frequent introductions of new products and services and constant emergence of new industry standards and practices. Thus, our success will depend, in part, on our ability to respond to these changes in a cost-effective and timely manner. If we are unable to keep up with big data analysis, artificial intelligence and other technological developments, users may no longer be attracted to our platform. A decrease in the number of active users may reduce our monetization opportunities and have a material and adverse effect on our business, results of operations and financial condition.

Our technological capabilities and infrastructure underlying our platform are critical to our success. The industry we operate in is subject to rapid technological changes and is evolving quickly in terms of technology innovation. We need to anticipate the emergence of new technologies and assess their market acceptance. We also need to invest significant resources, including financial resources, in research and development to keep pace with technological advances in order to make our products and services competitive in the market. However, development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our development results. Our significant expenditures on research and development may not generate corresponding benefits. Given the fast pace with which the technology has been and will continue to be developed, we may not be able to timely upgrade our technologies in an efficient and cost-effective manner, or at all. New technologies in programming or operations could render our technologies, our platform or products or services that we are developing or expect to develop in the future obsolete or unattractive, thereby limiting our ability to recover related product development costs, outsourcing costs and licensing fees, which could result in a decline in our revenues and market share.

If our security measures are breached, or if our products and services are subject to attacks that degrade or deny the ability of users to access our products and services, our products and services may be perceived as not being secure, users may curtail or stop using our products and services and our business, results of operations and financial condition may be harmed.

Our products and services involve the storage and transmission of users’ information, and security breaches expose us to a risk of loss of this information, litigation and potential liability. We may experience cyber-attacks of varying degrees, including attempts to hack into our user accounts or redirect our user traffic to other websites. Functions that facilitate interactivity with other mobile applications, such as WeChat, which among other things allows users to log into our platform using their WeChat identities, could increase the scope of access of hackers to user accounts. Our security measures may also be breached due to employee error, malfeasance or otherwise. Additionally, outside parties may attempt to fraudulently induce employees or users to disclose sensitive information in order to gain access to our data or our users’ data or accounts, or may otherwise obtain access to such data or accounts. Any such breach or unauthorized access could result in significant legal and financial exposure, damage to our reputation and a loss of confidence in the security of our products and services that could have an adverse effect on our business, results of operations and financial condition. Because the techniques used to obtain unauthorized access, disable or degrade service or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. If an actual or perceived breach of our security occurs, the market perception of the effectiveness of our security measures could be harmed, we could lose users and we may be exposed to significant legal and financial risks, including legal claims and regulatory fines and penalties. Any of these actions could have a material and adverse effect on our business, results of operations and financial condition.

We may incur liability for merchandise sold on our platform that is without or has yet to receive proper authorization, infringe on other parties’ intellectual property rights, or fail to comply with related permits or filing requirements.

Our Qutoutiao mobile application includes an online marketplace which users can access and purchase merchandise offered by third-party merchandise suppliers, which allows us to both enhance user stickiness and capture valuable monetization opportunities. We may incur liability for merchandise sold by third-party merchandise suppliers that are without or have yet to receive proper authorization, infringe on other parties’ intellectual property rights, or fail to comply with related permits or filing requirements. If any material claim occurs in the future, irrespective of the validity of such claims, we may incur significant costs and efforts in either defending against or settling such claims. If there is a successful claim against us, we might be required to pay substantial damages or refrain from further sale of the relevant merchandise. Moreover, such claims could result in negative publicity and our reputation could be severely damaged. Any of these events could have a material and adverse effect on our business, results of operations or financial condition.

We rely on third-party online payment platforms as to certain aspects of our operations.

Our users withdraw cash credits from their accounts on Qutoutiao through third-party online payment systems. Our users also can use third-party online payment systems to supplement their spending on Qutoutiao with additional funds. In such online payment transactions, secured transmission of confidential information such as customers’ personal information over public networks is essential to maintain consumer confidence.

We do not have control over the security measures of our third-party online payment platforms, and security breaches of the online payment systems that we use could expose us to litigation and possible liability for failing to secure confidential customer information and could, among other things, damage our reputation and the perceived security of all of the online payment systems that we use. If a well-publicized Internet or mobile network security breach were to occur, users concerned about the security of their online financial transactions may become reluctant to purchase our virtual items even if the publicized breach did not involve payment systems or methods used by us. In addition, there may be billing software errors that would damage customer confidence in these online payment systems. If any of the above were to occur and damage our reputation or the perceived security of the online payment systems we use, we lose active users, which may have an adverse effect on our business.

Furthermore, if any of the payment platforms we use decide to significantly increase the percentage they charge us for using their payment systems, our business, results of operations and financial condition may be materially and adversely affected.

Any change, disruption, discontinuity in the features and functions of major social networks could limit our ability to continue growing our user base, and our business may be materially and adversely affected.

We leverage social networks, such as WeChat and QQ, as part of our user acquisition and engagement effort. These social networks enable users to share content on our mobile applications or recommend our mobile applications to their friends, family and other social contacts to generate low-cost organic traffic and enhance user engagement for us. To the extent that we fail to leverage such social networks, our ability to attract or retain users may be harmed. If any of these social networks makes changes to its functions or support, or stops offering its functions or support to us, we may not be able to locate alternative social networks of similar scale to provide similar functions or support. Furthermore, we may fail to establish or maintain relationships with additional social network operators to support the growth of our business on economically viable terms, or at all. Any interruption to or discontinuation of our relationships with major social network operators may severely and negatively impact our ability to continue growing our user base, and any occurrence of the circumstances mentioned above may have a material adverse effect on our business, financial condition and results of operations.

Our business and growth could suffer if we are unable to hire and retain key personnel.

We depend on the continued contributions of our senior management and other key employees, many of whom are difficult to replace. The loss of the services of any of our executive officers or other key employees could harm our business. Competition for qualified talent in China is intense. Our future success is dependent on our ability to attract a significant number of qualified employees and retain existing key employees. If we are unable to do so, our business and growth may be materially and adversely affected and the trading price of the ADSs could suffer. Our need to significantly increase the number of our qualified employees and retain key employees may cause us to materially increase compensation-related costs, including share-based compensation.

We are also dependent on the services of Mr. Eric Siliang Tan, our co-founder, chairman and chief executive officer. Although Mr. Tan spends significant time with us and is active in the management of our business, he does not devote his full time and attention to us. If Mr. Tan reduces his time with us in the future and become less involved with the management of our business, we may no longer benefit from his extensive industry experience and our business and growth may suffer.

Our chairman and chief executive officer, Mr. Eric Siliang Tan, has control over us and our corporate matters. Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial.

We have a dual-class share structure which consists of Class A ordinary shares and Class B ordinary shares. In respect of matters requiring the votes of shareholders, holders of Class B ordinary shares are entitled to ten (10) votes per share, subject to certain conditions, while holders of Class A ordinary shares are entitled to one vote per share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, each of such Class B ordinary shares shall be converted into one Class A ordinary share in accordance with our amended and restated memorandum and articles of association.

Our chairman and chief executive officer, Mr. Eric Siliang Tan, has control over us and our corporate matters. Mr. Tan beneficially owns 27,123,442 of our Class B ordinary shares through Innotech Group Holdings Ltd., a British Virgin Islands limited liability company which is ultimately controlled by him. These Class B ordinary shares will constitute approximately 37.4% of our total issued and outstanding share capital immediately after the completion of this sale and 75.0% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this sale due to the disparate voting powers associated with our dual-class share structure. As a result of the dual-class share structure and the concentration of ownership, Mr. Tan will have considerable influence over matters such as decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our ordinary shares and the ADSs of the opportunity to sell their shares at a premium over the prevailing market price.

We are a “controlled company” under the rules of NASDAQ Global Select Market and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the NASDAQ Stock Market Rules because Mr. Eric Siliang Tan holds more than 50% of the aggregate voting power of our company. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from corporate governance rules, including an exemption from the rule that a majority of our board of directors must be independent directors. As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We have incurred and may continue to incur substantial share-based compensation expenses.

We have adopted an equity incentive plan that permits the grant of share options, restricted shares, restricted share units, dividend equivalents, share appreciation rights and share payments as equity-based awards, to our directors, officers, employees and consultants. The equity incentive plan replaced the 2017 equity incentive plan and 2018 equity incentive plan that we previously adopted in their entirety and assumed all awards granted under these two plans. The maximum aggregate number of ordinary shares that may be issued pursuant to all share options and other awards under our equity incentive plan was initially 12,464,141 Class A ordinary shares. On March 5, 2019, the Company increased the aggregate number of Class A ordinary shares reserved for issuance pursuant to awards granted under the equity incentive plan by 3.5% of the total number of Class A ordinary shares and Class B ordinary shares outstanding as of December 31, 2018. On every January 1 thereafter for four years, the aggregate number of Class A ordinary shares reserved and available for issuance pursuant to awards granted under the equity incentive plan will be increased by 2.0% of the total number of Class A ordinary shares and Class B ordinary shares outstanding on December 31 of the preceding calendar year. As of the date of this prospectus supplement, options to purchase 11,471,568 Class A ordinary shares have been granted and are outstanding under our equity incentive plan. We are required to account for options granted to our employees, directors and consultants. We are required to classify options granted to our employees, directors and consultants as equity awards and recognize share-based compensation expense based on the fair value of such share options, with the share-based compensation expense recognized over the period in which the recipient is required to provide service in exchange for the share option or other equity award.

In 2016, 2017, 2018 and the six months ended June 30, 2018 and 2019, we recognized share-based compensation expenses of RMB0.4 million, RMB3.4 million, RMB951.6 million (US$138.4 million), RMB185.4 million and RMB135.6 million (US$19.7 million), respectively.

We believe the granting of share-based compensation is of significant importance to our ability to attract, retain and motivate our management team and talented employees, and we will continue to grant share-based compensation to employees in the future. As a result, our expenses associated with share-based compensation may increase significantly, which may have an adverse effect on our results of operations and financial condition.

Future investments in and acquisitions of complementary assets, technologies and businesses may fail and may result in equity or earnings dilution.

We may invest in or acquire assets, technologies and businesses that are complementary to our existing business. Our investments or acquisitions may not yield the results we expect. In addition, investments and acquisitions could result in the use of substantial amounts of cash, potentially dilutive issuances of equity securities, significant amortization expenses related to goodwill or intangible assets and exposure to potential unknown liabilities of the acquired business. Furthermore, if such goodwill or intangible assets become impaired, we may be required to record a significant charge to our results of operations. Such investments and acquisitions may also require our management team to devote a significant amount of attention. Moreover, the cost of identifying and consummating investments and acquisitions, and integrating the acquired businesses into ours, may be significant, and the integration of acquired businesses may be disruptive to our existing business operations. In addition, we may have to obtain approval from the relevant PRC governmental authorities for the investments and acquisitions and comply with any applicable PRC rules and regulations, which may be costly. In the event our investments and acquisitions are not successful, our results of operations and financial condition may be materially and adversely affected.

We may not be able to adequately protect our intellectual property, which could cause us to be less competitive.

We regard our intellectual property as critical to our success. Such intellectual property includes trademarks, domain names, copyrights, know-how and proprietary technologies. We currently rely on trademarks, copyrights, trade secret law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights. However, we cannot assure you that any of our intellectual property rights would not be challenged, invalidated or circumvented, or such intellectual property will be sufficient to provide us with competitive advantages. One of our competitors previously filed an objection when we applied for the trademark registration for “Qutoutiao” on the purported ground that “Qutoutiao” is similar to a trademark registered by such competitor. Although such objection was denied by the Trademark Office and we have successfully registered trademark for “Qutoutiao,” there can be no assurance that our trademarks and other intellectual property will be fully protected. In addition, other parties may misappropriate our intellectual property rights, which would cause us to suffer economic or reputational damages. Because of the rapid pace of technological change, nor can we assure you that all of our proprietary technologies and similar intellectual property can be patented in a timely or cost-effective manner, or at all. Furthermore, parts of our business rely on technologies developed or licensed by other parties, or co-developed with other parties, and we may not be able to obtain or continue to obtain licenses and technologies from these other parties on reasonable terms, or at all.

It is often difficult to register, maintain and enforce intellectual property rights in China. Statutory laws and regulations are subject to judicial interpretation and enforcement and may not be applied consistently due to the lack of clear guidance on statutory interpretation. Confidentiality, invention assignment and non-compete agreements may be breached by counterparties, and there may not be adequate remedies available to us for any such breach. Accordingly, we may not be able to effectively protect our intellectual property rights or to enforce our contractual rights in China. Preventing any unauthorized use of our intellectual property is difficult and costly and the steps we take may be inadequate to prevent the misappropriation of our intellectual property. In the event that we resort to litigation to enforce our intellectual property rights, such litigation could result in substantial costs and a diversion of our managerial and financial resources. We can provide no assurance that we will prevail in such litigation. In addition, our trade secrets may be leaked or otherwise become available to, or be independently discovered by, our competitors. To the extent that our employees or consultants use intellectual property owned by others in their work for us, disputes may arise as to the rights in related know-how and inventions. Any failure in protecting or enforcing our intellectual property rights could materially and adversely affect our business, results of operations and financial condition.

We may be subject to intellectual property infringement claims or other allegations by third parties for information or content displayed on, retrieved from or linked to our platform, or delivered to our users, which may materially and adversely affect our business, financial condition and prospects.

We may be subject to intellectual property infringement claims or other allegations by third parties for products or services on our platform, which may materially and adversely affect our business, financial condition and prospects.

Companies in the Internet, technology and media industries are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of other parties’ rights. The validity, enforceability and scope of protection of intellectual property rights in Internet-related industries, particularly in China, are uncertain and still evolving. As we face increasing competition and as litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.

We allow content providers to upload texts, images and videos on our platform. We have procedures designed to reduce the likelihood that content might be used without proper licenses or third-party consents. However, these procedures may not be effective in preventing the unauthorized posting of copyrighted content. We may face liability for copyright or trademark infringement, defamation, unfair competition, libel, negligence, and other claims based on the nature and content of the materials that are delivered, shared or otherwise accessed through our platform.

Defending intellectual property litigation is costly and can impose a significant burden on our management and employees, and there can be no assurances that favorable final outcomes will be obtained in all cases. Such claims, even if they do not result in liability, may harm our reputation. Any resulting liability or expenses, or changes required to our platform to reduce the risk of future liability, may materially and adversely affect our business, financial condition and prospects.

If we fail to implement and maintain an effective system of internal control, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of the ADSs may be materially and adversely affected.

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act and the rules and regulations of the NASDAQ Global Select Market. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. Commencing with our fiscal year ended December 31, 2019, we must perform system and process evaluation and testing of our internal control over financial reporting to allow management to report on the effectiveness of our internal control over financial reporting in our Form 20-F filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. In addition, once we cease to be an “emerging growth company” as the term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may not reach the same conclusion. Prior to our initial public offering, we were a private company with limited accounting personnel and other resources with which to address our internal control and procedures, and we were never required to evaluate our internal control over financial reporting within a specified period, and, as a result, we may experience difficulty in meeting these reporting requirements in a timely manner. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting.

In the course of preparing and auditing our consolidated financial statements for the years ended December 31, 2016, 2017 and 2018, we and our independent registered public accounting firm identified one material weakness and one significant deficiency in our internal control over financial reporting as of December 31, 2018. In accordance with U.S. GAAP and financial reporting requirements set forth by the SEC, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our company’s annual or interim consolidated financial statements will not be prevented or detected on a timely basis. The material weakness identified relates to the lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to formalize key controls over financial reporting and to prepare consolidated financial statements and related disclosures. Neither we nor our independent registered public accounting firm undertook a comprehensive assessment of our internal control under the Sarbanes-Oxley Act for purposes of identifying and reporting any weakness in our internal control over financial reporting. Had we performed a formal assessment of our internal control over financial reporting or had our independent registered public accounting firm performed an audit of our internal control over financial reporting, additional control weaknesses may have been identified. To remedy our identified material weakness subsequent to December 31, 2017, we started to undertake steps to strengthen our internal control over financial reporting, including: (1) hiring more qualified resources including financial controller, equipped with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, (2) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (3) establishing effective oversight and clarifying reporting requirements for non-recurring and complex transactions to ensure consolidated financial statements and related disclosures are accurate, complete and in compliance with U.S. GAAP and SEC reporting requirements, and (4) enhancing an internal audit function as well as engaging an external consulting firm to help us assess our compliance readiness under rule 13a-15 of the Exchange Act and improve overall internal control. However, such measures have not been fully implemented in the limited time that elapsed since our initial public offering and we concluded that the material weakness and deficiencies in our internal control over financial reporting have not been remediated.

Our internal control over financial reporting will not prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud will be detected.

If we are not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if we are unable to maintain proper and effective internal control, we may not be able to produce timely and accurate financial statements. If that were to happen, the market price of the ADSs could decline and we could be subject to sanctions or investigations by the NASDAQ Global Select Market, SEC or other regulatory authorities.

The discontinuation of any of the preferential tax treatments available to us in China could materially and adversely affect our results of operations and financial condition.

Under PRC tax laws and regulations, our consolidated VIEs, Shanghai Jifen and Beijing Churun, enjoyed, or are qualified to enjoy, certain preferential income tax benefits. The modified Enterprise Income Tax Law, effective on December 29, 2018, or the EIT Law, and its implementation rules generally impose a uniform income tax rate of 25% on all enterprises, but grant preferential treatment to “high and new technology enterprises strongly supported by the state”, or HNTEs, to enjoy a reduced enterprise tax rate of 15%. According to the relevant administrative measures, to qualify as a “HNTE”, Shanghai Jifen must meet certain financial and non-financial criteria and complete verification procedures with the administrative authorities. Continued qualification as a “HNTE” is subject to review by the relevant government authorities in China every three years, and in practice certain local tax authorities also require annual evaluation of the qualification. In addition to the foregoing tax benefit, Shanghai Jifen also obtained the certificate of Qualified Software Enterprise, based on which Shanghai Jifen is now qualified to enjoy certain preferential enterprise income tax and value-added tax benefits, according to relevant rules including the Notice on Value-added Tax Policies for Software Products issued by the Ministry of Finance, or the MOF, and the State Administration of Taxation, or the SAT, on October 13, 2011, the Notice on Enterprise Income Tax Policies for Further Encouraging the Development of Software and Integrated Circuit Industries issued by the MOF and the SAT on April 20, 2012 and the Notice on relevant issues relating to preferential treatments for Enterprises in Software and Integrated Circuit Industries issued by the MOF, the SAT, the National Development and Reform Commission, or the NDRC, and the MIIT. In the event the preferential tax treatments for Shanghai Jifen are discontinued or are not verified by the local tax authorities, and the affected entity fails to obtain preferential tax treatments based on other qualifications such as Advanced Technology Service Enterprise, it will become subject to the standard tax rates and policies, including the PRC enterprise income tax rate of 25%. We cannot assure you that the tax authorities will not, in the future, discontinue any of our preferential tax treatments, potentially with retroactive effect.

User growth and engagement depend upon effective interoperation with operating systems, networks, devices and major mobile application distribution channels that we do not control.

We make our products and services available across a variety of mobile operating systems and through major mobile application distribution channels, namely app stores. We are dependent on the interoperability of our products and services with popular devices and mobile operating systems that we do not control, such as Android and iOS. We are also dependent on users’ ability to find and download our mobile applications through app stores operated by third parties, such as the Apple App Store and app stores operated by mobile phone manufacturers in China such as Huawei, Oppo, Vivo and Xiaomi.

Any changes in such operating systems, devices or mobile application distribution channels that degrade the functionality of our products and services or give preferential treatment to competitive products or services could adversely affect usage of our products and services. Further, if the number of platforms for which we develop our products increases, it will result in an increase in our costs and expenses. In order to deliver high-quality products and services, it is important that our products and services work well with a range of mobile operating systems and devices which we do not control. The various app stores also have their own rules and requirements that our mobile applications need to comply with for them to be included in the respective app stores. Such rules and requirements may change from time to time. There are no assurances that our mobile applications will be able to continue to meet these rules and requirements, which may result in their removal from the relevant app stores. Compliance with these rules and requirements may also prove to be costly or require change to the functionality of our mobile applications that may make them less desirable to users. We may not be successful in developing relationships with key participants in the mobile Internet industry or in developing products or services that operate effectively with these mobile operating systems, devices and mobile application distribution channels. In the event it is difficult for our users to access and use our products and services on their mobile devices, our user growth and user engagement could be harmed, and our business, results of operations and financial condition could be adversely affected.

Our operations depend on the performance of the Internet infrastructure and fixed telecommunications networks in China.

Almost all access to the Internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. Moreover, we primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and Internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s Internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. Internet traffic in China has experienced significant growth during the past few years. Effective bandwidth and server storage at Internet data centers in large cities such as Shanghai are scarce. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our platform. We cannot assure you that the Internet infrastructure and the fixed telecommunications networks in China will be able to support the demands associated with the continued growth in Internet usage. If we are unable to increase our online content and service delivering capacity accordingly, we may not be able to continuously grow our traffic, and the adoption of our products and services may be hindered, which could adversely impact our business and our share price.

In addition, we have no control over the costs of the services provided by telecommunication service providers. Our information technology infrastructure cost increased as a result of we enriching our product offerings to include more engaging contents such as short videos, games and live-streaming. If the prices we pay for telecommunications and Internet services rise significantly, our business, results of operations and financial condition may be materially and adversely affected. Furthermore, if mobile Internet access fees or other charges to mobile Internet users increase, some users may be prevented from accessing the mobile Internet and thus cause the growth of mobile Internet users to decelerate. Such deceleration may adversely affect our ability to continue to expand our user base and increase our attractiveness to online customers.

Our business, results of operations and financial condition may be harmed by service disruptions, or by our failure to timely and effectively scale and adapt our existing technology and infrastructure.

We may experience service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors, hardware failure, capacity constraints due to an overwhelming number of people accessing our products and services simultaneously, computer viruses and denial of service, fraud and security attacks. Any disruption or failure in our infrastructure could hinder our ability to handle existing or increased traffic on our platform or cause us to lose content stored on our platform, which could significantly harm our business and our ability to retain existing users and attract new users.

As the number of our users increases and our users generate increasing volumes of user generated videos on our platform, and as we continue to diversify into new content formats, we may be required to expand and adapt our technology and infrastructure to continue to reliably store, analyze and deliver content. It may become increasingly difficult to maintain and improve the performance of our products and services, especially during peak usage times, as our products and services become more complex and our user traffic increases. In addition, because we lease our data center facilities, we cannot be assured that we will be able to expand our data center infrastructure to meet users’ demand in a timely manner, or on favorable economic terms. If our users are unable to access Qutoutiao or we are not able to make information available rapidly on Qutoutiao, or at all, users may become frustrated and seek other channels for their light entertainment needs, and may not return to Qutoutiao or use Qutoutiao as often in the future, or at all. This would negatively impact our ability to attract users and maintain high level of user engagement as well as our ability to attract advertising customers.

Legal or administrative proceedings or allegations of impropriety against us or our management could have a material adverse impact on our reputation, results of operation and financial condition.

We and members of our management may be subject to allegations or lawsuits brought by our competitors, individuals, government and regulatory authorities or other persons in the future. Any such lawsuit or allegation, with or without merit, or any perceived unfair, unethical, fraudulent or inappropriate business practice by us or perceived wrong-doing by any key member of our management team could harm our reputation and cause our user base to decline and distract our management from day-to-day operations of our company. We cannot assure you that we or key members of our management team will not be subject to lawsuits or allegations of a similar nature in the future. Where we can make a reasonable estimate of the liability relating to pending litigation and determine that an adverse liability resulting from such litigation is probable, we will record a related contingent liability. As additional information becomes available, we will assess the potential liability and revise estimates as appropriate. In 2016, 2017 and 2018 and the six months ended June 30, 2019, we did not record any contingent liabilities relating to pending litigation. However, when we record or revise our estimates of contingent liabilities in the future, the amount of our estimates may be inaccurate due to the inherent uncertainties relating to litigation. In addition, the outcomes of actions we institute against third parties may not be successful or favorable to us. Litigation and allegations against us or any of our management members, irrespective of their veracity, may also generate negative publicity that significantly harms our reputation, which may materially and adversely affect our user base and our ability to attract content providers and advertising customers. In addition to the related cost, managing and defending litigation and related indemnity obligations can significantly divert our management and the board of directors’ attention from operating our business. We may also need to pay damages or settle the litigation with a substantial amount of cash. All of these could have a material adverse impact on our reputation, results of operation and financial condition.

We may not have fully paid certain fees and surcharges in the past. As such, we may be subject to further scrutiny by the PRC tax authorities that may result in a finding which may subject us to additional taxes, fees and surcharges and fines or other penalties.

According to the Circular on Issues Relating to Cultural Undertaking Development Fee Policies and Administration of Levying and Collection Relating to Levying VAT in place of Business Tax, which was issued by the Ministry of Finance and the State Administration of Taxation, or the SAT, on March 28, 2016, or Circular 25, the provision of advertising services by advertising media agencies and outdoor advertisement business operators (including entities engaging in distribution, screening, promotion and exhibition of outdoor advertisements and other advertisements, as well as entities engaging in advertisement agency services) in China is subject to a cultural development fee at an applicable rate of 3% of the net advertising revenues. The net advertising revenues refer to, as specified in Circular 25, the balance after deducting advertisement distribution fee paid to other advertising company or advertisement distributor, from the total tax inclusive price and out of pocket expenses obtained from provision of advertising and marketing services. Historically, we did not pay cultural development fee and surcharges for the part of our revenue that we did not consider as revenues from advertising and marketing services subject to Circular 25. Although we have not been challenged by the tax authorities so far, we may face further scrutiny by the PRC tax authorities that may result in a conclusion that subjects us to additional taxes, fees and surcharges and substantially increases our taxes owed, thereby materially and adversely affecting our results of operations. As a result of not making adequate contributions, we may also be subject to fines or other penalties imposed by the relevant authorities pursuant to applicable laws and regulations.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business, results of operations and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect advertising customers’ willingness to advertise or consumers’ willingness to spend on entertainment. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and is facing new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of the Chinese economy since 2012. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have been concerns over unrest in North Korea, Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets. There have also been concerns over the expected withdrawal of the United Kingdom from the European Union as well as concerns about the economic effect of the tensions in the relationship between the United States, China and neighboring Asian countries. If present Chinese and global economic uncertainties persist, we may have difficulty in attracting advertising customers or spending by consumers on entertainment. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

We have limited business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as are offered by insurance companies in more developed economies. We do not have any business liability or disruption insurance coverage for our operations. Any uninsured business disruptions may result in our incurring substantial costs and diversion of resources, which could have an adverse effect on our results of operations and financial condition.

Any catastrophe, including natural catastrophes and outbreaks of health pandemics and other extraordinary events, could disrupt our business operation.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures or Internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide our products or services.

Our business could also be adversely affected by the effects of Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Our business operations could be disrupted if any of our employees is suspected of having Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, SARS or another contagious disease or condition, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our business, results of operations and financial condition could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

Risks Relating to Our Corporate Structure

We rely on contractual arrangements with our consolidated VIEs and their respective shareholders to operate our business, which may not be as effective as direct ownership in providing operational control and otherwise materially and adversely affect our business.

We rely on contractual arrangements with our consolidated VIEs and their respective shareholders to operate our business. The majority of our revenue is attributed to our consolidated VIEs and their subsidiaries. These contractual arrangements may not be as effective as direct ownership in providing us with control over our consolidated VIEs. If our consolidated VIEs or their respective shareholders fail to perform their respective obligations under these contractual arrangements, our recourse to the assets held by our consolidated VIEs is indirect and we may have to incur substantial costs and expend significant resources to enforce such arrangements in reliance on legal remedies under PRC law. These remedies may not always be effective, particularly in light of uncertainties in the PRC legal system. Furthermore, in connection with litigation, arbitration or other judicial or dispute resolution proceedings, assets under the name of any of record holder of equity interest in our consolidated VIEs, including such equity interest, may be put under court custody. As a consequence, we cannot be certain that the equity interest will be disposed pursuant to the contractual arrangement or ownership by the record holder of the equity interest.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in other jurisdictions, such as the U.S. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant time delays or other obstacles in the process of enforcing these contractual arrangements, it would be very difficult to exert effective control over our consolidated VIEs, and our ability to conduct our business and our results of operations and financial condition may be materially and adversely affected. See “— Risks Relating to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

The arbitration provisions under these contractual arrangements have no effect on the rights of our shareholders to pursue claims against us under United States federal securities laws.

Furthermore, in connection with the share purchase agreement entered into with The Paper, Shanghai Jifen has issued equity interests representing 1% of its enlarged share capital to The Paper at a nominal price. However, The Paper is not a party to the contractual arrangements that are currently entered into among Shanghai Quyun and Shanghai Jifen and its shareholders. As such, despite the fact that we are still able to enjoy economic benefits and exercise effective control over Shanghai Jifen and its subsidiaries, in contrast to what we have been granted by other shareholders of Shanghai Jifen under the contractual arrangements, we are not able to purchase or have The Paper pledge such 1% equity interests in the same manner as agreed under existing contractual arrangements, nor we have been granted the authorization of voting rights over these 1% equity interests. We believe Shanghai Quyun, our wholly-owned PRC subsidiary, still controls and is the primary beneficiary of Shanghai Jifen as it continues to have a controlling financial interest in Shanghai Jifen pursuant to ASC 810-10-25-38A after the issuance of such 1% equity interests.

Any failure by our consolidated VIEs or their respective shareholders to perform their obligations under our contractual arrangements with them would materially and adversely affect our business.

We, through two of our subsidiaries and wholly foreign-owned enterprises in the PRC, have entered into a series of contractual arrangements with our consolidated VIEs and their respective shareholders. If our consolidated VIEs or their respective shareholders fail to perform their respective obligations under these contractual arrangements, we may incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of our consolidated VIEs were to refuse to transfer their equity interests in the consolidated VIEs to us or our designee when we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a VIE should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our consolidated VIE and relevant rights and licenses held by it which we require in order to operate our business, and our ability to conduct our business may be negatively affected. See “— Risks Related to Doing Business in China — There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.”

The shareholders of our consolidated VIEs may have potential conflicts of interest with us, which may materially and adversely affect our business, results of operations and financial condition.

The interests of the shareholders of our consolidated VIEs in their capacities as such shareholders may differ from the interests of our company as a whole, as what is in the best interests of our consolidated VIEs, including matters such as whether to distribute dividends or to make other distributions to fund our offshore requirement, may not be in the best interests of our company. There can be no assurance that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or those conflicts of interest will be resolved in our favor. In addition, these shareholders may breach or cause our consolidated VIEs and their subsidiaries to breach or refuse to renew the existing contractual arrangements with us.

Currently, we do not have arrangements to address potential conflicts of interest the shareholders of our consolidated VIEs may encounter, on the one hand, and as a beneficial owner of our company, on the other hand. We, however, could, at all times, exercise our option under the exclusive option agreement to cause them to transfer all of their equity ownership in our consolidated VIEs to a PRC entity or individual designated by us as permitted by the then applicable PRC laws. In addition, if such conflicts of interest arise, we could also, in the capacity of attorney-in-fact of the then existing shareholders of our consolidated VIEs as provided under the power of attorney agreements, directly appoint new directors of our consolidated VIEs. We rely on the shareholders of our consolidated VIEs to comply with PRC laws and regulations, which protect contracts and provide that directors and executive officers owe a duty of loyalty to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains, and the laws of the Cayman Islands, which provide that directors have a duty of care and a duty of loyalty to act honestly in good faith with a view to our best interests. However, the legal frameworks of China and the Cayman Islands do not provide guidance on resolving conflicts in the event of a conflict with another corporate governance regime. If we cannot resolve any conflicts of interest or disputes between us and the shareholders of our consolidated VIEs, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

If the PRC government deems that the contractual arrangements in relation to our consolidated VIEs do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

The PRC government regulates telecommunications-related businesses through strict business licensing requirements and other government regulations. These laws and regulations also include limitations on foreign ownership of PRC companies that engage in telecommunications-related businesses. Specifically, foreign investors are not allowed to own more than a 50% equity interest in any PRC company engaging in value-added telecommunications businesses. The primary foreign investor must also have experience and a good track record in providing value-added telecommunications services, or VATS, overseas.

Because we are an exempted company incorporated in the Cayman Islands, we are classified as a foreign enterprise under PRC laws and regulations, and our wholly foreign-owned enterprise in the PRC is a foreign- invested enterprise, or FIE. Accordingly, none of these subsidiaries are eligible to operate VATS business in China. We conduct our business in China through our consolidated VIEs and their affiliates. Our PRC subsidiaries, Shanghai Quyun and Shanghai Zhicao, have entered into a series of contractual arrangements with our consolidated VIEs and their respective shareholders, which enable us to (1) exercise effective control over the consolidated VIEs, (2) receive substantially all of the economic benefits of the consolidated VIEs, and (3) have an exclusive option to purchase all or part of the equity interests and assets in the consolidated VIEs when and to the extent permitted by PRC law. As a result of these contractual arrangements, we have control over and are the primary beneficiary of the consolidated VIEs and hence consolidate its financial results as our consolidated VIEs under U.S. GAAP.

We believe that our corporate structure and contractual arrangements comply with the current applicable PRC laws and regulations. Our PRC legal counsel, King & Wood Mallesons, based on its understanding of the relevant laws and regulations, is of the opinion that each of the contracts among our wholly-owned PRC subsidiaries, Shanghai Quyun and Shanghai Zhicao, our consolidated VIEs and their respective shareholders is valid, binding and enforceable in accordance with its terms. However, as there are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, and the Telecommunications Regulations and the relevant regulatory measures concerning the telecommunications industry, there can be no assurance that the PRC government authorities, such as the MOFCOM or the MIIT, or other authorities that regulate Internet content providers and other participants in the telecommunications industry, would agree that our corporate structure or any of the above contractual arrangements comply with PRC licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. PRC laws and regulations governing the validity of these contractual arrangements are uncertain and the relevant government authorities have broad discretion in interpreting these laws and regulations.

If our corporate structure and contractual arrangements are deemed by the MIIT or the MOFCOM or other regulators having competent authority to be illegal, either in whole or in part, we may lose control of our consolidated VIEs and have to modify such structure to comply with regulatory requirements. However, there can be no assurance that we can achieve this without material disruption to our business. Further, if our corporate structure and contractual arrangements are found to be in violation of any existing or future PRC laws or regulations, the relevant regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking our business and operating licenses;

•	levying fines on us;

•	confiscating any of our income that they deem to be obtained through illegal operations;

•	shutting down our services;

•	discontinuing or restricting our operations in China;

•	imposing conditions or requirements with which we may not be able to comply;

•	requiring us to change our corporate structure and contractual arrangements;

•	restricting or prohibiting our use of the proceeds from overseas offering to finance our consolidated VIE’s business and operations; and

•	taking other regulatory or enforcement actions that could be harmful to our business.

Furthermore, new PRC laws, rules and regulations may be introduced to impose additional requirements that may be applicable to our corporate structure and contractual arrangements. See “— Substantial uncertainties exist with respect to the interpretation and implementation of the newly promulgated PRC Foreign Investment Law, and its enactment may materially and adversely affect our business, results of operations and financial condition.” Occurrence of any of these events could materially and adversely affect our business, results of operations and financial condition. In addition, if the imposition of any of these penalties or requirement to restructure our corporate structure causes us to lose the rights to direct the activities of our consolidated VIEs or our right to receive its economic benefits, we would no longer be able to consolidate the financial results of such VIEs in our consolidated financial statements. However, we do not believe that such actions would result in the liquidation or dissolution of our company, our wholly-owned subsidiaries in China or our consolidated VIEs or their subsidiaries.

Contractual arrangements in relation to our consolidated VIEs may be subject to scrutiny by the PRC tax authorities and they may determine that our consolidated VIEs owe additional taxes, which could negatively affect our results of operations and financial condition and the value of your investment.

Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC enterprise income tax law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. The tax authorities may impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. We may face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among our wholly-owned PRC subsidiaries, Shanghai Quyun and Shanghai Zhicao, our consolidated VIEs and their respective shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, regulations and rules, and adjust their income in the form of a transfer pricing adjustment. A transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by Shanghai Quyun, Shanghai Zhicao or our consolidated VIEs for PRC tax purposes, which could in turn increase their tax liabilities without reducing their tax expenses. In addition, if our wholly-owned PRC subsidiaries, Shanghai Quyun and Shanghai Zhicao, request the shareholders of our consolidated VIEs to transfer their equity interests in our consolidated VIEs at nominal or no value pursuant to these contractual arrangements, such transfer could be viewed as a gift and subject the relevant subsidiary to PRC income tax. Furthermore, the PRC tax authorities may impose late payment fees and other penalties on our PRC subsidiaries, Shanghai Quyun and Shanghai Zhicao, and consolidated VIEs for adjusted but unpaid taxes according to applicable regulations. Our financial position could be materially and adversely affected if the tax liabilities of our PRC subsidiaries, Shanghai Quyun and Shanghai Zhicao, and consolidated VIEs increase, or if they are required to pay late payment fees and other penalties.

We may lose the ability to use and enjoy assets held by our consolidated VIEs that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Our consolidated VIEs hold substantially all of our assets. Under the contractual arrangements, our consolidated VIEs may not and their respective shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event that the shareholders of our consolidated VIEs breach these contractual arrangements and voluntarily liquidate our consolidated VIEs, or our consolidated VIEs declare bankruptcy and all or part of their assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, results of operations and financial condition. If any of our consolidated VIEs undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, results of operations and financial condition.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected.

Under PRC law, legal documents for corporate transactions, including agreements and contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the SAMR. We generally execute legal documents by affixing chops or seals, rather than having the designated legal representatives sign the documents.

We have three major types of chops — corporate chops, contract chops and finance chops. We use corporate chops generally for documents to be submitted to government agencies, such as applications for changing business scope, directors or company name, and for legal letters. We use contract chops for executing leases and commercial contracts. We use finance chops generally for making and collecting payments, including issuing invoices. Use of corporate chops and contract chops must be approved by our legal department and administrative department, and use of finance chops must be approved by our finance department. The chops of our subsidiaries and consolidated VIEs and their subsidiaries are generally held by the relevant entities so that documents can be executed locally. Although we usually utilize chops to execute contracts, the registered legal representatives of our subsidiaries and consolidated VIEs and their subsidiaries have the apparent authority to enter into contracts on behalf of such entities without chops, unless such contracts set forth otherwise.

In order to maintain the physical security of our chops, we generally have them stored in secured locations accessible only to the designated key employees of our legal, administrative or finance departments. Our designated legal representatives generally do not have access to the chops. Although we have approval procedures in place and monitor our key employees, including the designated legal representatives of our subsidiaries and consolidated VIEs and their subsidiaries, the procedures may not be sufficient to prevent all instances of abuse or negligence. There is a risk that our key employees or designated legal representatives could abuse their authority, for example, by binding our subsidiaries and consolidated VIEs and their subsidiaries with contracts against our interests, as we would be obligated to honor these contracts if the other contracting party acts in good faith in reliance on the apparent authority of our chops or signatures of our legal representatives. If any designated legal representative obtains control of the chop in an effort to obtain control over the relevant entity, we would need to have a shareholder or board resolution to designate a new legal representative and to take legal action to seek the return of the chop, apply for a new chop with the relevant authorities, or otherwise seek legal remedies for the legal representative’s misconduct. If any of the designated legal representatives obtains and misuses or misappropriates our chops and seals or other controlling intangible assets for whatever reason, we could experience disruption to our normal business operations. We may have to take corporate or legal action, which could involve significant time and resources to resolve while distracting management from our operations, and our business and operations may be materially and adversely affected.

Substantial uncertainties exist with respect to whether the foreign investor’s controlling PRC onshore variable interest entities via contractual arrangements will be recognized as “foreign investment” and how it may impact the viability of our current corporate structure and operations.

On March 15, 2019, the National People’s Congress of the PRC adopted the Foreign Investment Law, which came into force on January 1, 2020. The Foreign Investment Law defines the “foreign investment” as the investment activities in China conducted directly or indirectly by foreign investors in the following manners: (i) the foreign investor, by itself or together with other investors establishes a foreign invested enterprises in China; (ii) the foreign investor acquires shares, equities, asset tranches, or similar rights and interests of enterprises in China; (iii) the foreign investor, by itself or together with other investors, invests and establishes new projects in China; (iv) the foreign investor invests through other approaches as stipulated by laws, administrative regulations or otherwise regulated by the State Council. The Foreign Investment Law keeps silent on how to define and regulate the VIEs, while adding a catch-all clause that “other approaches as stipulated by laws, administrative regulations or otherwise regulated by the State Council” can fall into the concept of “foreign investment,” which leaves uncertainty as to whether the foreign investor’s controlling PRC onshore variable interest entities via contractual arrangements will be recognized as “foreign investment.” Pursuant to the Foreign Investment Law, PRC governmental authorities will regulate foreign investment by applying the principle of pre-entry national treatment together with a “negative list,” which will be promulgated by or promulgated with approval by the State Council. Foreign investors are prohibited from making any investments in the industries which are listed as “prohibited” in such negative list; and, after satisfying certain additional requirements and conditions as set forth in the “negative list,” are allowed to make investments in the industries which are listed as “restricted” in such negative list. For any foreign investor that fails to comply with the negative list, the competent authorities are entitled to ban its investment activities, require such investor to take measures to correct its non-compliance and impose other penalties.

In addition, it is uncertain whether any of the businesses that we currently operate or plan to operate in the future through our consolidated VIEs would be on the to-be-issued “negative list” and therefore be subject to any foreign investment restrictions or prohibitions. If any of the businesses that we operate were in the “restricted” category on the to-be-issued “negative list”, such determination would materially and adversely affect the value of the ADSs. We also face uncertainties as to whether the final “negative list” would mandate further actions, such as MOFCOM market entry clearance, to be completed by companies with existing VIE structure and whether such clearance can be timely obtained, or at all. If we are not able to obtain any approval when required, our VIE structure may be regarded as invalid and illegal under the promulgated Foreign Investment Law, which may materially and adversely affect our business, results of operations and financial condition, for instance, we may not be able to (1) continue our business in China through our contractual arrangements with our consolidated affiliated entities, (2) exert effective control over our consolidated affiliated entities, or (3) consolidate the financial results of, and receive economic benefits from our consolidated affiliated entities under existing contractual arrangements.

In addition, our corporate governance practice may be materially impacted and our compliance costs could increase if we were considered as a foreign invested entity, or a FIE under the Foreign Investment Law. For instance, the Foreign Investment Law purports to impose stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Any company found to be non-compliant with these information reporting obligations could potentially be subject to fines and/or administrative liabilities, according to the Foreign Investment Law.

The PRC Foreign Investment Law leaves leeway for future laws, administrative regulations or provisions of the State Council to provide for contractual arrangements as a form of foreign investment. It is therefore uncertain whether our corporate structure will be seen as violating foreign investment rules as we are currently using the contractual arrangements to operate certain businesses in which foreign investors are currently prohibited from or restricted to investing. Furthermore, if future laws, administrative regulations or provisions of the State Council mandate further actions to be taken by companies with respect to existing contractual arrangements, we may face substantial uncertainties as to whether we can complete such actions in a timely manner, or at all. If we fail to take appropriate and timely measures to comply with any of these or similar regulatory compliance requirements, our current corporate structure, corporate governance and business operations could be materially and adversely affected.

Risks Relating to Doing Business in China

Changes in the political and economic policies of the PRC government may materially and adversely affect our business, results of operations and financial condition and may result in our inability to sustain our growth and expansion strategies.

Substantially all of our operations are conducted in the PRC and substantially all of our revenue is sourced from the PRC. Accordingly, our business, results of operations and financial condition are affected to a significant extent by economic, political and legal developments in the PRC.

The PRC economy differs from the economies of most developed countries in many respects, including the extent of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China’s economic growth by allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, regulating financial services and institutions and providing preferential treatment to particular industries or companies.

While the PRC economy has experienced significant growth in the past three decades, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall PRC economy, but may also have a negative effect on us. Our business, results of operations and financial condition could be materially and adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. In addition, the PRC government has implemented in the past certain measures to control the pace of economic growth. These measures may cause decreased economic activity, which in turn could lead to a reduction in demand for our services and consequently materially and adversely affect our business, results of operations and financial condition.

There are uncertainties regarding the interpretation and enforcement of PRC laws, rules and regulations.

Substantially all of our operations are conducted in the PRC, and are governed by PRC laws, rules and regulations. Our PRC subsidiaries and consolidated VIEs and their subsidiaries are subject to laws, rules and regulations applicable to foreign investment in China. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value.

In 1979, the PRC government began to promulgate a comprehensive system of laws, rules and regulations governing economic matters in general. The overall effect of legislation over the past three decades has significantly enhanced the protections afforded to various forms of foreign investment in China. However, China has not developed a fully integrated legal system, and recently enacted laws, rules and regulations may not sufficiently cover all aspects of economic activities in China or may be subject to significant degrees of interpretation by PRC regulatory agencies. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the nonbinding nature of such decisions, and because the laws, rules and regulations often give the relevant regulator significant discretion in how to enforce them, the interpretation and enforcement of these laws, rules and regulations involve uncertainties and can be inconsistent and unpredictable. In addition, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, and which may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until after the occurrence of the violation.

Any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention. Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. These uncertainties may impede our ability to enforce the contracts we have entered into and could materially and adversely affect our business, results of operations and financial condition.

The approval of the China Securities Regulatory Commission, or the CSRC, may be required in connection with this sale under a PRC regulation. The regulation also establishes more complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

On August 8, 2006, six PRC regulatory agencies, including the MOFCOM, the State-Owned Assets Supervision and Administration Commission, or the SASAC, the State Administration of Taxation, the SAIC, the CSRC, and the State Administration of Foreign Exchange, or the SAFE, jointly adopted the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, which came into effect on September 8, 2006 and were amended on June 22, 2009. The M&A Rules include, among other things, provisions that purport to require that an offshore special purpose vehicle that is controlled by PRC domestic companies or individuals and that has been formed for the purpose of an overseas listing of securities through acquisitions of PRC domestic companies or assets to obtain the approval of the CSRC prior to the listing and trading of such special purpose vehicle’s securities on an overseas stock exchange. On September 21, 2006, the CSRC published on its official website procedures regarding its approval of overseas listings by special purpose vehicles. However, substantial uncertainty remains regarding the scope and applicability of the M&A Rules to offshore special purpose vehicles.

While the application of the M&A Rules remains unclear, we believe, based on the advice of our PRC legal counsel, King & Wood Mallesons, that the CSRC approval is not required in the context of this sale because (1) our wholly-owned PRC subsidiaries, Shanghai Quyun and Shanghai Zhicao, were incorporated as a foreign- invested enterprise by means of foreign direct investments rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules, and (2) there is no statutory provision that clearly classifies the contractual arrangement among our wholly-owned PRC subsidiaries, Shanghai Quyun and Shanghai Zhicao, and our consolidated VIEs and their respective shareholders as transactions regulated by the M&A Rules. There can be no assurance that the relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC legal counsel. If the CSRC or other PRC regulatory body subsequently determines that we need to obtain the CSRC’s approval for this sale or if the CSRC or any other PRC government authorities promulgates any interpretation or implements rules that would require us to obtain CSRC or other governmental approvals for this sale, we may face adverse actions or sanctions by the CSRC or other PRC regulatory agencies. In any such event, these regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China or take other actions that could materially and adversely affect our business, results of operations, financial condition as well as our ability to complete this sale.

The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this sale before settlement and delivery of the ADSs offered by this prospectus supplement. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that such settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring us to obtain their approvals for this sale, we may be unable to obtain waivers of such approval requirements. Any uncertainties and/or negative publicity regarding such approval requirements could materially and adversely affect the trading price of the ADSs.

These regulations also established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the M&A rules require that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise if (1) any important industry is concerned, (2) such transaction involves factors that have or may have impact on the national economic security, or (3) such transaction will lead to a change in control of a domestic enterprise which holds a famous trademark or PRC time-honored brand. The approval from the MOFCOM shall be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. Mergers, acquisitions or contractual arrangements that allow one market player to take control of or to exert decisive impact on another market player must also be notified in advance to the SAMR when the threshold under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, or the Prior Notification Rules, issued by the State Council in August 2008 (as amended in September 2018) is triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. We may grow our business in part by acquiring other companies operating in our industry. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

PRC laws and regulations mandate complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to make acquisitions in China.

PRC laws and regulations, such as the M&A Rules, and other relevant rules, established additional procedures and requirements that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the MOFCOM be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from the MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies. PRC laws and regulations also require certain merger and acquisition transactions to be subject to a merger control security review. In August 2011, the MOFCOM promulgated the Rules on Implementation of Security Review System, or MOFCOM Security Review Rules, effective from September 1, 2011, further provide that, when deciding whether a specific merger or acquisition of a domestic enterprise by foreign investors is subject to a security review by the MOFCOM, the principle of substance over form should be applied and foreign investors are prohibited from bypassing the security review requirement by structuring transactions through proxies, trusts, indirect investments, leases, loans, control through contractual arrangements of offshore transaction. Factors that the MOFCOM considers in its review are whether (1) an important industry is involved, (2) such transaction involves factors that have had or may have an impact on national economic security and (3) such transaction will lead to a change in control of a domestic enterprise that holds a well-known PRC trademark or a time- honored PRC brand. If a business of any target company that we plan to acquire falls into the ambit of security review, we may not be able to successfully acquire such company. Complying with the requirements of the relevant regulations to complete any such transaction could be time-consuming, and any required approval process, including approval from the MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

The SAFE promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by the SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of the SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular 37 as a “special purpose vehicle.” Pursuant to SAFE Circular 37, “control” refers to the act through which a PRC resident obtains the right to carry out business operation of, to gain proceeds from or to make decisions on a special purpose vehicle by means of, among others, shareholding entrustment arrangement. SAFE Circular 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as change of shareholders of the special purpose vehicle, increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiaries. Moreover, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment released on February 13, 2015 by the SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

Mr. Eric Siliang Tan and Mr. Lei Li have completed the SAFE registration pursuant to SAFE Circular 37 in 2017, with Innotech Group Holdings Ltd. and News Optimizer (BVI) Ltd. being separately registered as the respective “special purpose vehicle.” After transferring all shares in Innotech Group Holdings Ltd. to the trust of which himself is also a beneficiary, Mr. Eric Siliang Tan, as well as all the other beneficiaries of the trust who are PRC residents are required to complete relevant registrations pursuant to SAFE Circular 37. We have notified substantial beneficial owners of our ordinary shares and the beneficiaries of the trust who we know are PRC residents of their filing obligation, including the obligation to make updates under SAFE Circular 37, and the beneficial owners have undertaken to complete relevant registrations as soon as such registration is practical with local SAFE. Nevertheless, we may not be continuously aware of the identities of all of our beneficial owners who are PRC residents. We do not have control over our beneficial owners and there can be no assurance that all of our PRC-resident beneficial owners will comply with SAFE Circular 37 and subsequent implementation rules, and there is no assurance that the registration under SAFE Circular 37 and any amendment will be completed in a timely manner, or will be completed at all. The failure of our beneficial owners who are PRC residents to register or amend their foreign exchange registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may materially and adversely affect our business, results of operations and financial condition.

Any failure to comply with PRC regulations regarding employee equity incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

Pursuant to SAFE Circular 37, PRC residents who participate in equity incentive plans in overseas non-publicly-listed companies due to their position as director, senior management or employees of the PRC subsidiaries of the overseas companies may submit applications to SAFE or its local branches for the foreign exchange registration with respect to offshore special purpose companies. Our directors, executive officers and other employees who are PRC residents and who have been granted options may follow SAFE Circular 37 to apply for the foreign exchange registration before our company becomes an overseas listed company. As an overseas listed company, we and our directors, executive officers and other employees who are PRC residents and who have been granted options are subject to the Notice on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly Listed Company, issued by SAFE in February 2012, according to which, employees, directors, supervisors and other management members participating in any equity incentive plans of an overseas publicly listed company who are PRC residents are required to register with SAFE through a domestic qualified agent, which could be a PRC subsidiary of such overseas listed company, and complete certain other procedures. We are making efforts to comply with these requirements, but there can be no assurance that they can successfully register with SAFE in full compliance with the rules. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit the ability to make payment under our equity incentive plans or receive dividends or sales proceeds related thereto, or our ability to contribute additional capital into our wholly-foreign owned enterprise in China and limit our wholly-foreign owned enterprise’s ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional equity incentive plans for our directors and employees under PRC law.

We rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries to fund offshore cash and financing requirements. Any limitation on the ability of our PRC operating subsidiaries to make payments to us could materially and adversely affect our ability to conduct our business.

We are a holding company and rely to a significant extent on dividends and other distributions on equity paid by our principal operating subsidiaries and on remittances from the consolidated VIEs for our offshore cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders, fund inter-company loans, service any debt we may incur outside of China and pay our expenses. When our principal operating subsidiaries or the consolidated VIEs incur additional debt, the instruments governing the debt may restrict their ability to pay dividends or make other distributions or remittances to us. Furthermore, the laws, rules and regulations applicable to our PRC subsidiaries and certain other subsidiaries permit payments of dividends only out of their retained earnings, if any, determined in accordance with applicable accounting standards and regulations.

Under PRC laws, rules and regulations, each of our subsidiaries incorporated in China is required to set aside at least 10% of its net income each year to fund certain statutory reserves until the cumulative amount of such reserves reaches 50% of its registered capital. These reserves, together with the registered capital, are not distributable as cash dividends. As a result of these laws, rules and regulations, our subsidiaries incorporated in China are restricted in their ability to transfer a portion of their respective net assets to their shareholders as dividends, loans or advances. Certain of our subsidiaries did not have any retained earnings available for distribution in the form of dividends as of December 31, 2018. In addition, registered share capital and capital reserve accounts are also restricted from withdrawal in the PRC, up to the amount of net assets held in each operating subsidiary.

Limitations on the ability of our consolidated VIEs to make remittance to the wholly-foreign owned enterprise and on the ability of our subsidiaries to pay dividends to us could limit our ability to access cash generated by the operations of those entities, including to make investments or acquisitions that could be beneficial to our businesses, pay dividends to our shareholders or otherwise fund and conduct our business.

We may be treated as a resident enterprise for PRC tax purposes under the PRC Enterprise Income Tax Law, and we may therefore be subject to PRC income tax on our global income.

Under the modified Enterprise Income Tax Law and its implementing rules, enterprises established under the laws of jurisdictions outside of China with “de facto management bodies” located in China may be considered PRC tax resident enterprises for tax purposes and may be subject to the PRC enterprise income tax at the rate of 25% on their global income. “De facto management body” refers to a managing body that exercises substantive and overall management and control over the production and business, personnel, accounting books and assets of an enterprise. The State Administration of Taxation issued the Notice Regarding the Determination of Chinese-Controlled Offshore-Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009. Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by foreign enterprises or individuals, the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises. If we were to be considered a PRC resident enterprise, we would be subject to PRC enterprise income tax at the rate of 25% on our global income. In such case, our profitability and cash flow may be materially reduced as a result of our global income being taxed under the Enterprise Income Tax Law. We believe that none of our entities outside of China is a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

Dividends payable to our foreign investors and gains on the sale of ADSs or our ordinary shares by our foreign investors may become subject to PRC tax.

Under the modified Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of ADSs or ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares or the ADSs, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of ADSs or our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of ADSs or our ordinary shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in ADSs or our ordinary shares may decline significantly.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies.

On February 3, 2015, the State Administration of Taxation issued the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, which partially replaced and supplemented previous rules under the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, or SAT Circular 698, issued by the State Administration of Taxation, on December 10, 2009. Pursuant to this Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. According to Bulletin 7, “PRC taxable assets” include assets attributed to an establishment in China, immovable properties located in China, and equity investments in PRC resident enterprises, in respect of which gains from their transfer by a direct holder, being a non-PRC resident enterprise, would be subject to PRC enterprise income taxes. When determining whether there is a “reasonable commercial purpose” of the transaction arrangement, features to be taken into consideration include: whether the main value of the equity interest of the relevant offshore enterprise derives from PRC taxable assets; whether the assets of the relevant offshore enterprise mainly consists of direct or indirect investment in China or if its income mainly derives from China; whether the offshore enterprise and its subsidiaries directly or indirectly holding PRC taxable assets have real commercial nature which is evidenced by their actual function and risk exposure; the duration of existence of the business model and organizational structure; the replicability of the transaction by direct transfer of PRC taxable assets; and the tax situation of such indirect transfer and applicable tax treaties or similar arrangements. In respect of an indirect offshore transfer of assets of a PRC establishment, the resulting gain is to be included with the enterprise income tax filing of the PRC establishment or place of business being transferred, and would consequently be subject to PRC enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immovable properties located in China or to equity investments in a PRC resident enterprise, which is not related to a PRC establishment or place of business of a non-resident enterprise, a PRC enterprise income tax of 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments has the withholding obligation. Where the payor fails to withhold any or sufficient tax, the transferor is required to declare and pay such tax to the tax authority by itself within the statutory time limit. Late payment of applicable tax will subject the transferor to default interest. Bulletin 7 does not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange. On October 17, 2017, the State Administration of Taxation promulgated the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Circular 37, which was amended and became effective on June 15, 2018, and SAT Circular 698 then was repealed with effect from December 1, 2017. SAT Circular 37, among other things, simplified procedures of withholding and payment of income tax levied on non-resident enterprises.

There is uncertainty as to the application of Bulletin 7. We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the shares in our offshore subsidiaries or investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions under Bulletin 7. For transfer of shares in our company by investors that are non-PRC resident enterprises, our PRC subsidiaries may be requested to assist in the filing under Bulletin 7. As a result, we may be required to expend valuable resources to comply with Bulletin 7 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may materially and adversely affect our results of operations and financial condition.

We are subject to restrictions on currency exchange.

Substantially all of our revenue is denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries or consolidated VIEs. Currently, certain of our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. Since a significant amount of our future revenue and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, and may limit our ability to obtain foreign currency through debt or equity financing for our onshore subsidiaries and consolidated VIEs.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from making loans to our PRC subsidiaries and our consolidated VIEs, or making additional capital contributions to our PRC subsidiaries.

We, as an offshore holding company, are permitted under PRC laws and regulations to provide funding to our PRC subsidiaries, which are treated as foreign-invested enterprises under PRC laws, through loans or capital contributions. However, loans by us to our PRC subsidiaries to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of SAFE and capital contributions to our PRC subsidiaries are subject to the requirement of making necessary filings in the Foreign Investment Comprehensive Management Information System, and registration with other governmental authorities in China.

SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming the Administration of Foreign Exchange Settlement of Capital of Foreign-invested Enterprises, or Circular 19, effective on June 1, 2015, in replacement of the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign- Invested Enterprises, or SAFE Circular 142, the Notice from the State Administration of Foreign Exchange on Relevant Issues Concerning Strengthening the Administration of Foreign Exchange Businesses, or Circular 59, and the Circular on Further Clarification and Regulation of the Issues Concerning the Administration of Certain Capital Account Foreign Exchange Businesses, or Circular 45. According to Circular 19, the flow and use of the Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company is regulated such that Renminbi capital may not be used for the issuance of Renminbi entrusted loans, the repayment of inter-enterprise loans or the repayment of banks loans that have been transferred to a third party. Although Circular 19 allows Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested enterprise to be used for equity investments within the PRC, it also reiterates the principle that Renminbi converted from the foreign currency-denominated capital of a foreign-invested company may not be directly or indirectly used for purposes beyond its business scope. Thus, it is unclear whether SAFE will permit such capital to be used for equity investments in the PRC in actual practice. SAFE promulgated the Notice of the State Administration of Foreign Exchange on Reforming and Standardizing the Foreign Exchange Settlement Management Policy of Capital Account, or Circular 16, effective on June 9, 2016, which reiterates some of the rules set forth in Circular 19, but changes the prohibition against using Renminbi capital converted from foreign currency-denominated registered capital of a foreign-invested company to issue Renminbi entrusted loans to a prohibition against using such capital to issue loans to non-associated enterprises. Violations of SAFE Circular 19 and Circular 16 could result in administrative penalties. Circular 19 and Circular 16 may significantly limit our ability to transfer any foreign currency we hold to our PRC subsidiaries, which may adversely affect our liquidity and our ability to fund and expand our business in the PRC.

Due to the restrictions imposed on loans in foreign currencies extended to any PRC domestic companies, we are not likely to make such loans to our consolidated VIEs and their subsidiaries, each a PRC domestic company. Meanwhile, we are not likely to finance the activities of our consolidated VIEs and their subsidiaries by means of capital contributions given the restrictions on foreign investment in the businesses that are currently conducted by our consolidated VIEs and their subsidiaries.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiaries or any consolidated VIEs or future capital contributions by us to our PRC subsidiaries. As a result, uncertainties exist as to our ability to provide prompt financial support to our PRC subsidiaries or consolidated VIEs and their subsidiaries when needed. If we fail to complete such registrations or obtain such approvals, our ability to use foreign currency and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the Renminbi and the U.S. dollar remained within a narrow band. Since June 2010, the Renminbi has fluctuated against the U.S. dollar, at times significantly and unpredictably. On November 30, 2015, the Executive Board of the International Monetary Fund completed the regular five-year review of the basket of currencies that make up the Special Drawing Right, or the SDR, and decided that with effect from October 1, 2016, Renminbi is determined to be a freely usable currency and will be included in the SDR basket as a fifth currency, along with the U.S. dollar, the Euro, the Japanese yen and the British pound. In the fourth quarter of 2016, the Renminbi has depreciated significantly in the backdrop of a surging U.S. dollar and persistent capital outflows of China. With the development of the foreign exchange market and progress towards interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that the Renminbi will not appreciate or depreciate significantly in value against the U.S. dollar in the future. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future.

Substantially all of our revenue and costs are denominated in Renminbi. We are a holding company and we rely on dividends paid by our operating subsidiaries in China for our cash needs. Any significant fluctuation of Renminbi against the U.S. dollar may materially and adversely affect our results of operations and financial position reported in Renminbi when translated into U.S. dollars, and the value of, and any dividends payable in U.S. dollars. To the extent that we need to convert U.S. dollars we receive from this sale into Renminbi for our operations, if there is any appreciation of the Renminbi against the U.S. dollar, it would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for the purpose of making payments for dividends on our ordinary shares or for other business purposes, and if there is any appreciation of the U.S. dollar against the Renminbi, it would have a negative effect on the U.S. dollar amount.

The audit report incorporated by reference to this prospectus supplement is prepared by an auditor who is not inspected by the Public Company Accounting Oversight Board and, as such, our investors are deprived of the benefits of such inspection.

Our independent registered public accounting firm that issues the audit report included in our 2018 Annual Report filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the U.S. Public Company Accounting Oversight Board, or the PCAOB, is required by the laws of the U.S. to undergo regular inspections by the PCAOB to assess its compliance with the laws of the U.S. and professional standards. Because our auditors are located in the People’s Republic of China, a jurisdiction where the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities, our auditors are not currently inspected by the PCAOB. On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. The joint statement reflects a heightened interest in an issue that has vexed U.S. regulators in recent years. However, it remains unclear what further actions the SEC and PCAOB will take to address the problem.

Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. This lack of PCAOB inspections in China prevents the PCAOB from regularly evaluating our auditor’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

The inability of the PCAOB to conduct inspections of auditors in China makes it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our consolidated financial statements.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, which if passed, would require the SEC to maintain a list of issuers for which PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes increased disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges such as the NASDAQ of issuers included on the SEC’s list for three consecutive years. Enactment of this legislation or other efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the market price of the ADSs could be adversely affected. It is unclear if this proposed legislation would be enacted.

If additional remedial measures are imposed on the “big four” PRC-based accounting firms, including our independent registered public accounting firm, in administrative proceedings brought by the SEC alleging such firms’ failure to meet specific criteria set by the SEC with respect to requests for the production of documents, we could be unable to timely file future financial statements in compliance with the requirements of the Exchange Act.

Starting in 2011, the Chinese affiliates of the “big four” accounting firms, including our independent registered public accounting firm, were affected by a conflict between the United States and Chinese law. Specifically, for certain United States listed companies operating and audited in mainland China, the SEC and the PCAOB sought to obtain from the Chinese accounting firms access to their audit work papers and related documents. The firms were, however, advised and directed that under Chinese law they could not respond directly to the United States regulators on those requests, and that requests by foreign regulators for access to such papers in China had to be channeled through the CSRC.

In late 2012, this impasse led the SEC to commence administrative proceedings under Rule 102(e) of its Rules of Practice and also under the Sarbanes-Oxley Act of 2002 against the Chinese accounting firms, including our independent registered public accounting firm. In January 2014, the administrative law judge reached an initial decision to impose penalties on the firms including a temporary suspension of their right to practice before the SEC. The accounting firms filed a petition for review of the initial decision. On February 6, 2015, before a review by the commissioners of the SEC had taken place, the firms reached a settlement with the SEC. Under the settlement, the SEC accepts that future requests by the SEC for the production of documents will normally be made to the CSRC. The firms will receive matching Section 106 requests, and are required to abide by a detailed set of procedures with respect to such requests, which in substance require them to facilitate production via the CSRC. If they fail to meet specified criteria, the SEC retains authority to impose a variety of additional remedial measures on the firms depending on the nature of the failure. Remedies for any future noncompliance could include, as appropriate, an automatic six-month bar on a single firm’s performance of certain audit work, commencement of a new proceeding against a firm, or in extreme cases the resumption of the current proceeding against all four firms. Under the terms of the settlement, the underlying proceeding against the four China-based accounting firms was deemed dismissed with prejudice four years after entry of the settlement. The four-year mark occurred on February 6, 2019.

In the event that the SEC restarts the administrative proceedings, depending upon the final outcome, listed companies in the United States with major PRC operations may find it difficult or impossible to retain auditors in respect of their operations in the PRC, which could result in financial statements being determined to not be in compliance with the requirements of the Exchange Act, including possible delisting. Moreover, any negative news about any such future proceedings against these audit firms may cause investor uncertainty regarding China-based, United States listed companies and the market price of the ADSs may be adversely affected.

If our independent registered public accounting firm were denied, even temporarily, the ability to practice before the SEC and we were unable to timely find another registered public accounting firm to audit and issue an opinion on our consolidated financial statements, our consolidated financial statements could be determined not to be in compliance with the requirements of the Exchange Act. Such a determination could ultimately lead to the delay or abandonment of this sale, delisting of the ADSs from the NASDAQ Global Select Market or deregistration from the SEC, or both, which would substantially reduce or effectively terminate the trading of the ADSs in the United States.

Risks Relating to the ADSs and This sale

The trading price of the ADSs may be volatile, which could result in substantial losses to you.

The trading prices of the ADSs have been, and are likely to continue to be, volatile and could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation in the market prices or the underperformance or deteriorating financial results of other listed companies based in China. The securities of some of these companies have experienced significant volatility since their initial public offerings, including, in some cases, substantial price declines in the trading prices of their securities. The trading performances of other Chinese companies’ securities after their offerings, including technology companies and mobile content platform companies, may affect the attitudes of investors toward Chinese companies listed in the United States, which consequently may impact the trading performance of the ADSs, regardless of our actual operating performance. In addition, any negative news or perceptions about inadequate corporate governance practices or fraudulent accounting, corporate structure or matters of other Chinese companies may also negatively affect the attitudes of investors towards Chinese companies in general, including us, regardless of whether we have conducted any inappropriate activities. Furthermore, securities markets may from time to time experience significant price and volume fluctuations that are not related to our operating performance, such as the large decline in share prices in the United States, China and other jurisdictions in late 2008, early 2009, the second half of 2011, 2015 and late 2018, which may have a material and adverse effect on the trading price of the ADSs.

In addition to the above factors, the price and trading volume of the ADSs may be highly volatile due to multiple factors, including the following:

•	regulatory developments affecting us or our industry;

•	announcements of studies and reports relating to the quality of our credit offerings or those of our competitors;

•	changes in the economic performance or market valuations of other mobile content platform companies;

•	actual or anticipated fluctuations in our quarterly results of operations and changes or revisions of our expected results;

•	changes in financial estimates by securities research analysts;

•	conditions in the markets for mobile content and targeted advertising and marketing services;

•	announcements by us or our competitors of new product and service offerings, acquisitions, strategic relationships, joint ventures, capital raisings or capital commitments;

•	additions to or departures of our senior management;

•	fluctuations of exchange rates between the Renminbi and the U.S. dollar;

•	release or expiry of lock-up or other transfer restrictions on our outstanding shares or the ADSs; and

•	sales or perceived potential sales of additional ordinary shares or ADSs.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the ADSs and trading volume could decline.

The trading market for the ADSs will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades the ADSs or publishes inaccurate or unfavorable research about our business, the market price for the ADSs would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for the ADSs to decline.

We will not receive any proceeds from this offering. However, we continue to retain broad discretion in the use of the net proceeds from our previous public offerings.

We will not receive any proceeds from this offering, however, we will continue to retain broad discretion in the application of the net proceeds from our previous public offerings and could spend the proceeds in ways that do not produce income or increase the ADS price. We have not determined a specific use for a portion of the net proceeds of our previous public offerings, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds from our previous public offerings are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of our previous public offerings. We cannot assure you that the net proceeds from our previous public offerings will be used in a manner that would improve our results of operations or increase the ADS price, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

Because we do not expect to pay cash dividends in the foreseeable future after this sale, you may not receive any return on your investment unless you sell your Class A ordinary shares or ADSs for a price greater than that which you paid for them.

We currently intend to retain most, if not all, of our available funds and any future earnings after this sale to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. See “Dividend Policy.” Therefore, you should not rely on an investment in the ADSs as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the ADSs will likely depend entirely upon any future price appreciation of the ADSs. There is no guarantee that the ADSs will appreciate in value after this sale or even maintain the price at which you purchased the ADSs. You may not realize a return on your investment in ADSs and you may even lose your entire investment in ADSs.

Substantial future sales or perceived potential sales of ADSs in the public market could cause the price of the ADSs to decline.

Sales of the ADSs in the public market, or the perception that these sales could occur, could cause the market price of the ADSs to decline significantly. Upon completion of this sale, we will have 39,645,820 Class A ordinary shares and 32,937,193 Class B ordinary shares outstanding. All ADSs representing our Class A ordinary shares sold in this sale will be freely transferable by persons other than our “affiliates” without restriction or additional registration under the U.S. Securities Act of 1933, as amended, or the Securities Act. To the extent shares are sold into the market, the market price of the ADSs could decline significantly.

Certain holders of our ordinary shares after completion of this sale may have the right to cause us to register under the Securities Act the sale of their shares. Registration of these shares under the Securities Act would result in ADSs representing these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. Sales of these ADSs in the public market could cause the price of the ADSs to decline significantly.

You, as holders of ADSs, may have fewer rights than holders of our ordinary shares and must act through the depositary to exercise those rights.

Holders of ADSs do not have the same rights of our shareholders and may only exercise the voting rights with respect to the underlying Class A ordinary shares in accordance with the provisions of the deposit agreement. Under our amended and restated memorandum and articles of association, the minimum notice period required to convene a general meeting will be seven calendar days. When a general meeting is convened, you may not receive sufficient notice of a shareholders’ meeting to permit you to withdraw your Class A ordinary shares to allow you to cast your vote with respect to any specific matter. In addition, the depositary and its agents may not be able to send information to you or carry out your voting instructions in a timely manner. We will make all reasonable efforts to cause the depositary to extend voting rights to you in a timely manner, but there can be no assurance that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ADSs. Furthermore, the depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast or for the effect of any such vote. As a result, you may not be able to exercise your right to vote and you may lack recourse if your ADSs are not voted as you requested. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting.

Your right to participate in any future rights offerings may be limited, which may cause dilution to your holdings.

We may from time to time distribute rights to our shareholders, including rights to acquire our securities. However, we cannot make rights available to you in the U.S. unless we register both the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. Under the deposit agreement, the depositary will not make rights available to you unless both the rights and the underlying securities to be distributed to ADS holders are either registered under the Securities Act or exempt from registration under the Securities Act. We are under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective and we may not be able to establish a necessary exemption from registration under the Securities Act. Accordingly, you may be unable to participate in our rights offerings in the future and may experience dilution in your holdings.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our Class A ordinary shares provides that, to the fullest extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws.

If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable U.S. state and federal law. To our knowledge, the enforceability of a contractual pre-dispute jury trial waiver in connection with claims arising under the U.S. federal securities laws has not been finally adjudicated by the United States Supreme Court. However, we believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which govern the deposit agreement. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. Accordingly, ADS holders, including holders that acquired ADSs in a secondary transaction, are subject to these provisions of the deposit agreement to the extent permitted by applicable law. It is advisable that you consult legal counsel regarding the jury waiver provision before investing in the ADSs.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under U.S. federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action.

Nevertheless, if this jury trial waiver provision is not enforced, to the extent a court action proceeds, it would proceed under the terms of the deposit agreement with a jury trial. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

You may not receive cash dividends if the depositary decides it is impractical to make them available to you.

The depositary will pay cash distributions on the ADSs only to the extent that we decide to distribute dividends on our Class A ordinary shares or other deposited securities, and we do not have any present plan to pay any cash dividends in the foreseeable future. See “Dividend Policy.” To the extent that there is a distribution, the depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on our Class A ordinary shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of Class A ordinary shares your ADSs represent. However, the depositary may, at its discretion, decide that it is inequitable or impractical to make a distribution available to holders of ADSs. For example, the depositary may determine that it is not practicable to distribute certain property through the mail, or that the value of certain distributions may be less than the cost of mailing them. In these cases, the depositary may decide not to distribute such property to you.

We will continue to incur increased costs as a public company, which could lower our profits or make it more difficult to run our business.

As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company to ensure that we comply with the various requirements on corporate governance practices imposed by the Sarbanes-Oxley Act of 2002 as well as rules subsequently implemented by the SEC and the NASDAQ Global Select Market. For example, we have increased the number of independent directors and adopted policies regarding internal control and disclosure controls and procedures. We have also incurred additional costs associated with our public company reporting requirements. We expect that these rules and regulations will continue to cause us to incur elevated legal and financial compliance costs, devote substantial management effort to ensure compliance and make some corporate activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

You may be subject to limitations on transfer of your ADSs.

Your ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deems it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement, or for any other reason.

The dual-class structure of our ordinary shares may adversely affect the trading market for the ADSs.

S&P Dow Jones has announced changes to its eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of our ordinary shares may prevent the inclusion of the ADSs representing our Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for the ADSs. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the ADSs.

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares, including Class A ordinary shares represented by ADSs, at a premium.

Our amended and restated memorandum and articles of association contain provisions that limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of the ADSs may fall and the voting and other rights of the holders of our ordinary shares and the ADSs may be materially and adversely affected.

Certain judgments obtained against us may not be enforceable.

We are an exempted company incorporated under the laws of the Cayman Islands. Substantially all of our assets are located outside the United States. In addition, substantially all of our directors and executive officers and the experts named in the 2018 Annual Report reside outside the United States, and most of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States, in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, China or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers and/or their assets.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company limited by shares incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2018 Revision) of the Cayman Islands (as amended) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary duties of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some states in the United States, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under the amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholder than they would as public shareholders of a company incorporated in the U.S. For a discussion of significant differences between the provisions of the Companies Law (2018 Revision) of the Cayman Islands and the laws applicable to companies incorporated in the U.S. and their shareholders, see “Description of Share Capital — Differences in Corporate Law” included in the accompanying prospectus.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempted from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempted from certain provisions of the securities rules and regulations in the United States that are applicable to United States domestic issuers, including: (1) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K; (2) the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; (3) the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and (4) the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We are required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to the rules and regulations of the NASDAQ Global Select Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by United States domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We are an emerging growth company and may take advantage of certain reduced reporting requirements.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley Act of 2002 for so long as we are an emerging growth company. As a result, if we elect not to comply with such auditor attestation requirements, our investors may not have access to certain information they may deem important.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We may be or may become a passive foreign investment company, or PFIC, which could result in adverse United States tax consequences to United States investors.

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a passive foreign investment company, or a PFIC, for our most recent fiscal year, and we do not expect to become a PFIC in the current fiscal year or the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any fiscal year in which:

•	at least 75% of our gross income is passive income, or

•

at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income, which include cash, such as cash raised in this sale.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future fiscal year due to changes in our asset or income composition. Because we have calculated the value of our goodwill by taking into account the market value of the ADSs, a decrease in the market capitalization may also result in our becoming a PFIC.

In addition, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the equity of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the equity of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC.

If we are a PFIC for any fiscal year during which you hold the ADSs or Class A ordinary shares, our PFIC status could result in adverse United States federal income tax consequences to you if you are a United States Holder, as defined under “Taxation — Certain United States Federal Income Tax Considerations.” For example, if we are or become a PFIC, you may become subject to increased tax liabilities under United States federal income tax laws and regulations, and will become subject to burdensome reporting requirements. See “Taxation — Certain United States Federal Income Tax Considerations — Passive Foreign Investment Company.” There can be no assurance that we will not be a PFIC for the current or any future fiscal year.

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the NASDAQ Global Select Market corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the NASDAQ Global Select Market corporate governance listing standards.

We are a company incorporated in the Cayman Islands, and the ADSs are listed on the NASDAQ Global Select Market. The NASDAQ Global Select Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the NASDAQ Global Select Market corporate governance listing standards.

For instance, we are not required to: (1) have a majority of the board be independent; (2) have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors; or (3) have regularly scheduled executive sessions with only independent directors each year.

We intend to rely on some of these exemptions. As a result, you may not be provided with the benefits of certain corporate governance requirements of the NASDAQ Global Select Market.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus, and the information incorporated by reference herein and therein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus supplement and the accompanying prospectus (including statements incorporated by reference herein and therein) entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•	our goals and strategies;

•	our ability to maintain and strengthen our position as a leader among mobile content platform companies in China’s mobile content industry;

•	our expansion plans;

•	our ability to monetize through advertising and other products and services that we plan to introduce;

•	our future business development, financial condition and results of operations;

•	PRC laws, regulations, and policies relating to the Internet and Internet content providers; and

•	general economic and business conditions.

The forward-looking statements made in this prospectus supplement or the accompanying prospectus, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the online content consumption and e-commerce industries, projections or estimates about our business and financial prospects involve significant risks and uncertainties.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ADSs by the selling shareholder.

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling shareholder identified in this prospectus supplement may sell from time to time up to an aggregate of 5,920,492 ADSs, representing 1,480,123 Class A ordinary shares. We shall keep the shelf registration statement current and cause it to remain effective to permit the prospectus supplement under the shelf registration statement to be usable by the registrable securities holder until such time the ADSs offered herein may be sold without restrictions pursuant to Rule 144 promulgated under the Securities Act.

DIVIDEND POLICY

Since inception, we have not declared or paid any dividends on our shares. We do not have any present plan to pay any dividends on our Class A ordinary shares in the foreseeable future. We intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business.

Any other future determination to pay dividends will be made at the discretion of our board of directors and may be based on a number of factors, including our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. If we pay any dividends, ADS holders will receive payment to the same extent as holders of our Class A ordinary shares, subject to the terms of the deposit agreement, including the fees and expenses payable thereunder. See “Description of American Depositary Shares” section of the accompanying prospectus. Cash dividends on our Class A ordinary shares, if any, will be paid in U.S. dollars.

We are an exempted company incorporated in the Cayman Islands. In order for us to distribute any dividends to our shareholders and ADS holders, we may rely on dividends distributed by our PRC subsidiaries. Certain payments from our PRC subsidiaries to us may be subject to PRC withholding income tax. In addition, regulations in the PRC currently permit payment of dividends of a PRC company only out of accumulated distributable after-tax profits as determined in accordance with its articles of association and the accounting standards and regulations in China. Each of our PRC subsidiaries is required to set aside at least 10% of its after-tax profit based on PRC accounting standards every year to a statutory common reserve fund until the aggregate amount of such reserve fund reaches 50% of the registered capital of such subsidiary. Such statutory reserves are not distributable as loans, advances or cash dividends.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2019 on an actual basis.

You should read this table together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes included in the information incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of June 30, 2019
	RMB	US$
	(in thousands)
Total mezzanine equity	130,481	19,007
Shareholders’ equity:
Class A ordinary shares (US$0.0001 par value, 50,000,000 shares authorized; 39,332,122 shares issued and 30,376,697 shares outstanding)	19	3
Class B ordinary shares (US$0.0001 par value; 34,248,442 shares authorized; 32,937,193 shares issued and 32,937,193 shares outstanding)	24	4
Additional paid-in capital	4,031,845	587,304
Treasury stock (US$0.0001 par value; 8,955,425 shares)	(102,631)	(14,950)
Accumulated other comprehensive loss	(31,637)	(4,608)
Accumulated deficit	(3,407,815)	(496,404)
Non-controlling interest	(3,485)	(508)

Total shareholders’ equity	486,321	70,841

Total mezzanine equity and shareholders’ equity	616,802	89,848

Although the Class A ordinary shares held by a nominee of our equity incentive trust are legally issued and outstanding as disclosed elsewhere in this prospectus supplement, they are accounted for as treasury shares and as a result, are not outstanding on an actual or as adjusted basis from an accounting perspective.

TAXATION

The following is a general summary of certain Cayman Islands, People’s Republic of China and United States federal income tax consequences relevant to an investment in ADSs and Class A ordinary shares. To the extent that the discussion below relates to matters of Cayman Islands tax law, it is the opinion of Walkers (Hong Kong), our Cayman Islands counsel. To the extent that the discussion below relates to matters of PRC tax law, it is the opinion of King & Wood Mallesons, our PRC counsel. The discussion is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser. The discussion is based on laws and relevant interpretations thereof in effect as of the date of this prospectus supplement, all of which are subject to change or different interpretations, possibly with retroactive effect. The discussion does not address U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the People’s Republic of China and the United States. You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of ADSs and Class A ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of ADSs and Class A ordinary shares. Stamp duties may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands is a party to a double tax treaty entered with the United Kingdom in 2010 but is otherwise not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (as amended) of the Cayman Islands, we have obtained an undertaking from the government of the Cayman Islands:

(1)	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2)	that no tax be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable by the Company:

(a)	on or in respect of the shares, debentures or other obligations of the Company; or

(b)	by way of withholding in whole or in part of any relevant payment as defined in section 6(3) of the Tax Concessions Law (as amended).

The undertaking for us is for a period of twenty years from November 29, 2016.

People’s Republic of China Taxation

In December 2018, the National People’s Congress of China enacted the modified Enterprise Income Tax Law, which became effective on December 29, 2018. The modified Enterprise Income Tax Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to PRC enterprise income tax at the rate of 25% on their worldwide income. The implementing rules of the Enterprise Income Tax Law further define the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise. While we do not currently consider our company or any of our overseas subsidiaries to be a PRC resident enterprise, there is a risk that the PRC tax authorities may deem our company or any of our overseas subsidiaries as a PRC resident enterprise since a substantial majority of the members of our management team as well as the management team of some of our overseas subsidiaries are located in China, in which case we or the overseas subsidiaries, as the case may be, would be subject to the PRC enterprise income tax at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares or the ADSs. Furthermore, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of ADSs or ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares or the ADSs would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

Certain United States Federal Income Tax Considerations

The following discussion describes certain United States federal income tax consequences of the ownership and disposition of the ADSs and Class A ordinary shares as of the date hereof. This discussion deals only with ADSs and Class A ordinary shares that are held as capital assets by a United States Holder (as defined below).

As used herein, the term “United States Holder” means a beneficial owner of the ADSs or Class A ordinary shares that is, for United States federal income tax purposes, any of the following:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This discussion is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions thereunder as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those summarized below. In addition, this discussion is based, in part, upon representations made by the depositary to us and assumes that the deposit agreement, and all other related agreements, will be performed in accordance with their terms.

This discussion does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a dealer in securities or currencies;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	an insurance company;

•	a tax exempt organization;

•	a person holding the ADSs or Class A ordinary shares as part of a hedging, integrated or conversion transaction, a constructive sale or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person subject to the alternative minimum tax;

•	a person who owns or is deemed to own 10% or more of our stock by vote or value;

•	a partnership or other pass-through entity for United States federal income tax purposes;

•

a person required to accelerate the recognition of any item of gross income with respect to the ADSs or Class A ordinary shares as a result of such income being recognized on an applicable financial statement; or

•	a person whose “functional currency” is not the United States dollar.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds the ADSs or Class A ordinary shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the ADSs or Class A ordinary shares, you should consult your tax advisors.

This discussion does not contain a detailed description of all the United States federal income tax consequences to you in light of your particular circumstances and does not address the Medicare surtax on net investment income or the effects of any state, local or non-United States tax laws. If you are considering the purchase of the ADSs or Class A ordinary shares, you should consult your own tax advisors concerning the particular United States federal income tax consequences to you of the ownership and disposition of the ADSs or Class A ordinary shares, as well as the consequences to you arising under other United States federal tax laws and the laws of any other taxing jurisdiction.

ADSs

If you hold ADSs, for United States federal income tax purposes, you generally will be treated as the owner of the underlying Class A ordinary shares that are represented by such ADSs. Accordingly, deposits in or withdrawals from the ADS facility as such will not be subject to United States federal income tax.

Taxation of Dividends

Subject to the discussion under “— Passive Foreign Investment Company” below, the gross amount of distributions on the ADSs or Class A ordinary shares (including any amounts withheld to reflect potential PRC withholding taxes, as discussed above under “— People’s Republic of China Taxation”) will be taxable as dividends to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. To the extent that the amount of any distribution exceeds our current and accumulated earnings and profits for a fiscal year, the distribution will first be treated as a tax-free return of capital, causing a reduction in the tax basis of the ADSs or Class A ordinary shares, and to the extent the amount of the distribution exceeds your tax basis, the excess will be taxed as capital gain recognized on a sale or exchange. We do not, however, expect to determine earnings and profits in accordance with United States federal income tax principles. Therefore, you should expect that a distribution will generally be treated as a dividend.

Any dividends that you receive (including any withheld taxes) will be includable in your gross income as ordinary income on the day actually or constructively received by you, in the case of Class A ordinary shares, or by the depositary, in the case of ADSs. Such dividends will not be eligible for the dividends received deduction allowed to corporations under the Code.

With respect to non-corporate United States investors, certain dividends received from a qualified foreign corporation may be subject to reduced rates of taxation. A foreign corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares (or ADSs backed by such shares) that are readily tradable on an established securities market in the United States. United States Treasury Department guidance indicates that the ADSs, which are listed on the Nasdaq Global Select Market, are readily tradable on an established securities market in the United States. Thus, we believe that dividends we pay on the ADSs will meet the conditions required for these reduced tax rates. Since we do not expect that our Class A ordinary shares will be listed on an established securities market in the United States, we do not believe that dividends that we pay on our Class A ordinary shares that are not represented by ADSs currently meet the conditions required for these reduced tax rates. There can be no assurance, however, that the ADSs will be considered readily tradable on an established securities market in later years. A qualified foreign corporation also includes a foreign corporation that is eligible for the benefits of certain income tax treaties with the United States. In the event that we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, we may be eligible for the benefits of the income tax treaty between the United States and PRC, or the Treaty, and if we are eligible for such benefits, dividends we pay on our Class A ordinary shares, regardless of whether such shares are represented by ADSs, would be eligible for reduced rates of taxation. See “Taxation — People’s Republic of China Taxation.” Non-corporate holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. You should consult your own tax advisors regarding the application of these rules given your particular circumstances.

Non-corporate United States Holders will not be eligible for reduced rates of taxation on any dividends received from us if we are a passive foreign investment company, or a PFIC, in the fiscal year in which such dividends are paid or in the preceding fiscal year (see “— Passive Foreign Investment Company” below).

Subject to certain conditions and limitations (including a minimum holding period requirement), any PRC withholding taxes on dividends may be treated as foreign taxes eligible for credit against your United States federal income tax liability. For purposes of calculating the foreign tax credit, dividends paid on the ADSs or Class A ordinary shares will be treated as income from sources outside the United States and will generally constitute passive category income. The rules governing the foreign tax credit are complex. You are urged to consult your tax advisors regarding the availability of the foreign tax credit under your particular circumstances.

Distributions of ADSs, Class A ordinary shares or rights to subscribe for ADSs or Class A ordinary shares that are received as part of a pro rata distribution to all of our shareholders generally will not be subject to United States federal income tax.

Passive Foreign Investment Company

Based on the past and projected composition of our income and assets, and the valuation of our assets, including goodwill, we do not believe we were a PFIC for our most recent fiscal year, and we do not expect to become a PFIC in the current fiscal year or the foreseeable future, although there can be no assurance in this regard.

In general, we will be a PFIC for any fiscal year in which:

•	at least 75% of our gross income is passive income, or

•	at least 50% of the value (determined based on a quarterly average) of our assets is attributable to assets that produce or are held for the production of passive income.

For this purpose, passive income generally includes dividends, interest, royalties and rents (other than royalties and rents derived in the active conduct of a trade or business and not derived from a related person), and cash, is treated as an asset that produces passive income. If we own at least 25% (by value) of the stock of another corporation, for purposes of determining whether we are a PFIC, we will be treated as owning our proportionate share of the other corporation’s assets and receiving our proportionate share of the other corporation’s income. However, there is uncertainty as to the treatment of our corporate structure and ownership of our consolidated VIEs for United States federal income tax purposes. For United States federal income tax purposes, we consider ourselves to own the equity of our consolidated VIEs. If it is determined, contrary to our view, that we do not own the equity of our consolidated VIEs for United States federal income tax purposes (for instance, because the relevant PRC authorities do not respect these arrangements), we may be treated as a PFIC.

The determination of whether we are a PFIC is made annually. Accordingly, it is possible that we may become a PFIC in the current or any future fiscal year due to changes in our asset or income composition. Because we have calculated the value of our goodwill by taking into account the market value of the ADSs, a decrease in the market capitalization may also result in our becoming a PFIC. If we are a PFIC for any fiscal year during which you hold the ADSs or Class A ordinary shares, you will be subject to special tax rules discussed below.

If we are a PFIC for any fiscal year during which you hold the ADSs or Class A ordinary shares and you do not make a timely mark-to-market election, as described below, you will be subject to special tax rules with respect to any “excess distribution” received and any gain realized from a sale or other disposition, including a pledge, of ADSs or Class A ordinary shares. Distributions received in a fiscal year will be treated as excess distributions to the extent that they are greater than 125% of the average annual distributions received during the shorter of the three preceding fiscal years or your holding period for the ADSs or Class A ordinary shares. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or Class A ordinary shares,

•	the amount allocated to the current fiscal year, and any fiscal year prior to the first fiscal year in which we were a PFIC, will be treated as ordinary income, and

•

the amount allocated to each other year will be subject to tax at the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

Although the determination of whether we are a PFIC is made annually, if we are a PFIC for any fiscal year in which you hold the ADSs or Class A ordinary shares, you will generally be subject to the special tax rules described above for that year and for each subsequent year in which you hold the ADSs or Class A ordinary shares (even if we do not qualify as a PFIC in such subsequent years). However, if we cease to be a PFIC, you can avoid the continuing impact of the PFIC rules by making a special election to recognize gain as if your ADSs or Class A ordinary shares had been sold on the last day of the last fiscal year during which we were a PFIC. You are urged to consult your own tax advisor about this election.

In lieu of being subject to the special tax rules discussed above, you may make a mark-to-market election with respect to your ADSs or Class A ordinary shares, provided such ADSs or Class A ordinary shares are treated as “marketable stock.” The ADSs or Class A ordinary shares generally will be treated as marketable stock if the ADSs or Class A ordinary shares are regularly traded on a “qualified exchange or other market” (within the meaning of the applicable Treasury regulations). Under current law, the mark-to-market election may be available to holders of ADSs since the ADSs are listed on the NASDAQ Global Select Market, which constitutes a qualified exchange, although there can be no assurance that the ADSs will be “regularly traded” for purposes of the mark-to-market election. It should also be noted that only the ADSs and not the Class A ordinary shares are listed on the NASDAQ Global Select Market. Consequently, if you are a holder of Class A ordinary shares that are not represented by ADSs, you generally will not be eligible to make a mark-to-market election.

If you make an effective mark-to-market election, for each fiscal year that we are a PFIC you will include as ordinary income the excess of the fair market value of your ADSs at the end of the year over your adjusted tax basis in the ADSs. You will be entitled to deduct as an ordinary loss in each such year the excess of your adjusted tax basis in the ADSs over their fair market value at the end of the year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. Your adjusted tax basis in the ADSs will be increased by the amount of any income inclusion and decreased by the amount of any deductions under the mark-to-market rules. In addition, upon the sale or other disposition of your ADSs in a year that we are a PFIC, any gain will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount of previously included income as a result of the mark-to-market election. Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, if you make a mark-to market election with respect to the ADSs, you may continue to be subject to the general PFIC rules with respect to your indirect interest in any of our non-United States subsidiaries that is classified as a PFIC (as discussed below).

If you make a mark-to-market election, it will be effective for the fiscal year for which the election is made and all subsequent fiscal years unless the ADSs are no longer regularly traded on a qualified exchange or other market, or the Internal Revenue Service consents to the revocation of the election. You are urged to consult your tax advisor about the availability of the mark-to-market election, and whether making the election would be advisable in your particular circumstances.

Alternatively, you can sometimes avoid the special tax rules described above by electing to treat a PFIC as a “qualified electing fund” under Section 1295 of the Code. However, this option is not available to you because we do not intend to comply with the requirements necessary to permit you to make this election.

If we are a PFIC for any fiscal year during which you hold the ADSs or Class A ordinary shares and any of our non-United States subsidiaries is also a PFIC, you will be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules. You are urged to consult your tax advisors about the application of the PFIC rules to any of our subsidiaries.

You will generally be required to file Internal Revenue Service Form 8621 if you hold the ADSs or Class A ordinary shares in any year in which we are classified as a PFIC. You are urged to consult your tax advisors concerning the United States federal income tax consequences of holding ADSs or Class A ordinary shares if we are considered a PFIC in any fiscal year.

Taxation of Capital Gains

For United States federal income tax purposes, you will recognize taxable gain or loss on any sale or exchange of the ADSs or Class A ordinary shares in an amount equal to the difference between the amount realized for the ADSs or Class A ordinary shares and your tax basis in the ADSs or Class A ordinary shares. Subject to the discussion under “— Passive Foreign Investment Company” above, such gain or loss will generally be capital gain or loss and will generally be long-term capital gain or loss if you have held the ADSs or Class A ordinary shares for more than one year. Long-term capital gains of non-corporate United States Holders (including individuals) are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by you will generally be treated as United States source gain or loss. However, if we are treated as a PRC resident enterprise for PRC tax purposes and PRC tax were imposed on any gain, and if you are eligible for the benefits of the Treaty, you may be able to elect to treat such gain as PRC source gain under the Treaty. If you are not eligible for the benefits of the Treaty or if you fail to make the election to treat any gain as PRC source, then you generally would not be able to use the foreign tax credit arising from any PRC tax imposed on the disposition of ADSs or Class A ordinary shares unless such credit can be applied (subject to applicable limitations) against tax due on other income derived from sources outside the United States.

Information Reporting and Backup Withholding

You may be required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including the ADSs or Class A ordinary shares, subject to certain asset value thresholds and subject to certain exceptions (including an exception for shares held in a custodial account maintained with a United States financial institution). You may also be subject to penalties if you are required to submit information to the Internal Revenue Service and fail to do so.

In general, information reporting will apply to dividends in respect of the ADSs or Class A ordinary shares and the proceeds from the sale, exchange or other disposition of the ADSs or Class A ordinary shares that are paid to you within the United States (and in certain cases, outside the United States), unless you are an exempt recipient. A backup withholding tax may apply to such payments if you fail to provide a taxpayer identification number or certification of exempt status or fail to report in full dividend and interest income.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

SELLING SHAREHOLDER

This prospectus supplement relates to the proposed sale from time to time by the selling shareholder identified in the table herein of up to an aggregate of 5,920,492 ADSs, representing 1,480,123 Class A ordinary shares, held by it pursuant to this prospectus supplement.

We have no assurance that the selling shareholder will sell any of the ADSs representing our Class A ordinary shares registered for sale hereunder. The selling shareholder may sell such securities to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” The selling shareholder may also sell, transfer or otherwise dispose of some or all such securities in transactions exempt from the registration requirements of the Securities Act. Accordingly, we cannot estimate the number of ADSs representing Class A ordinary shares that the selling shareholders will sell under this prospectus supplement.

The table below provides information about the ownership of the selling shareholder of our ordinary shares and the maximum number of ADSs representing Class A ordinary shares that may be offered from time to time by the selling shareholder hereunder. The selling shareholder may sell less than all of the shares listed in the table below.

The information in the following table and the related notes is based on information filed with the SEC or supplied to us by the selling shareholder. We have not sought to verify such information. Information about the selling shareholder may change over time. Any changed or new information given to us by the selling shareholder will be set forth in supplements to this prospectus supplement, the accompanying prospectus or amendments to the registration statement, if and when necessary. Beneficial ownership is determined in accordance with the rules of the SEC, and the percentage information is based on 39,645,820 Class A ordinary shares and 32,937,193 Class B ordinary shares issued and outstanding as of the date of this prospectus supplement.

	Ordinary Shares Beneficially Owned Before the Offering(1)					Maximum Class A Ordinary Shares to be Offered	Ordinary Shares Beneficially Owned After the Offering(1)(2)
	Number of Class A ordinary shares		Number of Class B ordinary shares	% of total ordinary shares	% of aggregate voting powers*	Number	Number of Class A ordinary shares	Number of Class B ordinary shares	% of total ordinary shares	% of aggregate voting powers*
Selling Shareholder:
Haitong International Investment Solutions Limited	1,480,123	(3)	—	2.0	0.4	1,480,123	—	—	—	—

*

For each person and group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. In respect of all matters upon which the ordinary shares are entitled to vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, voting together as one class. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. The trustee of our equity incentive trust does not have any voting power in relation to the 7,468,996 Class A ordinary shares held by Qu World Limited. As such, 32,176,824 of the 39,645,820 Class A ordinary shares issued and outstanding as of the date of this prospectus supplement have voting power.

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our ordinary shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.
(2)

The selling shareholder might not sell any or all of the ADSs representing our Class A ordinary shares offered herein and as a result, we cannot estimate the number of ordinary shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the ordinary shares covered by this prospectus supplement will be held by the selling shareholder.

(3)

Represents Class A ordinary shares held of record by Haitong International Investment Solutions Limited, or Haitong. Shanghai Dongfang Newspaper Co., Ltd. and its subsidiaries hold the voting power and dispositive control over these shares through certain contractual arrangements entered into with Haitong and its affiliates. Shanghai Dongfang Newspaper Co., Ltd. is ultimately controlled by Shanghai United Media Group. The office address of Shanghai Dongfang Newspaper Co., Ltd. is Room 1515, No. 238, Jiang Chang 3rd Road, Jing’an District, Shanghai, 201906, People’s Republic of China.

PLAN OF DISTRIBUTION

We are registering the sale of ADSs representing Class A ordinary shares held by the selling shareholder identified in this prospectus supplement from time to time after the date of this prospectus supplement. The selling shareholder is entitled to, and will receive, the net proceeds from sales of ADSs pursuant to this prospectus supplement. Once sold under the shelf registration statement of which this prospectus supplement forms a part, the ADSs will be freely tradable in the hands of purchasers.

The selling shareholder may sell ADSs representing Class A ordinary shares offered by this prospectus supplement, from time to time, in one or more offerings, through agents, to dealers or underwriters for resale, directly to purchasers, in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise, or through a combination of any of these methods of sale.

The selling shareholder may sell all or a portion of the ADSs offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the ADSs are sold through underwriters or broker-dealers, the selling shareholder will pay for underwriting discounts or commissions or agent’s commissions. The ADSs may be sold in one or more transactions at fixed prices which may be changed, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be affected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

If the selling shareholder uses underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. The selling shareholder may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers.

The selling shareholder may use underwriters with whom we have a material relationship. In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

If dealers are used in the sale of securities offered through this prospectus supplement, the selling shareholder will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The selling shareholder may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

In some cases, the selling shareholder or dealers acting for it or on its behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus supplement and the accompanying prospectus may be used in connection with any offering of our securities through any of these methods.

The selling shareholder may also sell securities directly to one or more purchasers without using underwriters or agents. Such securities may also be sold through agents designated from time to time. Unless otherwise indicated in the prospectus supplement, if required, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. The selling shareholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement, if required.

The selling shareholder, underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from the selling shareholder and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. At the time a particular offering of the ADSs is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from or on behalf of the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. The selling shareholder may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for the selling shareholder in the ordinary course of their businesses.

The selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus supplement to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus supplement and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if required, will be identified in the applicable prospectus supplement or a post-effective amendment.

The selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus supplement. Such financial institution or third party may from time to time transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus supplement or any amendment to this prospectus under Rule 424(b) or otherwise, if required.

Under the securities laws of some states, the ADSs may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the ADSs may not be sold unless such securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling shareholder will sell any or all of the ADSs registered pursuant to the shelf registration statement of which this prospectus supplement forms a part.

The selling shareholder and any other person participating in a distribution of the ADSs will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the ADSs by the selling shareholder and any other participating person. Regulation M of the Exchange Act may also restrict the ability of any person engaged in a distribution of the ADSs to engage in market-making activities, if any, with respect to the ADSs. All of the foregoing may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs.

We will pay all expenses of the registration of the securities offered for sale herein, including the SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholder against liabilities, including some liabilities under the Securities Act. We may be indemnified by the selling shareholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus supplement or we may be entitled to contribution.

LEGAL MATTERS

We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain legal matters of United States federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs offered in the offering and legal matters as to Cayman Islands law will be passed upon for us by Walkers (Hong Kong). Certain legal matters as to PRC law will be passed upon for us by King & Wood Mallesons. If legal matters in connection with offerings made pursuant to this prospectus supplement are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement or free writing prospectus relating to any such offerings. Wilson Sonsini Goodrich & Rosati, Professional Corporation may reply upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law. Wilson Sonsini Goodrich & Rosati, Professional Corporation and Walkers (Hong Kong) may reply upon King & Wood Mallesons with respect to matters governed by PRC law.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11/F, PricewaterhouseCoopers Center, 2 Corporate Avenue, 202 Hu Bin Road, Huangpu District, Shanghai 200021, People’s Republic of China.

EXPENSES OF THE OFFERING

The following table sets forth the aggregate expenses to be paid by us in connection with the offering. All amounts shown are estimates, except for the SEC registration fee.

SEC registration fee	US$	2,439.92
Audit fees and expenses		121,000.00
Legal fees and expenses		160,000.00
Printing costs		60,000.00

Total	US$	343,439.92

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 (Registration No. 333-234779), including exhibits, schedules and amendments filed with, or incorporated by reference in, such registration statement, under the Securities Act with respect to underlying shares represented by the ADSs, to be sold in this offering. This prospectus supplement and the accompanying prospectus, which constitute a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-3 and its exhibits and schedules for further information with respect to us and the ADSs.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our Class A ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms. We also maintain a website at www.qutoutiao.net, but information on our website, however, is not, and should not be deemed to be, a part of this prospectus supplement, the accompanying prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus supplement, the accompanying prospectus or any prospectus supplement.

This prospectus supplement is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus supplement, the accompanying prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 11, 2019 (File No. 001-38644);

•

our current reports on Form 6-K furnished with the SEC on November 19, 2019, as amended on January  22, 2020; on December  4, 2019 (excluding “Business Outlook” and executive officer’s comments quoted therein); and on January 22, 2020;

•

the description of the securities contained in our registration statement on Form 8-A filed on September 4, 2018 (File No. 001-38644) pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•

with respect to each offering of the securities under this prospectus supplement, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus supplement.

Our 2018 Annual Report contains a description of our business and audited consolidated financial statements with a report by our independent auditor. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus supplement or the accompanying prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus supplement, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus supplement, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus supplement on the written or oral request of that person made to:

11/F, Block 3, XingChuang Technology Center

Shen Jiang Road 5005,

Pudong New Area, Shanghai, 200120

People’s Republic of China

+86-21-6858-3790

You should rely only on the information that we incorporate by reference or provide in this prospectus supplement or the accompanying prospectus. Neither we nor the selling shareholder has authorized anyone to provide you with different information. Neither we nor the selling shareholder is making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of those documents.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated November 19, 2019

PROSPECTUS

Qutoutiao Inc.

Class A Ordinary Shares

We may from time to time in one or more offerings offer and sell Class A ordinary shares, including Class A ordinary shares represented by American depositary shares, or ADSs, having an aggregate offering price of up to US$80,000,000. The selling shareholder identified in this prospectus may also offer and sell up to an aggregate of 1,480,123 Class A ordinary shares held by it, represented by up to 5,920,492 ADSs. We will not receive any proceeds from the sale of Class A ordinary shares by the selling shareholder.

ADSs representing our Class A ordinary shares are listed on the NASDAQ Global Select Market under the symbol “QTT.”

Each time we or the selling shareholder sells these securities, we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities offered. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement before you invest in any of these securities.

We or the selling shareholder may offer and sell the securities from time to time at fixed prices, at market prices or at negotiated prices, to or through underwriters, to other purchasers, through agents, or through a combination of these methods, on a continuous or delayed basis. See “Plan of Distribution.” If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangements between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

Our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes and is convertible into one Class A ordinary share. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, each of such Class B ordinary shares shall be automatically and immediately converted into one Class A ordinary share. See “Description of Share Capital.”

Investing in these securities involves risks. See the “Risk Factors” section contained in the applicable prospectus supplement and the documents we incorporate by reference in this prospectus to read about factors you should consider before investing in our securities.

This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of securities or passed upon the accuracy or adequacy of the disclosures in this prospectus, including any prospectus supplement and documents incorporated by reference. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2019

ABOUT THIS PROSPECTUS

You should read this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” and “Incorporation of Documents by Reference.”

In this prospectus, unless otherwise indicated or unless the context otherwise requires,

•	“ADSs” refers to American depositary shares, with every four ADSs representing one Class A ordinary share, and “ADRs” are to American depositary receipts that evidence ADSs;

•

“China” and the “PRC” refers to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

•	“Class A ordinary shares” refers to our Class A ordinary shares, par value US$0.0001 per share;

•	“Class B ordinary shares” refers to our Class B ordinary shares, par value US$0.0001 per share;

•	“ordinary shares” refers to our Class A ordinary shares and Class B ordinary shares;

•	“RMB” or “Renminbi” refers to the legal currency of China;

•	“US$,” “U.S. Dollars,” “$” and “dollars” refers to the legal currency of the United States; and

•	“we,” “us,” “our company,” “our” or “Qutoutiao” refers to Qutoutiao Inc., its consolidated variable interest entities and their respective subsidiaries, as the context requires.

This prospectus is part of a registration statement on Form F-3 that we filed with the U.S. Securities and Exchange Commission, or the SEC, using a shelf registration process permitted under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we or the selling shareholder identified in this prospectus may sell any of our securities to the extent permitted in this prospectus and the applicable prospectus supplement, from time to time in one or more offerings on a continuous or delayed basis. This prospectus only provides you with a summary description of these securities. Each time we or the selling shareholder sells the securities, we or the selling shareholder will provide a supplement to this prospectus that contains specific information about the securities being offered and the specific terms of that offering. The supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and in any prospectus supplement. Neither we nor the selling shareholder has authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholder will make an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the applicable supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 11, 2019 (File No. 001-38644);

•	our current report on Form 6-K furnished with the SEC on November 19, 2019;

•

the description of the securities contained in our registration statement on Form 8-A filed on September 4, 2018 (File No. 001-38644) pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, together with all amendments and reports filed for the purpose of updating that description; and

•

with respect to each offering of the securities under this prospectus, all our subsequent annual reports on Form 20-F and any report on Form 6-K that indicates that it is being incorporated by reference that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of the offering by means of this prospectus.

Our annual report for the fiscal year ended December 31, 2018 contains a description of our business and audited consolidated financial statements with a report by our independent auditor. The consolidated financial statements are prepared and presented in accordance with U.S. GAAP.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

11/F, Block 3, XingChuang Technology Center

Shen Jiang Road 5005,

Pudong New Area, Shanghai, 200120

People’s Republic of China

+86-21-6858-3790

You should rely only on the information that we incorporate by reference or provide in this prospectus. Neither we nor the selling shareholder has authorized anyone to provide you with different information. Neither we nor the selling shareholder is making any offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any prospectus supplement, and the information incorporated by reference herein may contain forward-looking statements that involve risks and uncertainties. All statements other than statements of historical facts are forward-looking statements. These forward-looking statements are made under the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Sections of this prospectus, any accompanying prospectus supplement and the documents incorporated herein and therein by reference, particularly the sections entitled “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” among others, discuss factors which could adversely impact our business and financial performance.

You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include statements about:

•	our goals and strategies;

•	our ability to maintain and strengthen our position as a leader among mobile content platform companies in China’s mobile content industry;

•	our expansion plans;

•	our ability to monetize through advertising and other products and services that we plan to introduce;

•	our future business development, financial condition and results of operations;

•	PRC laws, regulations, and policies relating to the Internet and Internet content providers; and

•	general economic and business conditions.

The forward-looking statements made in this prospectus or any prospectus supplement, or the information incorporated by reference herein relate only to events or information as of the date on which the statements are made in such document. Except as required by U.S. federal securities law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and any prospectus supplement, and the information incorporated by reference herein, along with any exhibits thereto, completely and with the understanding that our actual future results may be materially different from what we expect. Other sections of this prospectus, prospectus supplement and the documents incorporated by reference herein include additional factors which could adversely impact our business and financial performance. Moreover, we operate in an evolving environment. New risk factors emerge from time to time and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus and any prospectus supplement, and the information incorporated by reference herein may also contain estimates, projections and statistical data that we obtained from industry publications and reports generated by government or third-party providers of market intelligence. Although we have not independently verified the data, we believe that the publications and reports are reliable. However, the statistical data and estimates in these publications and reports are based on a number of assumptions and if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. In addition, due to the rapidly evolving nature of the mobile content industry in China, projections or estimates about our business and financial prospects involve significant risks and uncertainties. You should not place undue reliance on these forward-looking statements.

OUR COMPANY

We operate innovative and fast-growing mobile content platforms in China, with a mission to bring fun and value to our users. Our eponymous flagship mobile application, Qutoutiao, meaning “fun headlines” in Chinese, applies artificial intelligence-based algorithms to deliver customized feeds of articles and short videos to users based on their unique profiles, interests and behaviors. Qutoutiao has attracted a large group of loyal users, many of whom are from lower-tier cities in China. They enjoy Qutoutiao’s fun and entertainment-oriented content as well as its social-based user loyalty program. Launched in May 2018, Midu Novels is a pioneer in offering free literature supported by advertising and has grown rapidly to become a leading player in the online literature industry in China.

We currently generate revenues primarily by providing advertising and marketing services. We plan to explore additional monetization opportunities as we grow our user base and introduce additional content formats, such as literatures, casual games and live streaming.

Our principal executive offices are located at 11/F, Block 3, XingChuang Technology Center, Shen Jiang Road 5005, Pudong New Area, Shanghai, 200120, People’s Republic of China. Our telephone number at this address is +86-21-6858-3790. Our registered office in the Cayman Islands is located at the offices of Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands. Our agent for service of process in the United States is Cogency Global Inc., located at 10 E. 40th Street, 10th Floor, New York, N.Y. 10016, United States.

RISK FACTORS

Investing in our securities involves risk. You should carefully consider the risk factors and uncertainties described under the heading “Item 3. Key Information—D. Risk Factors” in our most recently filed annual report on Form 20-F and “Risk Factors” in Exhibit 99.2 included in our current report on Form 6-K furnished with the SEC on November 19, 2019, both of which are incorporated in this prospectus by reference, as updated by our subsequent filings under the Exchange Act, and, if applicable, in any accompanying prospectus supplement or documents incorporated by reference before investing in any of the securities that may be offered or sold pursuant to this prospectus. These risks and uncertainties could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities we offer as set forth in the applicable prospectus supplement(s).

We will not receive any proceeds from the sale of securities by the selling shareholder.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised), as amended, of the Cayman Islands, which is referred to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is US$50,000 divided into (1) 50,000,000 Class A ordinary shares of par value US$0.0001 each, (2) 34,248,442 Class B ordinary shares of par value US$0.0001 each, and (3) 415,751,558 shares of par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our current memorandum and articles of association. As of the date of this prospectus, there are 39,645,820 Class A ordinary shares and 32,937,193 Class B ordinary shares issued and outstanding, including 7,820,916 Class A ordinary shares held by a nominee of our equity incentive trust, of which 6,863,360 are underlying shares of vested options as of the date hereof, but excluding 5,420,564 Class A ordinary shares issuable upon the exercise of outstanding share options and 38,071 Class A ordinary shares reserved for future issuance under our equity incentive plan.

The following are summaries of material provisions of our current memorandum and articles of association in effect as of the date of this prospectus insofar and the Companies Law as they relate to the material terms of our ordinary shares. You should read our current memorandum and articles of association, which was filed as an exhibit to our annual report on Form 20-F for the fiscal year ended December 31, 2018 filed with the SEC on April 11, 2019. For information on how to obtain copies of our current memorandum and articles of association, see “Where You Can Find More Information About Us.”

Ordinary Shares

General

All of our outstanding ordinary shares are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their ordinary shares.

Dividends

The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors subject to the Companies Law, our articles of association and the common law of the Cayman Islands.

Voting Rights

In respect of all matters upon which the ordinary shares are entitled to vote, each ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, voting together as one class. Voting at any meeting of shareholders is by show of hands unless a poll is demanded.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes attached to the ordinary shares cast in a general meeting, while a special resolution requires the affirmative vote of no less than two-thirds of votes cast attached to the ordinary shares. A special resolution will be required for important matters such as a change of name or making changes to our amended and restated memorandum and articles of association.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time at the option of the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Upon any transfer of Class B ordinary shares by a holder to any person or entity which is not an affiliate of such holder, each of such Class B ordinary shares shall be converted into one Class A ordinary share in accordance with our amended and restated memorandum and articles of association.

Transfer of Ordinary Shares

Subject to the restrictions contained in our amended and restated articles of association, as applicable, ordinary shares in our company are subject to transfer restrictions as set forth in the right of first refusal and co-sale agreement by and among our company and certain of our shareholders. Our company will only register transfers of ordinary shares that are made in accordance with such agreement and will not register transfers of ordinary shares that are made in violation of such agreement. The right of first refusal and co-sale agreement will terminate upon the closing of this offering.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Ordinary Shares

Subject to the provisions of the Companies Law and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by the board of directors.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, the rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the consent in writing of the holders of not less than two-thirds of the shares of that class, or the sanction of a resolution passed at a general meeting of the holders of the shares of that class by a majority of two-thirds of the votes cast at such a meeting. Consequently, the rights of any class of shares cannot be detrimentally altered without a simple majority of the vote of all of the shares in that class. The rights conferred upon the holders of the shares or any class of shares shall not, unless otherwise expressly provided by the terms of issue of such shares, be deemed to be varied by the creation, redesignation, or issue of shares ranking pari passu with such shares.

General Meetings of Shareholders

Shareholders’ meetings may be convened by a majority of our board of directors. Advance notice of at least seven calendar days is required for the convening of our annual general shareholders’ meeting and any other general meeting of our shareholders. A quorum required for a meeting of shareholders consists of the holders of a not less than one-third of all shares in issue present in person or by proxy.

Inspection of Books and Records

Holders of our ordinary shares will have a general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. See “Where You Can Find More Information.”

Changes in Capital

We may from time to time by ordinary resolution:

•	increase our share capital by such sum as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as we in general meeting may determine;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•

by subdivision of its existing shares or any of them divide the whole or any part of our share capital into shares of smaller amount than is fixed by our amended and restated memorandum of association; or

•	cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person.

We may by special resolution reduce our share capital or any capital redemption reserve fund in any manner permitted by law.

Exempted Company

We are an exempted company with limited liability incorporated under the Companies Law. The Companies Law in the Cayman Islands distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•	an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	an exempted company’s register of members is not open to inspection;

•	an exempted company does not have to hold an annual general meeting;

•	an exempted company may issue no par value;

•	an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•	an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•	an exempted company may register as a limited duration company; and

•	an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Upon the closing of this offering, we will be subject to reporting and other informational requirements of the Exchange Act, as applicable to foreign private issuers. We currently intend to comply with the NASDAQ Global Select Market rules in lieu of following home country practice after the closing of this offering. The NASDAQ Global Select Market rules require that every company listed on the NASDAQ Global Select Market hold an annual general meeting of shareholders. In addition, our amended and restated memorandum and articles of association allow directors to call extraordinary general meeting of shareholders pursuant to the procedures set forth in our articles.

Differences in Corporate Law

The Companies Law is modeled after that of England and Wales but does not follow recent statutory enactments in England. In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution of the members of each constituent company.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;

•

the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a takeover offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;

•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association permit indemnification of officers and directors for all actions, proceedings, charges, liabilities losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty, wilful default or fraud which may attach to such directors or officers as determined by a court of competent jurisdiction. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and senior executive officers that will provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated memorandum and articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Islands law does not allow our shareholders to requisition a shareholders’ meeting. However, under our amended and restated memorandum and articles of association, members holding not less than one third of the paid-up capital may requisition a meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. Our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed by ordinary resolution.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Companies Law of the Cayman Islands and our amended and restated memorandum and articles of association, our company may be dissolved, liquidated or wound up by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated memorandum and articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our amended and restated memorandum and articles of association may only be amended by special resolution or the unanimous written resolution of all shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options with or without preferred, deferred, qualified or other special rights or restrictions.

Board of Directors

We are managed by a board of directors which shall consist of no less than three members. Our board of directors currently consists of eight members. Shanghai Dongfang Newspaper Co., Ltd. and its subsidiaries have the right to designate one director to our board of directors until they no longer beneficially own any of our shares. An appointment of a director may be in terms that the director shall automatically retire at the next or a subsequent annual general meeting.

Meetings of the board of directors may be convened at any time deemed necessary by any members of the board of directors in accordance with our sixth amended and restated memorandum and articles of association.

A meeting of the board of directors shall be competent to make lawful and binding decisions if a quorum is present. Under our sixth amended and restated memorandum and articles of association, the quorum necessary for the transaction of the business of our board of directors may be fixed by the board of directors and unless so fixed shall be a majority of the directors then in office. At any meeting of the directors, each director, be it by his presence or by his alternate, is entitled to one vote.

Questions arising at a meeting of the board of directors are required to be decided by simple majority votes of the members of the board of directors present or represented at the meeting. In case of an equality of votes the chairman of the board of directors shall have a second or casting vote. Our board of directors may also pass resolutions without a meeting by unanimous written consent.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Every four ADSs represent one Class A ordinary share (or a right to receive one Class A ordinary shares) deposited with The Hongkong and Shanghai Banking Corporation Limited, as custodian for the depositary in Hong Kong. Each ADS also represent any other securities, cash or other property which may be held by the depositary. The deposited shares together with any other securities, cash or other property held by the depositary are referred to as the deposited securities. The depositary’s office at which the ADSs are administered is located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, also called DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cayman Islands law governs shareholder rights. The depositary will be the holder of the Class A ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. See “Where You Can Find More Information About Us” for directions on how to obtain copies of those documents.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. Dollars, if it can do so on a reasonable basis and can transfer the U.S. Dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation” in our most recently filed annual report on Form 20-F for additional information. The depositary will distribute only whole U.S. Dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fraction of an ADS (or ADSs representing those shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed shares (or ADSs representing those shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to Purchase Additional Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of shares, new ADSs representing the new shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancelation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs to the depositary for the purpose of withdrawal. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. However, the depositary is not required to accept surrender of ADSs to the extent it would require delivery of a fraction of a deposited share or other security. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited shares their ADSs represent. See “Description of Share Capital” for more information on the voting rights of our ordinary shares underlying the ADSs. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of the Cayman Islands and the provisions of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed or as described in the following sentence. If (i) we asked the depositary to solicit your instructions at least 30 days before the meeting date, (ii) the depositary does not receive voting instructions from you by the specified date and (iii) we confirm to the depositary that:

•	we wish to receive a proxy to vote uninstructed shares;

•	we reasonably do not know of any substantial shareholder opposition to a particular question; and

•	the particular question is not materially adverse to the interests of shareholders,

the depositary will consider you to have authorized and directed it to give, and it will give, a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs as to that question.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares.

In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise voting rights and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to Deposited Securities, if we request the depositary to act, we agree to give the depositary notice of any such meeting and details concerning the matters to be voted upon at least 30 days in advance of the meeting date.

Fees and Expenses Persons depositing or withdrawing shares or ADS holders must pay:	For:
US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property Cancelation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

US$0.05 (or less) per ADS	Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been shares and the shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

US$0.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw shares

Expenses of the depositary	Cable (including SWIFT) and facsimile transmissions (when expressly provided in the deposit agreement)

Converting foreign currency to U.S. Dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

The depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account. The depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until those taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancelation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do so by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a sub-division, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and practical to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are canceled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender or of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•	we delist the ADSs from an exchange on which they were listed and do not list the ADSs on another exchange;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities or reverse previously accepted surrenders of that kind if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on Our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•

are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•

are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•

are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•

the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying shares at any time except:

•

when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of uncertified ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder Communications; Inspection of Register of Holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our shares, the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law.

You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with the U.S. federal securities laws or the rules and regulations promulgated thereunder.

SELLING SHAREHOLDER

The selling shareholder identified herein may from time to time offer and sell up to an aggregate of 1,480,123 Class A ordinary shares, including those represented by ADSs, held by it pursuant to this prospectus and the applicable prospectus supplement.

The table below provides information about the ownership of the selling shareholder of our ordinary shares and the maximum number of our Class A ordinary shares that may be offered from time to time by the selling shareholder under this prospectus. The selling shareholder may sell less than all of the shares listed in the table below.

The information in the following table and the related notes is based on information filed with the SEC or supplied to us by the selling shareholder. We have not sought to verify such information. Any changed or new information given to us by the selling shareholder will be set forth in supplements to this prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary. Beneficial ownership is determined in accordance with the rules of the SEC, and the percentage information is based on 39,645,820 Class A ordinary shares and 32,937,193 Class B ordinary shares issued and outstanding as of the date of this prospectus.

	Ordinary Shares Beneficially Owned Before the Offering(1)					Maximum Class A Ordinary Shares to be Offered	Ordinary Shares Beneficially Owned After the Offering(1)(2)
	Number of Class A ordinary shares		Number of Class B ordinary shares	% of total ordinary shares	% of aggregate voting powers*	Number	Number of Class A ordinary shares	Number of Class B ordinary shares	% of total ordinary shares	% of aggregate voting powers*
Selling Shareholder:
Haitong International Investment Solutions Limited	1,480,123	(3)	—	2.0	0.4	1,480,123	—	—	—	—

*

For each person and group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. In respect of all matters upon which the ordinary shares are entitled to vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to ten votes, voting together as one class. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. The trustee of our equity incentive trust does not have any voting power in relation to the 7,820,916 Class A ordinary shares held by Qu World Limited. As such, 31,824,905 of the 39,645,820 Class A ordinary shares issued and outstanding as of the date of this prospectus have voting power.

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our ordinary shares. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

(2)

The selling shareholder might not sell any or all of the ordinary shares offered by this prospectus and as a result, we cannot estimate the number of ordinary shares that will be held by the selling shareholder after completion of the offering. However, for purposes of this table, we have assumed that, after completion of the offering, none of the ordinary shares covered by this prospectus will be held by the selling shareholder.

(3)

Represents Class A ordinary shares held of record by Haitong International Investment Solutions Limited, or Haitong. Shanghai Dongfang Newspaper Co., Ltd. and its subsidiaries hold the voting power and dispositive control over these shares through certain contractual arrangements entered into with Haitong and its affiliates. Shanghai Dongfang Newspaper Co., Ltd. is ultimately controlled by Shanghai United Media Group, and the office address of Shanghai Dongfang Newspaper Co., Ltd. is Room 1515, No. 238, Jiang Chang 3rd Road, Jing’an District, Shanghai, 201906, People’s Republic of China.

The selling shareholder may sell shares of our Class A ordinary shares, including those represented by ADSs, held by it to or through underwriters, dealers or agents or directly to purchasers or as otherwise set forth in the applicable prospectus supplement. See “Plan of Distribution.” The Selling Shareholder may also sell, transfer or otherwise dispose of some or all our Class A ordinary shares held by it in transactions exempt from the registration requirements of the Securities Act.

We will provide you with a prospectus supplement, which will supplement disclosure on whether the selling shareholder has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

We and the selling shareholder identified in this prospectus may sell Class A ordinary shares, including those represented by ADSs, offered by this prospectus, from time to time, in one or more offerings, as follows:

•	through agents;

•	to dealers or underwriters for resale;

•	directly to purchasers;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise; or

•	through a combination of any of these methods of sale.

The prospectus supplement with respect to the securities may state or supplement the terms of the offering of the securities.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing security holders. In some cases, we or dealers acting for us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

Our securities distributed by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to prevailing market prices; or

•	at negotiated prices.

The prospectus supplement relating to any offering will identify or describe:

•	any terms of the offering;

•	any underwriter, dealers or agents;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	the net proceeds to us;

•	the purchase price of the securities;

•	any delayed delivery arrangements;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	the public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any exchange on which the securities will be listed.

If we or the selling shareholder uses underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities of the series offered if they purchase any of the securities of that series. We or the selling shareholder may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We or the selling shareholder may use underwriters with whom we have a material relationship. The prospectus supplement will include the names of the principal underwriters the respective amount of securities underwritten, the nature of the obligation of the underwriters to take the securities and the nature of any material relationship between an underwriter and us or the selling shareholder.

If dealers are used in the sale of securities offered through this prospectus, we or the selling shareholder will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The prospectus supplement will include the names of the dealers and the terms of the transaction.

We or the selling shareholder may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We or the selling shareholder may also sell securities directly to one or more purchasers without using underwriters or agents. Such securities may also be sold through agents designated from time to time. The prospectus supplement will name any agent involved in the offer or sale of the offered securities and will describe any commissions payable to the agent by us and the selling shareholder. Unless otherwise indicated in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment. We and the selling shareholder may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. The terms of any such sales will be described in the prospectus supplement.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from us or the selling shareholder and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We or the selling shareholder may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or the selling shareholder in the ordinary course of their businesses.

If the prospectus supplement indicates, we or the selling shareholder may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The applicable prospectus supplement will describe the commission payable for solicitation of those contracts.

Unless otherwise specified in the applicable prospectus supplement or any free writing prospectus, each class or series of securities offered will be a new issue with no established trading market, other than our Class A ordinary shares represented by ADSs, which are listed on the NASDAQ Global Select Market. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

In connection with an offering, an underwriter may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities, if any, from us or the selling shareholder in the offering. If the underwriters have an over-allotment option to purchase additional securities from us or the selling shareholder, the underwriters may close out any covered short position by either exercising their over-allotment option or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The impositions of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NASDAQ Global Select Market or otherwise and, if commenced, may be discontinued at any time.

We or the selling shareholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. if so, the third party may use securities pledged by or borrowed from us or the selling shareholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us or the selling shareholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement or a post-effective amendment.

We or the selling shareholder may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities offered by this prospectus or otherwise.

TAXATION

Material income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

ENFORCEABILITY OF CIVIL LIABILITIES

We were incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We were incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and provides less protection for investors. In addition, Cayman Islands companies do not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our executive officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, most of our directors and executive officers are nationals or residents of jurisdictions other than the United States and substantially all of their assets are located outside the United States. As a result, it may be difficult or impossible for you to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our executive officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Walkers (Hong Kong), our counsel as to Cayman Islands law, and King & Wood Mallesons, our counsel as to PRC law, have advised us that there is uncertainty as to whether the courts of the Cayman Islands or the PRC would, respectively, (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States and (2) entertain original actions brought in the Cayman Islands or the PRC against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Cayman Islands

Walkers (Hong Kong) has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Walkers (Hong Kong) has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

In addition, Walkers (Hong Kong) has advised us that there is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the Cayman Islands will generally recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that such judgment (i) is final and conclusive, (ii) is one in respect of which the foreign court had jurisdiction over the defendant according to Cayman Islands conflict of law rules; (iii) is either for a liquidated sum not in respect of penalties or taxes or a fine or similar fiscal or revenue obligations or, in certain circumstances, for in personam non-money relief, and (iv) was neither obtained in a manner, nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

China

King & Wood Mallesons has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedure Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedure Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. King & Wood Mallesons has advised us further that under PRC law, a foreign judgment, which does not otherwise violate basic legal principles, state sovereignty, safety or social public interest, may be recognized and enforced by a PRC court, based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. As there existed no treaty or other form of reciprocity between China and the United States governing the recognition and enforcement of judgments as of the date of this prospectus, including those predicated upon the liability provisions of the United States federal securities laws, there is uncertainty whether and on what basis a PRC court would enforce judgments rendered by United States courts.

LEGAL MATTERS

We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain legal matters of United States federal securities and New York state law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and legal matters as to Cayman Islands law will be passed upon for us by Walkers (Hong Kong). Certain legal matters as to PRC law will be passed upon for us by King & Wood Mallesons. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, such counsel will be named in the applicable prospectus supplement relating to any such offering. Wilson Sonsini Goodrich & Rosati, Professional Corporation may reply upon Walkers (Hong Kong) with respect to matters governed by Cayman Islands law. Wilson Sonsini Goodrich & Rosati, Professional Corporation and Walkers (Hong Kong) may reply upon King & Wood Mallesons with respect to matters governed by PRC law.

EXPERTS

The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2018 have been so incorporated in reliance on the report of PricewaterhouseCoopers Zhong Tian LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The office of PricewaterhouseCoopers Zhong Tian LLP is located at 11/F, PricewaterhouseCoopers Center, 2 Corporate Avenue, 202 Hu Bin Road, Huangpu District, Shanghai 200021, People’s Republic of China.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and Section 16 short swing profit reporting for our officers and directors and for holders of more than 10% of our Class A ordinary shares. All information filed with the SEC can be obtained over the internet at the SEC’s website at www.sec.gov or inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 or visit the SEC website for further information on the operation of the public reference rooms. We also maintain a website at www.qutoutiao.net, but information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any prospectus supplement. You should not regard any information on our website as a part of this prospectus or any prospectus supplement.

This prospectus is part of a registration statement we have filed with the SEC. This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations. You should review the information and exhibits in the registration statement for further information on us and the securities we are offering. Statements in this prospectus and any prospectus supplement concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.